UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Rowan Companies plc

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Rowan Companies plc

Mitre House, 160 Aldersgate Street, London EC1A 4DD

Registered Company No. 07805263

Notice of 2014 Annual General Meeting of Shareholders to be held April 25, 2014

Rowan Companies plc, a public limited company incorporated under English law (the “Company,” “Rowan,” or “we,”), will hold its 2014 annual general meeting of shareholders (the “Meeting”) on Friday, April 25, 2014, beginning at 8:00 a.m., London time (3:00 a.m., New York time), at The Four Seasons Hotel, Hamilton Place, Park Lane, London, United Kingdom W1J 7DR. At the Meeting, you will be asked to consider and approve the resolutions below.

1.	An ordinary resolution to elect Thomas P. Burke as a Class I Director for a term to expire at the annual general meeting of shareholders to be held in 2015.

2.	An ordinary resolution to elect William T. Fox III as a Class I Director for a term to expire at the annual general meeting of shareholders to be held in 2015.

3.	An ordinary resolution to elect Sir Graham Hearne as a Class I Director for a term to expire at the annual general meeting of shareholders to be held in 2015.

4.	An ordinary resolution to elect Lord Moynihan as a Class II Director for a term to expire at the annual general meeting of shareholders to be held in 2015.

5.	An ordinary resolution to elect John J. Quicke as a Class II Director for a term to expire at the annual general meeting of shareholders to be held in 2015.

6.	An ordinary resolution to elect W. Matt Ralls as a Class II Director for a term to expire at the annual general meeting of shareholders to be held in 2015.

7.	An ordinary resolution to elect Tore I. Sandvold as a Class II Director for a term to expire at the annual general meeting of shareholders to be held in 2015.

8.	An ordinary resolution to ratify the Audit Committee’s appointment of Deloitte & Touche LLP as our U.S. independent registered public accounting firm for 2014.

9.	An ordinary resolution to re-appoint Deloitte LLP as our U.K. statutory auditor under the U.K. Companies Act 2006 (to hold office until the conclusion of the next annual general meeting at which accounts are laid before the Company).

10.	An ordinary resolution to authorize the Audit Committee to determine our U.K. statutory auditors’ remuneration.

11.	An ordinary resolution of a binding vote to approve Rowan Companies plc’s Directors’ Remuneration Policy (in accordance with requirements applicable to U.K. companies).

12.	An ordinary resolution of a non-binding advisory vote to approve Rowan Companies plc’s U.K. statutory Implementation Report for the year ended December 31, 2013 (in accordance with requirements applicable to U.K. companies).

13.	An ordinary resolution of a non-binding advisory vote to approve Rowan Companies plc’s named executive officer compensation as reported in this proxy statement (in accordance with requirements applicable to companies subject to SEC reporting requirements under the Exchange Act).

Please refer to this proxy statement for detailed information on each of these proposals. Pursuant to our Articles of Association, no matters other than proposals 1—13 above may be brought at this Meeting.

Resolutions in proposals 1—11 will be proposed as ordinary binding resolutions, which means that, assuming a quorum is present, each such resolution 1—11 will be approved if a simple majority of votes cast are cast in favor thereof.

With respect to the non-binding ordinary resolution in proposal 12 regarding approving our U.K. statutory Implementation Report for the year ended December 31, 2013 and the non-binding advisory vote in proposal 13 regarding our named executive officer compensation as reported in this proxy statement, the result of the vote for each proposal will not require the Board of Directors or any committee thereof to take any action. Our Board of Directors values the opinions of our shareholders as expressed through advisory votes and other communications. The Board of Directors will carefully consider the outcome of the advisory vote on each proposal.

During the Meeting, our Board of Directors will lay before the Company our U.K. annual report and accounts for the year ended December 31, 2013, which report includes our statutory accounts, the U.K. statutory Directors’ Report and the statutory Auditors’ Report for the year ended December 31, 2013. Our Board of Directors will also provide an opportunity for shareholders to raise questions in relation to the annual report and accounts.

Only shareholders of record of Class A Ordinary Shares as of the close of business in New York City on Monday, March 3, 2014 are entitled to notice of and to vote at the Meeting and at any adjournment or postponement of the Meeting. A list of the shareholders entitled to vote at the Meeting is available at our Houston, Texas office. In accordance with the provisions in the U.K. Companies Act 2006 and in accordance with our Articles of Association, a shareholder of record is entitled to appoint another person as his or her proxy to exercise all or any of his or her rights to attend and to speak and vote at the Meeting and to appoint more than one proxy in relation to the Meeting (provided that each proxy is appointed to exercise the rights attached to a different share or shares held by him or her). Such proxy need not be a shareholder of record.

We appreciate the continuing interest of our shareholders in the business of Rowan Companies plc, and we hope you will be able to attend the Meeting. Please contact the undersigned if you plan to attend the Meeting in person.

By order of the Board of Directors,

Melanie M. Trent

Company Secretary

March 14, 2014

Important Notice Regarding the Availability of

Proxy Materials for the Shareholder

Meeting to be Held on April 25, 2014

This proxy statement and our annual report, including consolidated financial statements for the year ended December 31, 2013, and the means to vote by Internet, are available at www.proxyvote.com.

Your Vote is Important

Your vote is very important, regardless of the number of shares you own. Whether or not you are able to attend the Meeting in person, it is important that your shares be represented. Please vote as promptly as possible by telephone or via the Internet or by signing, dating and returning the proxy card mailed to those who receive paper copies of this proxy statement. Voting promptly, regardless of the number of shares you hold, will aid us in reducing the expense of an extended proxy solicitation. If you hold Rowan Companies plc Class A Ordinary Shares with a broker or bank, you may also be eligible to vote by telephone or via the Internet. For specific information regarding the voting of your shares, please refer to the section entitled “Questions and Answers About the Meeting and Voting.”

Proxy Statement Summary	1

Questions and Answers About the Meeting and Voting	3

Corporate Governance	9

Proposals 1 through 7 Election of Directors	17

Director Nominees	17

Committees of the Board of Directors	19

Director Compensation and Attendance	23

Security Ownership of Certain Beneficial Owners and Management	25

Compensation Committee Report	27

Compensation Committee Interlocks and Insider Participation	27

Compensation Discussion and Analysis and Rowan Companies PLC U.K. Statutory Directors’ Remuneration Report – Part I	28

Executive Compensation	51

Proposal No. 8 An Ordinary Resolution to Ratify the Audit Committee’s Appointment of Deloitte & Touche LLP as our U.S. Independent Registered Public Accounting Firm for 2014	60

Proposal No. 9 An Ordinary Resolution to Re-Appoint Deloitte LLP as our U.K. Statutory Auditor under the UK Companies Act 2006 (to hold office until the conclusion of the next Annual General Meeting at which accounts are laid before the Company)	60

Proposal No. 10 An Ordinary Resolution to Authorize the Audit Committee to determine our U.K. Statutory Auditors’ Remuneration	61

Audit Committee Report	61

Proposal No. 11 An Ordinary Resolution of a Binding Vote to Approve Rowan Companies PLC’s Directors’ Remuneration Policy (in Accordance with Requirements Applicable to U.K. Companies)	64

Proposal No. 12 An Ordinary Resolution of a Non-Binding Advisory Vote to Approve Rowan Companies PLC’s U.K. Statutory Implementation Report (in Accordance with Requirements Applicable to U.K. Companies)	65

Proposal No. 13 An Ordinary Resolution of a Non-Binding Advisory Vote to Approve Rowan Companies PLC’s Named Executive Officer Compensation as Reported in this Proxy Statement (in Accordance with Requirements Applicable to Companies Subject to SEC Reporting Requirements under The Exchange Act)	66

Additional Information	67

PROXY STATEMENT FOR THE 2014 ANNUAL GENERAL MEETING OF SHAREHOLDERS OF

ROWAN COMPANIES PLC

This proxy statement relates to the solicitation of proxies by the Board of Directors of Rowan Companies plc (the “Board”) for use at the 2014 annual general meeting of shareholders (the “Meeting”) to be held on Friday, April 25, 2014, beginning at 8:00 a.m., London time (3:00 a.m., New York time), at the Four Seasons Hotel, Hamilton Place, Park Lane, London, United Kingdom W1J 7DR, and at any adjournment or postponement of the Meeting.

The proxy is solicited by the Board and is revocable by you any time before it is voted. This proxy statement, form of proxy and voting instructions are being made available to you on or about March 14, 2014 at www.proxyvote.com. You may also request a printed copy of this proxy statement and the form of proxy by any of the following methods: (a) telephone at +1-800-579-1639; (b) Internet at www.proxyvote.com; or (c) e-mail at sendmaterial@proxyvote.com. Our annual report on Form 10-K, including consolidated financial statements for the year ended December 31, 2013 (“annual report”) and the UK Annual Accounts and Reports, are being made available at the same time and by the same methods. The annual report is not to be considered as a part of the proxy solicitation material or as having been incorporated by reference.

Our registered office is located at Mitre House, 160 Aldersgate Street, London EC1A 4DD and our principal executive office is located at 2800 Post Oak Blvd., Suite 5450, Houston, Texas 77056. Our telephone number in our Houston office is +1-713-621-7800 and our website address is www.rowancompanies.com. Information contained on our website, including information referred to in this proxy statement, is not to be considered as part of the proxy solicitation material and is not incorporated into this proxy statement.

On May 4, 2012, we completed the reorganization of Rowan Companies, Inc., a Delaware corporation (“Rowan Delaware”), pursuant to which Rowan Companies plc became the publicly held parent company of Rowan Delaware and its subsidiaries. We refer to this transaction as the “redomestication.” In connection with the redomestication, holders of the common stock of Rowan Delaware (“common stock”) received Class A Ordinary Shares of Rowan Companies plc, par value U.S. $0.125 per share, in lieu of their common stock. Our Class A Ordinary Shares trade on the New York Stock Exchange (“NYSE”) under the symbol “RDC.”

As a result of the redomestication, unless the context indicates otherwise, in this proxy statement all references to “shares” relating to a date prior to May 4, 2012 refer to common stock of Rowan Delaware, while all references to “shares” relating to a date on or after May 4, 2012 refer to Class A Ordinary Shares of Rowan Companies plc. Similarly, in this proxy statement, we refer to Rowan Companies plc as the “Company,” “Rowan,” “we,” “our” or “us.” However, similar references for any date or period prior to May 4, 2012 refer to Rowan Delaware, as the context may require.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider. You should read the entire proxy statement carefully before making any voting decisions. For more complete information regarding our 2013 fiscal year performance, please review our annual report on Form 10-K for the period ended December 31, 2013. This proxy statement, our 2013 annual report and a proxy card are first being sent or distributed to shareholders on or about March 14, 2014.

Voting Matters and Board Recommendations

The Board recommends that you vote as follows:

	Proposal to be Voted Upon	Recommendation

Proposal No. 1	Election of Thomas P. Burke as a Class I Director for a term to expire at the annual general meeting of shareholders to be held in 2015	“FOR”

Proposal No. 2	Election of William T. Fox as a Class I Director for a term to expire at the annual general meeting of shareholders to be held in 2015	“FOR”

Proposal No. 3	Election of Sir Graham Hearne as a Class I Director for a term to expire at the annual general meeting of shareholders to be held in 2015	“FOR”

Proposal No. 4	Election of Lord Moynihan as a Class II Director for a term to expire at the annual general meeting of shareholders to be held in 2015	“FOR”

Proposal No. 5	Election of John J. Quicke as a Class II Director for a term to expire at the annual general meeting of shareholders to be held in 2015	“FOR”

Proposal No. 6	Election of W. Matt Ralls as a Class II Director for a term to expire at the annual general meeting of shareholders to be held in 2015	“FOR”

Proposal No. 7	Election of Tore I. Sandvold as a Class II Director for a term to expire at the annual general meeting of shareholders to be held in 2015	“FOR”

Proposal No. 8	Ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as our U.S. independent registered public accounting firm for 2014	“FOR”

Proposal No. 9	Re-appointment of Deloitte LLP as our U.K. statutory auditors under the U.K. Companies Act 2006 (to hold office until the conclusion of the next annual general meeting at which accounts are laid before the Company)	“FOR”

Proposal No. 10	Authorization of the Audit Committee to determine our U.K. statutory auditors’ remuneration	“FOR”

Proposal No. 11	Approval of a binding vote of our Directors’ Remuneration Policy (in accordance with requirements applicable to U.K. companies)	“FOR”

Proposal No. 12	Approval of a non-binding advisory vote of our U.K. statutory Implementation Report for the year ended December 31, 2013 (in accordance with requirements applicable to U.K. companies)	“FOR”

Proposal No. 13	Approval of a non-binding advisory vote of our named executive officer compensation as reported in this proxy statement (in accordance with requirements applicable to companies subject to SEC reporting requirements under the Exchange Act)	“FOR”

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

When and where is the Meeting?

The Meeting will be held on Friday, April 25, 2014, beginning at 8:00 a.m., London time (3:00 a.m., New York time) at the Four Seasons Hotel, Hamilton Place, Park Lane, London, United Kingdom W1J 7DR.

Who may attend the Meeting?

Only shareholders who own shares as of March 3, 2014 (the “record date”) may attend the Meeting. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding shares in “street name” through brokerage accounts or by a bank or other nominee may be asked to show a brokerage statement or account statement reflecting share ownership as of the record date in order to obtain admittance to the Meeting. Cameras, recording devices and other electronic devices will not be permitted at the Meeting.

What is the difference between holding shares in “street name” and as a “shareholder of record?”

If you are registered on our register of members in respect of shares, you are considered a shareholder of record with respect to those shares, and these proxy materials are being made available or sent directly to you by us.

If your shares are held in a stock brokerage account or by a broker, bank or other nominee, you are considered to hold shares in “street name,” and these proxy materials are being made available or forwarded to you by your broker, bank or other nominee who is considered the shareholder of record with respect to those shares. If you hold shares in “street name,” you have the right to direct your broker, bank or other nominee on how to vote your shares by following the instructions for voting on the proxy card.

Who is entitled to vote at the Meeting?

You are entitled to vote at the Meeting or any adjournment or postponement thereof if you owned shares as of the close of business on the record date. As of the record date, there were approximately 124,218,218 outstanding shares entitled to vote at the Meeting. Subject to disenfranchisement in accordance with applicable law and/or our Articles of Association, each share is entitled to one vote on each matter properly brought before the Meeting. No other class of securities is entitled to vote at the Meeting. Pursuant to our Articles of Association, cumulative voting rights are prohibited.

A complete list of shareholders of record entitled to vote will be open to the examination of any shareholder for any purpose relevant to the Meeting for a period of 10 days prior to the Meeting at our offices in Houston, Texas during ordinary business hours. This list will also be available at the location of the Meeting and open to the examination of any shareholder present at the Meeting.

What is a proxy statement and what is a proxy?

A proxy statement is a document that U.S. Securities and Exchange Commission (“SEC”) regulations require us to provide you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy is your legal designation of another person to vote the shares you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. We have designated the following officers as proxies for the Meeting: W. Matt Ralls, Thomas P. Burke, J. Kevin Bartol and Melanie M. Trent.

Why did I receive these proxy materials?

We are providing this Meeting notice, proxy statement, proxy card and 2013 annual report (collectively, the “proxy materials”) in connection with the solicitation by our Board of proxies to be voted at our Meeting and any continuation, adjournment or postponement thereof. This proxy statement contains information you should consider when deciding how to vote in connection with the Meeting. We are first sending the proxy materials to shareholders on or about March 14, 2014.

Who is soliciting my proxy to vote my shares?

Our Board is soliciting your proxy for our representatives to vote your shares. Your proxy will be effective for the Meeting and at any adjournment or postponement of that Meeting.

Why did I receive a notice of Internet availability of proxy materials instead of printed proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a notice of Internet availability of proxy materials (the “notice”) to our shareholders. All shareholders will have the ability to access the proxy materials on the website referenced in the notice. You may also request to receive a printed set of the proxy materials. The notice which contains instructions on how to access this proxy statement and our annual report, how to vote online or how to request a printed copy by mail. We encourage you to take advantage of the proxy materials on the Internet. By opting to receive the notice of availability and accessing your proxy materials online, you will save us the cost of producing and mailing documents and reduce the amount of mail you receive and help preserve environmental resources.

Why did I not receive a notice of the Internet availability of proxy materials?

If you elected to receive proxy materials by mail or e-mail for any of your holdings in the past, you were automatically enrolled in the same process for all of your share holdings this year. If you would like to change the method of delivery, please follow the instructions in the notice or in the question entitled “Can I choose the method in which I receive future proxy materials?” below.

How can I access the proxy materials over the Internet?

Pursuant to rules adopted by the SEC, we provide shareholders access to the proxy materials for the Meeting over the Internet. The proxy materials for the Meeting are available at www.proxyvote.com. To access these materials and to vote, follow the instructions shown on the notice, the proxy card, or the voting instruction card from your broker.

Can I receive paper copies of the proxy materials?

You may request paper copies of the proxy materials, including our 2013 annual report, by calling +1-800-579-1639, using the website www.proxyvote.com, by e-mail at sendmaterial@proxyvote.com or by writing to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Can I choose the method in which I receive future proxy materials?

There are three methods by which shareholders of record and beneficial owners may receive future proxy materials or notice thereof:

•	Notice and Access: We furnish proxy materials over the Internet and mail the notice to most shareholders.

•

E-Mail: If you would like to have earlier access to proxy materials and reduce our costs of printing and delivering the proxy materials, you can instruct us to send all future proxy materials to you via e-mail. If you request future proxy materials via e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials via e-mail will remain in effect until you change it. If you desire to receive all future materials electronically, please visit www.proxyvote.com and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

•	Mail: You may request distribution of paper copies of future proxy materials by mail by calling +1-800-579-1639, using the website www.proxyvote.com, by e-mail at sendmaterial@proxyvote.com or by writing to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

What are the requirements to elect the directors and approve each of the other proposals?

You may cast your vote for or against the resolutions considered in proposals 1 through 13 or abstain from voting your shares on one or more of these resolutions.

Resolutions in proposals 1—11 will be proposed as ordinary binding resolutions, which means that, assuming a quorum is present, each such resolution considered in proposals 1—11 will be approved if a simple majority of the votes cast are cast in favor thereof. For instance, in regard to the election of directors at the Meeting, a nominee for director will be elected to the Board if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election. Under our Articles of Association, when a quorum is present, a nominee seeking election to a directorship will be elected if a majority of the votes cast for or against are cast in favor of the resolution to elect the director.

The ordinary resolution in proposal 12 regarding approving our U.K. statutory Implementation Report for the year ended December 31, 2013 (“U.K. Implementation Report”) and proposal 13 regarding the compensation of our named executive officers (“NEOs”) as reported in this proxy statement are advisory in nature. Our Board values your opinion and will carefully consider the outcome of the advisory vote on each proposal.

What constitutes a quorum?

For the purposes of the Meeting, the shareholders present in person or by proxy who represent at least a majority of our shares entitled to vote at the Meeting will constitute a quorum.

How do I vote my shares?

If you hold shares in “street name,” you should follow the directions provided by your broker, bank or other nominee. You may submit instructions by telephone or via the Internet to your broker, bank or other nominee, or request and return a paper proxy card to your broker, bank or other nominee. We will distribute written ballots to anyone who wants to vote in person at the Meeting. If you hold shares in “street name,” you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspector of election with your ballot to be able to vote at the Meeting.

If you are a “shareholder of record,” you may appoint a proxy to vote on your behalf using any of the following methods:

•	by telephone using the toll-free telephone number shown on the proxy card;

•	via the Internet as instructed on the proxy card;

•	by completing and signing the proxy card and returning it in the prepaid envelope provided; or

•	by written ballot at the Meeting.

Telephone and Internet proxy appointment facilities for shareholders of record will be available 24 hours a day. If you give instructions as to your proxy appointment by telephone or via the Internet, such instructions must be received by 11:59 p.m. (New York time) on April 23, 2014. If you properly give instructions as to your proxy appointment by telephone, via the Internet or by executing and returning a paper proxy card, and your proxy appointment is not subsequently revoked, your shares will be voted in accordance with your instructions.

Can I vote my shares by completing and returning the notice?

No. The notice simply instructs you how to vote.

What if I receive more than one notice or proxy card?

If you hold your shares in more than one account, you will receive a notice or proxy card for each account. To ensure that all of your shares are voted, please sign, date and return all proxy cards or use each proxy card or notice to vote by telephone or via the Internet. Please be sure to vote all of your shares.

How will my shares be voted if I do not specify how they should be voted?

If your proxy does not indicate how you want your shares to be voted, your shares will be voted by the persons appointed as proxies in accordance with the recommendations of the Board.

Can I change my vote?

If you hold shares in “street name,” you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the Meeting if you obtain a legal proxy as described in the question entitled “How do I vote my shares?”

If you are a shareholder of record, you can change your vote or revoke your proxy at any time before the Meeting by:

•	entering a later-dated proxy by telephone or via the Internet;

•	delivering a valid, later-dated proxy card;

•	sending written notice to the Office of the Secretary; or

•	voting by ballot in person at the Meeting.

All shares that have been properly voted and not revoked will be voted at the Meeting. Attending the Meeting without taking further action will not automatically revoke your prior telephone or Internet vote or your proxy.

If you hold shares in “street name” through a broker, will my broker vote my shares for me?

NYSE rules determine whether resolutions presented at shareholder meetings are “discretionary” or “non-discretionary” with respect to broker voting. If a resolution is discretionary, a broker may vote on the resolution without voting instructions from the owner. If determined to be discretionary by the NYSE under NYSE rules, the resolutions to ratify the appointment of Deloitte & Touche LLP as our U.S. independent registered public accounting firm for 2014 (Proposal 8), to re-appoint Deloitte LLP as our U.K. statutory auditors under the U.K. Companies Act 2006 (Proposal 9), and to authorize the Audit Committee to determine our U.K. statutory auditors’ remuneration (Proposal 10) are considered discretionary. This means that brokerage firms may vote in their discretion on these resolutions on behalf of clients who have not furnished voting instructions at least 10 days before the date of the Meeting.

In contrast, if determined by the NYSE, all of the other proposals, including the resolutions to elect directors (Proposals 1—7), to approve the U.K. Directors’ Remuneration Policy (Proposal 11), to approve by advisory vote the U.K. Implementation Report (Proposal 12), and to submit an advisory vote on NEO compensation (Proposal 13) are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the Meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval.

What happens if I abstain or withhold my vote on any proposal?

Abstentions are counted as present in determining whether the quorum requirement is satisfied. In determining the number of votes cast in respect of any resolution, shares that abstain from voting or shares not voted will not be treated as votes cast and will not be taken into account in determining the outcome of any of the proposals.

Who will count the votes?

Broadridge Financial Solutions, Inc. will count the votes and submit them to our inspector of election. The inspector of election will be present at the Meeting.

When will Rowan announce the voting results?

We will announce the preliminary voting results at the Meeting. We will report the final results in a Current Report on Form 8-K filed with the SEC. We will also post preliminary results of voting at the Meeting on our website promptly after the Meeting.

What is “householding?”

SEC rules now allow us to deliver a single copy of an annual report and proxy statement to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. This rule benefits both you and Rowan. We believe it eliminates irritating duplicate mailings that shareholders living at the same address receive and it reduces our printing and mailing costs. This rule applies to any annual report or proxy statement. Each shareholder will continue to receive a separate proxy card or voting instruction card.

Your household may have received a single set of proxy materials this year. If you prefer to receive your own copy, or if you have received multiple copies and prefer a single set, please make your request by calling +1-800-579-1639, using the website www.proxyvote.com, by e-mail at sendmaterial@proxyvote.com or in writing to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If a broker, bank or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing shareholders to consent to such elimination, or through implied consent if a shareholder does not request continuation of duplicate mailings. Since not all brokers and nominees may offer shareholders the opportunity this year to eliminate duplicate mailings, you may need to contact your broker, bank or nominee directly to discontinue duplicate mailings to your household.

May shareholders ask questions at the Meeting?

Yes. The chairman of the Meeting will answer questions from shareholders during a designated question and answer period during the Meeting. In order to provide an opportunity for everyone who wishes to ask a question, shareholders may be limited to two minutes each to present their question. When speaking, shareholders must direct questions to the chairman and confine their questions to matters that relate directly to the business of the Meeting.

Who will pay for the cost of this proxy solicitation?

We solicit the proxies and will bear the entire cost of this solicitation. The initial solicitation of proxies may be supplemented by additional mail communications and by telephone, fax, e-mail, Internet and personal solicitation by our directors, officers or other employees, or our proxy solicitor. No additional compensation for soliciting proxies will be paid to our directors, officers or other employees for their proxy solicitation efforts. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies at a cost of $13,500 plus reasonable out-of-pocket expenses. We also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses in sending these materials to you.

Are there any other matters to be acted upon at the Meeting?

No. Pursuant to our Articles of Association, no matters other than proposals 1—13 may be brought at this Meeting. We have not been notified of, and our Board is not aware of, any other matters to be presented for action at the Meeting.

What can I do if I have audit concerns?

Under section 527 of the U.K. Companies Act 2006, shareholders meeting the threshold requirements set out in that section have the right to require us to publish on a website a statement setting out any matter relating to: (i) the audit of our accounts (including the auditor’s report and the conduct of the audit) that are to be laid before the Meeting or (ii) any circumstance connected with our auditor ceasing to hold office since the previous meeting at which annual accounts and reports were laid in accordance with section 437 of the U.K. Companies Act 2006. We may not require the shareholders requesting any such website publication to pay its expenses in complying with section 527 or 528 of the U.K. Companies Act 2006. Where we are required to place a statement on a website under section 527 of the U.K. Companies Act 2006, we must forward the statement to our auditor not later than the time when we make the statement available on the website. The business that may be dealt with at the Meeting includes any statement that we have been required under section 527 of the U.K. Companies Act 2006 to publish on a website.

Who is the transfer agent?

Our transfer agent is Computershare Trust Company, N.A. All communications concerning shareholder of record accounts, including address changes, name changes, share transfer requirements and similar issues can be handled by contacting Computershare Trust Company, N.A. at +1-888-868-8111 (within the U.S., U.S. Territories and Canada), +1-732-491-4324 (outside the U.S., U.S. Territories and Canada), or in writing at P.O. Box 43078 Providence, RI 02940-3078 or in writing by overnight delivery at 250 Royall Street, Canton, MA 02021.

If you have any further questions about voting or attending the Meeting, please contact our proxy solicitor, Innisfree M&A Incorporated; Shareholders call toll-free at: +1-888-750-5834 (within the U.S. and Canada) or 00 800 4664 7000 (internationally); Banks and Brokers call collect at: +1-212-750-5833 or +44 20 7710 9960; Email: info@innisfreema.com.

CORPORATE GOVERNANCE

Corporate Governance Actions

The Board proactively addresses the Company’s corporate governance policies including effecting corporate governance improvements, engaging closely with shareholders, recruiting new talent for the management team and the Board, and improving processes and procedures throughout the Company. Specific examples include:

•	Approving the elimination of a classified Board and phased in declassification, which will result in all of our directors being elected for one-year terms beginning at our annual general meeting in 2015;

•	Changing our place of incorporation to England, a country with a stable and well-developed legal system that we believe encourages high standards of corporate governance and provides shareholders with substantial rights;

•	Continuing to engage in a process to “refresh” the Board by adding four new independent directors (Messrs. Quicke and Hix in 2009, Ms. Nimocks in 2012 and Mr. Sandvold in 2013), as well as Dr. Burke as a nominee at the 2014 meeting upon the retirement of Mr. Lentz, our current Chairman, and continuing to review the skills, experience and tenure of each of our Board members to ensure appropriate membership for the future;

•	Maintaining a majority of independent Board members, and appointing an independent Lead Director when, subject to his re-election by shareholders, Mr. Ralls, our current Chief Executive Officer (“CEO”), is appointed as Executive Chairman;

•	Terminating our shareholder rights plan;

•	Effecting improvements to our Corporate Governance Guidelines (“Guidelines”), Nominating & Corporate Governance Committee charter and constituent documents to provide better corporate governance; and

•	Phasing out the eight remaining excise tax gross-ups in change of control agreements by April 2016.

In addition, in April 2010, we eliminated supermajority voting provisions in our charter documents. However, as a U.K. domiciled company, we are now subject to the U.K. Companies Act 2006 which has mandatory provisions requiring 75% shareholder approval in certain circumstances (which cannot be waived by our shareholders).

Corporate Governance Guidelines

Our Board has adopted Guidelines that, along with the charters of the Board committees, provide the framework for the governance of the Company. The Board’s Nominating & Corporate Governance Committee is responsible for overseeing and reviewing the Guidelines at least annually, and recommending any proposed changes to the Board for approval. The Guidelines are available on our website at www.rowancompanies.com under “Investor Relations–Governance.”

New Executive Chairman; Appointment of Independent Lead Director

Mr. Lentz currently serves as the Chairman of the Board, with Mr. Ralls serving as CEO and a director. As previously announced, Mr. Lentz is retiring from the Board and not standing for election at the Meeting, and Mr. Ralls will be retiring as CEO and will be appointed by the Board to the role of Executive Chairman, subject to his re-election by shareholders. Following Mr. Ralls’ retirement as CEO, Dr. Burke will assume the additional role of CEO of the Company, and, subject to his election by sharehdolers, as director.

As part of the Company’s succession planning and subject to his re-election by shareholders, Mr. Ralls has agreed to serve as Executive Chairman, subject to his re-election by shareholders, for a transition period of two years until the 2016 annual meeting of shareholders, at which time he plans to retire from the Board. The Board has determined that Mr. Ralls’ extensive experience and leadership in the energy industry and as President and CEO of the Company since 2009 are invaluable, and his continued involvement with the Company as Executive Chairman will help the Board leverage his expertise and knowledge during the transition period as Dr. Burke assumes the role of CEO. In addition, as Executive Chairman, Mr. Ralls will continue to be a spokesperson for the Company and industry, chair all regular sessions of the Board and, in consultation with the Lead Director and with input from the CEO, set the agenda for Board meetings.

In connection with Mr. Ralls’ appointment as Executive Chairman and subject to his re-election by shareholders, the independent members of the Board will appoint Sir Graham Hearne to be the independent Lead Director, effective as of Mr. Ralls’ appointment as Executive Chairman. The Lead Director will assist the Executive Chairman and the remainder of the Board in assuring effective corporate governance and in managing the affairs of the Board and the Company. The Lead Director will have at least the following responsibilities:

•	Preside at all meetings of the Board at which the Executive Chairman is not present, including executive sessions of the independent directors;

•	Serve as liaison between the Executive Chairman, CEO and the independent directors;

•	Approve information sent to the Board;

•	Approve meeting agendas for the Board;

•	Approve meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	Have authority to call meetings of the independent directors and special meetings of the Board;

•	If requested by major shareholders, be available for consultation and direct communication;

•	Be available to the Executive Chairman for advice and counsel and to provide support on issues of significance to the Company;

•	Act as a focus for the views of the independent directors with respect to the strategic issues facing the Company;

•	Act as a facilitator for the Executive Chairman and CEO in fulfilling Board duties; and

•	May recommend to the Executive Chairman the retention of outside advisors and consultants who report directly to the Board.

In addition, the Lead Director may attend all meetings of the committees of the Board and will serve a minimum term of one year.

Executive Sessions of the Board

During each of our Board’s regularly scheduled meetings, the non-executive directors meet in executive session with the Chairman and will also meet after the meeting with the Lead Director presiding.

Specific Experience, Qualifications and Skills of the Members of Our Board

Our Board is comprised of highly qualified individuals with unique and special skills that we believe assist in effective management of the Company for the benefit of our shareholders. Each of our directors possesses certain experience, qualifications, attributes and skills, as further described below, that led to our conclusion that he or she should serve as a member of our Board.

In addition to the biographical information contained under the heading “Election of Directors – Director Nominees” and “Election of Directors – Continuing Directors,” the following table shows additional experience and qualifications of our individual directors and nominees:

Director	Specific Qualifications and Skills

Thomas P. Burke

•    Current President and Chief Operating Officer (“COO”) of the Company

•    Industry experience serving as CEO and President of LeTourneau Technologies, Inc. and Division President and Vice President of Corporate Development of an oilfield services company

William T. Fox III	• Financial expertise • Over 30 years in commercial banking, lending to energy companies • Service as chairman of a compensation committee and member of an audit committee on another board

Sir Graham Hearne

•    CEO or Chairman for 18 years of independent exploration and production company with extensive international operations

•    Chief Financial Officer (“CFO”) of major U.K. public company for three years

•    Over 40 years of experience as an independent director of a number of public and private enterprises

•    Significant experience as a member of compensation, audit and governance committees

•    Extensive investment banking and legal experience

Thomas R. Hix

•    Many years of financial and mergers and acquisitions experience, including as CFO of a public oil and gas services company for 17 years

•    Board member of public exploration and production company and public board service for 14 years

•    Significant management experience in offshore contract drilling

•    Former Certified Public Accountant (“CPA”)

Lord Moynihan

•    Former Minister of Energy, United Kingdom; significant government experience related to energy policy

•    Executive positions and consulting in oil and gas industry

•    Significant international energy experience.

•    Service on public companies including audit committee experience

•    Significant health, safety and environment expertise

•    Minister responsible for implementing world leading offshore safety regulations

•    Political experience as Member of the British House of Commons for 10 years and current Member of the House of Lords

Suzanne P. Nimocks

•    Over 20 years of experience in a global management consulting firm, focusing on international energy clients, strategic planning and risk management

•    Significant management expertise gained from managing a large office of an international consulting firm

•    Service on compensation, audit and corporate governance committees of publicly traded companies, including as chairperson of a compensation committee

P. Dexter Peacock

•    Experience managing a large law firm; expertise in mergers, acquisitions and securities law; 35 years as a practicing attorney

•    Advisor to boards of directors of public companies for over 30 years

•    Extensive international transactional experience

•    Service on the boards of international and domestic companies

John J. Quicke	• Board service on eight public companies over 15 years • Significant operating experience for over 20 years • Financial and accounting expertise, including as a CPA

W. Matt Ralls

•    Significant drilling industry experience including service as CEO, COO and CFO of a publicly traded international drilling company for over 15 years

•    Extensive experience as commercial lender to energy industry

•    Service on boards and committees of publicly traded companies

Tore I. Sandvold

•    Over 30 years of experience in the oil and energy industry

•    Significant international oil and energy policy expertise

•    Service on boards and committees of both private and publicly traded companies

Director Independence

The Board, through the Nominating & Corporate Governance Committee, undertakes its annual review of director independence in the first quarter of each year. During the review, the Board considers transactions, charitable contributions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The purpose of this review is to determine whether any transactions, contributions or relationships existed that were inconsistent with a determination that the director is independent.

Certain of our directors serve on boards of directors of, or own minor interests in, companies with which we do business, either as a customer or vendor.

In addition, from time to time, the Company may make a charitable donation at the request of, or in honor of the retirement of, a director. Any contributions are reviewed and approved by the Company’s Charitable Contributions Committee, which is comprised of three officers of the Company. During 2013, in honor of the retirement of Mr. R. G. Croyle, the Company made a charitable donation of $10,000 to a non-profit entity Mr. Croyle has supported for many years.

Mr. Peacock, a director of the Company, retired as a partner of the law firm of Andrews Kurth LLP in 1997. Like other retired partners of the firm, Mr. Peacock retained the title Of Counsel to the firm and receives a fixed annual stipend of $100,000. Mr. Peacock does not actively practice law or participate in the earnings of the firm and is not eligible for bonuses or other incentive payments from the firm. Mr. Peacock’s son, who was an attorney at Andrews Kurth, left the firm in August 2012 and did not personally provide legal services to the Company. The Company seeks legal advice from many different law firms, including Andrews Kurth, for corporate and securities law matters. During 2013, Andrews Kurth billed the Company approximately $320,000 in legal fees, which the Company believes reflected market rates for services rendered. During 2013, the Company received legal services from over 46 law firms around the world. By fees paid, Andrews Kurth ranked approximately third among such firms. The Company believes such fees represented less than 0.025% of the law firm’s 2013 revenues. The engagement of Andrews Kurth was approved by the Board.

The Board reviewed the types of transactions, dollar amounts and significance to the Company of each relationship. The Board affirmatively determined that the transactions between the Company and those entities were not material to either party. As a result of this review, the Board affirmatively determined that all of the directors are independent of the Company and its management, with the exception of Mr. Ralls, our CEO, and subject to his election to the Board, Dr. Burke.

Role of the Board in Risk Oversight

The Board requires that an annual assessment of risk be performed and has delegated to the Audit Committee oversight of that process. The enterprise risk management assessment is designed to take a portfolio view of risk and to identify potential events that may affect the Company, to manage risks to be within our risk profile and to provide reasonable assurance regarding the achievement of Company objectives.

Each year, the management team meets to conduct a thorough assessment of potential risks facing the Company. Risks are rated as to severity and likelihood of threat, and management discusses the efforts in place to mitigate each risk. To the extent the management team believes that mitigation efforts are not sufficient with respect to a significant risk, an initiative to address such risk is identified and assigned to the appropriate management representative. This risk assessment typically occurs during the fourth quarter of each year, followed by a presentation of the results to the Audit Committee during the first quarter of the following year. The Audit Committee reviewed the report in January 2014 and provided a complete report to the Board.

In addition, the Compensation Committee (the “Committee”) is responsible for risks relating to our compensation and benefit plans, and performs an annual review of such risks, typically in first quarter of each year. Below are some of the practices the Committee employs when exercising risk oversight:

•	All NEO compensation decisions are made by the Committee, which is comprised of independent directors only;

•	Our Committee is advised by an independent compensation consultant that performs no other work for executive management or our Company;

•	Our executives do not have employment agreements;

•	The Committee manages our compensation programs to be competitive with those of peer companies and monitors our programs against trends in executive compensation on an annual basis;

•	Our compensation programs are designed in a manner we believe appropriately balances short-term and long-term incentives;

•	Our annual cash bonus program is based on a balanced set of metrics. In addition, the Committee considers the achievement of individual performance and overall corporate performance;

•	Annual cash bonuses are paid only after the Audit Committee has reviewed our audited financial statements for the performance year;

•	Our clawback policy applies to incentive compensation and would generally be triggered with respect to an executive officer in the event of a material accounting restatement due to noncompliance with financial reporting requirements, or the commission of fraud by such executive officer; and

•	The Committee meets regularly with management to understand the financial, human resources and shareholder implications of compensation decisions being made.

Director Selection Process

The Nominating & Corporate Governance Committee is responsible for, among other things, the selection and recommendation to the Board of nominees for election as directors. Working closely with the full Board, the Nominating & Corporate Governance Committee develops criteria for open Board positions, taking into account such factors as it deems appropriate, which may include:

•	current composition of the Board;

•	the range of talents and expertise of our current Board members;

•	experience, skills and diversity which would best complement those already represented on the Board;

•	desire for a substantial majority of independent directors; and

•	need for financial, industry, international or other specialized expertise.

Applying these criteria, the Nominating & Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. From time to time, the committee also retains executive search firms to identify and review candidates.

Once the Nominating & Corporate Governance Committee has identified a prospective nominee (including prospective nominees recommended by shareholders), it makes an initial determination as to whether to conduct a full evaluation. In making this determination, the committee considers the information provided to it with the recommendation of the candidate as well as the committee’s own knowledge and information obtained through inquiries to third parties to the extent it deems appropriate. The preliminary determination is based primarily on the need for additional Board members and the likelihood that the prospective nominee can satisfy the criteria that the committee has established. If the committee determines, in consultation with the Chairman of the Board and other directors as appropriate, that additional consideration is warranted, it may gather additional information about the prospective nominee’s background and experience and report its findings to the committee.

If the Nominating & Corporate Governance Committee decides to proceed with further consideration on the basis of its preliminary review, members of the committee, as well as other members of the Board as appropriate, interview the nominee. After completing this evaluation and interview, the committee makes a recommendation to the full Board, and the full Board makes the final determination whether to nominate or appoint the new director after considering the committee’s recommendation.

Consistent with this process, the Board, on the recommendation of the Nominating & Corporate Governance Committee, appointed Mr. Tore I. Sandvold to fill the vacancy on the Board as a Class II director, effective as of May 31, 2013, immediately upon the retirement of Mr. R. G. Croyle.

A shareholder who desires to recommend a prospective nominee for the Board should notify the Company Secretary or any member of the Nominating & Corporate Governance Committee in writing with whatever supporting material the shareholder considers appropriate. The committee will also consider whether to nominate any person nominated by a shareholder pursuant to the provisions of our Articles of Association relating to shareholder nominations as described in “Shareholder Nominations for Director” below.

Shareholder Nominations for Director

Shareholders of record, whose interest in shares, individually or in the aggregate, represents at least 5% of our paid-up share capital, may nominate candidates for election as directors if they follow the procedures and comply with the deadlines specified in our Articles of Association, as may be amended from time to time. A copy of our Articles of Association is available to any shareholder who makes a written request to the Company Secretary. Qualifying shareholders may submit in writing recommendations for consideration by the Nominating & Corporate Governance Committee to our Company Secretary at 2800 Post Oak Blvd., Suite 5450, Houston, Texas 77056.

Recommendations should contain a detailed discussion of the qualifications of each recommended candidate and any other material information the shareholder wants the Nominating & Corporate Governance Committee to consider. It is expected that, at a minimum, Director nominees would satisfy the following standards:

•	meet the criteria set by the Nominating & Corporate Governance Committee;

•	have the highest professional and personal integrity, values and ethics;

•	be committed to representing the interests of all shareholders of the Company;

•	have sufficient time to carry out their duties effectively;

•	have mature judgment developed through business experience and/or educational background;

•	have the potential to contribute to the effective functioning of the Board as a whole; and

•	meet the criteria of independence and expertise that satisfy applicable NYSE rules and legal regulations.

Shareholder Proposals

Shareholder proposals intended for inclusion in our proxy materials for an annual general meeting of shareholders must be provided to us on a timely basis and satisfy the conditions set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). A shareholder proposal intended for inclusion in our proxy materials for the 2015 annual general meeting of shareholders must be submitted and received in writing by the Company Secretary by November 14, 2014 at 2800 Post Oak Blvd., Suite 5450, Houston, Texas 77056. In addition, our Articles of Association require that proposals of shareholders made outside of Rule 14a-8 under the Exchange Act and nominations for the election of directors at the 2015 annual general meeting of shareholders must be submitted and received, in accordance with the requirements of our Articles of Association, not earlier than 120 days prior to the anniversary of the 2014 annual general meeting of shareholders (December 26, 2014) and not later than 90 days prior to the anniversary of the 2014 annual general meeting of shareholders (January 25, 2015). In the event that the 2015 annual general meeting of shareholders takes place more than 30 days before or more than 70 days after the anniversary of the 2014 annual general meeting then alternative cut-off dates will apply in accordance with our Articles of Association. Shareholders are advised to review our Articles of Association, which contain further details and additional requirements about advance notice of shareholder proposals and director nominations.

Communication with Directors

Shareholders and other interested parties may communicate with the Chairman, the chairs of the Audit, Compensation, and Nominating & Corporate Governance Committees of the Board, or with any of our other independent directors, by sending a letter to the following address: Rowan Companies plc, c/o Company Secretary, 2800 Post Oak Blvd., Suite 5450, Houston, Texas 77056.

Business Conduct Policies

We have a Code of Business Conduct and Ethics that applies to all of our employees and directors and we have a Code of Ethics for Senior Financial Officers of the Company that applies to our CEO, CFO and chief accounting officer. Both policies are available on our website www.rowancompanies.com under “Investor Relations–Governance.”

Related Party Transaction Policy

All transactions with related parties must be made in compliance with the Sarbanes-Oxley Act of 2002, as amended, and our Code of Business Conduct and Ethics. Such transactions must have a legitimate business purpose, and must be on terms no less favorable to us than could be obtained from unrelated third parties. Each year, directors, officers and certain employees are required to complete a questionnaire regarding conflicts of interest, including related party transactions, and provide such information to our Company Secretary and/or Compliance Officer. In addition, pursuant to our Code of Business Conduct and Ethics policy, all directors and employees must report any actual or potential conflicts of interest to our Company Secretary and/or Compliance Officer. Our Company Secretary and/or Compliance Officer reports such matters to our Audit Committee for further review, with consultation with the Board if warranted. Each of the transactions discussed below was reviewed by the Audit Committee and approved by the Board.

The Company employs an individual who is related to one of our NEOs. Since October 2011, Mr. Matt G. Keller, who is the brother of Mr. Mark A. Keller, our Executive Vice President – Business Development, has served as a sales and marketing director. Matt G. Keller previously served as the manager of certain of our properties used for business entertainment (from August 2006 until October 2008) and as a vice president of one of our manufacturing subsidiaries (from January 2002 to August 2006). In 2013, he received approximately $225,000 in cash compensation (including approximately $172,225 in base salary, $51,800 in bonus and a car allowance) plus a grant of restricted share units (“RSUs”) valued at approximately $83,000 on the 2013 grant date.

Hedging and Pledging Policy

Company insiders, which includes our directors, Section 16 officers and other officers and employees designated as insiders as a result of their position and responsibilities, are not permitted to (i) enter into a 10b5-1 plan or pledge or hedge our securities (including a forward sale or similar transaction) without pre-clearance from the General Counsel, (ii) engage in short sales of our securities, directly or indirectly, or (iii) buy or sell put options, call options or other derivatives of our securities, directly or indirectly.

Political Contributions Policy

The Company generally does not use company funds for political contributions. The Company’s Code of Business Conduct and Ethics prohibits the use of company funds and assets for political contributions, directly or indirectly, without the prior written permission from either the Compliance Officer or the General Counsel. Additionally, the Company’s Charitable Contributions policy prohibits the Company from contributing to political campaigns or parties. The Company did not make any political contributions during 2013.

PROPOSALS 1 THROUGH 7

ELECTION OF DIRECTORS

Historically, our Board has been divided into three classes with one class standing for election each year for a three-year term. On April 16, 2012, our shareholders approved our Articles of Association, which require the declassification of the Board over a three-year period beginning in 2013. As a result, the Class I and Class II directors standing for election at the Meeting are being nominated to serve for a one-year term expiring at the 2015 annual general meeting of shareholders. Declassification of our Board will then be complete and all directors will stand for election annually commencing in 2015.

The nominees for Class I director standing for election at the Meeting are:

Thomas P. Burke

William T. Fox III

Sir Graham Hearne

The nominees for Class II director standing for election at the Meeting are:

Lord Moynihan

W. Matt Ralls

John J. Quicke

Tore I. Sandvold

Information with respect to the nominees for Class I and Class II directors and our continuing directors is set forth below. It is the intention of the proxies, unless otherwise instructed, to vote IN FAVOR of each of the ordinary resolutions to elect the Class I and Class II director nominees. The Board has no reason to believe that any nominee named herein will be unable to serve if elected.

DIRECTOR NOMINEES

Nominees for Class I Director

Thomas P. Burke Age 46 Nominee Class I	Dr. Burke is expected to be appointed to the additional role of CEO effective as of the date of the Meeting. Dr. Burke became President of the Company on March 6, 2013 and has served as COO since July 2011. He joined the Company in December 2009 to serve as CEO and President of LeTourneau Technologies, Inc. and served in such capacity until the sale of LeTourneau in June 2011. Prior to such time, he was employed by Complete Production Services, an oilfield services company, as a Division President from 2006 to 2009, and as Vice President, Corporate Development from 2004 to 2006.

William T. Fox III Age 68 Director since 2001 Class I	Mr. Fox was formerly a Managing Director at Citigroup responsible for the global energy and mining businesses from 1994 until his retirement in 2003. Mr. Fox also serves on the Board of Cloud Peak Energy Inc.

Sir Graham Hearne Age 76 Director since 2004 Class I	Sir Graham Hearne was formerly Chairman of Enterprise Oil plc, an oil and gas exploration and production company from 1991 until his retirement in 2002 when it was acquired by Shell, and CEO from 1984 to 1991. Sir Graham also serves as the non-executive chairman of Braemar Shipping Services Group plc, and a non-executive director of Genel Energy plc, an Anglo-Turkish exploration and production company listed on the LSE. He was formerly the Non-Executive Chairman of Catlin Group Limited, a global specialty property and casualty insurance company, from 2003 until his retirement in 2012, a non-executive director of Bumi plc, and a director of N.M. Rothschild & Sons Ltd., Vetco International, Stratic Energy Corporation and Wellstream Holdings plc.

Nominees for Class II Director

Lord Moynihan Age 58 Director since 1996 Class II	Lord Moynihan is Chairman of Hydrodec Group plc, a U.K. energy related company publicly traded on the LSE, Chairman of Hydrodec’s Nominations & Corporate Governance Committee and a member of Hydrodec’s Audit Committee. From August 2005 to 2011, Lord Moynihan was Chairman of Pelamis Wave Energy and has been a Senior Partner of London-based CMA, an energy advisory firm, since 1993. He is also a director of Aquantis Inc. Lord Moynihan previously served as Executive Director of Clipper Windpower Inc and Chairman of Clipper Windpower Europe Limited, wind turbine technology companies. Lord Moynihan served as Chairman of the British Olympic Association from 2005 until 2012. He was a Member of Parliament in the United Kingdom for ten years serving as Minister for Energy from 1990 to 1992. Prior thereto, he concurrently held the positions of Minister for Sport and Parliamentary Under Secretary of State at the Department of Environment in the Thatcher Government from 1987 to 1990. He is an active member of the House of Lords.

W. Matt Ralls Age 64 Director since 2009 Class II	Mr. Ralls has been CEO of the Company since January 2009 and also served as President until March 2013. Mr. Ralls was Executive Vice President and COO of GlobalSantaFe Corporation, an international contract drilling company, from June 2005 until his retirement in November 2007. Prior to that time, Mr. Ralls served as Senior Vice President and CFO of GlobalSantaFe. Mr. Ralls also serves as director of Cabot Oil & Gas Corporation and Superior Energy Services, Inc. Mr. Ralls has previously served as a director of El Paso Partners, Enterprise Products Partners L.P., Enterprise Products, G.P. and Complete Production before its acquisition by Superior Energy Services, Inc.

John J. Quicke Age 64 Director since 2009 Class II	Mr. Quicke has served as Managing Director and an operating partner of Steel Partners LLC, a global management firm, since 2005. Mr. Quicke is currently President and CEO of the energy group and a director of Steel Excel, Inc., Vice President of Handy & Harman Ltd., and a director of JPS Industries, Inc. Mr. Quicke previously served as President, CEO and a director of DGT Holdings Corp. and a director of Angelica Corporation, Layne Christensen Company, Handy & Harman Ltd. and NOVT Corporation. Previously, Mr. Quicke also served in various capacities at Sequa Corporation, a diversified manufacturer, including Vice Chairman and Executive Officer, and as a director of the company.

Tore I. Sandvold Age 66 Director since 2013 Class II	Mr. Sandvold has been Executive Chairman of Sandvold Energy AS, an advisory company in the energy business, since September 2002 and is Chairman and acting CEO of Misen Energy AB, a Swedish upstream oil and gas company listed on the First North List at NASDAQ OMX Stockholm. From 2001 to 2002, Mr. Sandvold served as Executive Chairman of Petoro AS, the Norwegian state-owned oil company. From 1990 to 2001, Mr. Sandvold served as Director General of the Norwegian Ministry of Oil & Energy, with overall responsibility for Norway’s national and international oil and gas policy. From 1987 to 1990, he served as the Counselor for Energy in the Norwegian Embassy in Washington, D.C. From 1973 to 1987, he served in the Norwegian Ministry of Industry, Oil & Energy in a variety of positions in the areas of domestic and international energy policy. Mr. Sandvold also serves on the Boards of Schlumberger Limited, Teekay Corporation, Lambert Energy Advisory Ltd., Energy Policy Foundation of Norway and Njord Gas Infrastructure.

Recommendation of the Board

The Nominating & Corporate Governance Committee has recommended to the Board, and the Board also recommends, that the shareholders vote FOR each of the ordinary resolutions to elect the Class I and Class II director nominees at the Meeting to serve until the 2015 annual general meeting of shareholders and until their successors are duly elected and qualified.

Continuing Directors

Thomas R. Hix Age 66 Director since 2009 Class III	Mr. Hix has been an independent business consultant since January 2003. He was Senior Vice President of Finance and CFO of Cameron International Corporation, an oil and gas products and services company, from 1995 to 2003. Mr. Hix also serves as a director of Health Care Service Corporation (the parent company of Blue Cross and Blue Shield, the Company’s health insurance provider) and Western Gas Equity Partners LP, and previously served as a director of TODCO and El Paso Corporation.

Suzanne P. Nimocks Age 55 Director since 2010 Class III	Ms. Nimocks was a director (senior partner) with McKinsey & Company, a global management consulting firm, from June 1999 to March 2010, and was with the firm in various other capacities since 1989, including as a leader of the firm’s Global Petroleum Practice, Electrical Power & Natural Gas Practice, Organization Practice and Risk Management Practice. Ms. Nimocks served as a member of the firm’s worldwide personnel committees for many years and as the Manager of the Houston office for eight years. Ms. Nimocks also serves on the Boards of Encana Corporation, Arcelor Mittal and Owens Corning.

P. Dexter Peacock Age 72 Director since 2004 Class III	Mr. Peacock was the Managing Partner of Andrews Kurth LLP, a law firm, and a Partner at the firm until he retired in 1997. Mr. Peacock has been Of Counsel to Andrews Kurth since 1997. Mr. Peacock also serves on the Board of Cabot Oil & Gas Corporation.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has the following standing committees:

•	Audit

•	Compensation

•	Health, Safety & Environment

•	Nominating & Corporate Governance

•	Executive

Set forth below are the current members of the Board’s standing committees:

	Audit Committee	Compensation Committee	Health, Safety & Environment Committee	Nominating & Corporate Governance Committee	Executive Committee
Henry E. Lentz		X		X	X
William T. Fox III	Chair			X	X
Sir Graham Hearne		X		Chair	X
Thomas R. Hix	X	Chair			X
Lord Moynihan			Chair	X
Suzanne P. Nimocks		X	X
P. Dexter Peacock			X	X
W. Matt Ralls					Chair
John J. Quicke	X	X
Tore I. Sandvold	X		X

Information regarding these committees is provided below. The charters of the Audit, Compensation, Nominating & Corporate Governance, and Health, Safety & Environment Committees are available on our website, www.rowancompanies.com under “Investor Relations–Governance” and in print to any shareholder who requests them from the Company Secretary.

Audit Committee:

The members of the Audit Committee are:

William T. Fox III, Chair

Thomas R. Hix

John J. Quicke

Tore I. Sandvold

The Audit Committee is directly responsible for the engagement, compensation and oversight of both the U.S. independent registered public accounting firm engaged to issue an audit report on our consolidated financial statements and the independent U.K. auditor firm engaged to act as our U.K. statutory auditors. In addition, the Audit Committee oversees our financial and accounting processes, certain compliance matters, performance of our internal audit function and our enterprise risk management assessment.

The Audit Committee met five times during 2013. The Board has determined that all of the members of the Audit Committee are independent within the meaning of the SEC regulations and the NYSE rules. The Board has determined that each of Messrs. Fox, Hix and Quicke are qualified as audit committee financial experts within the meaning of SEC regulations and that they have accounting and related financial management expertise within the meaning of the NYSE rules. Upon his appointment to the Audit Committee, the Board determined that Mr. Sandvold has a level of financial sophistication required under the NYSE listing standards. Mr. Fox, Mr. Hix, and Mr. Quicke served on the Audit Committee during all of 2013. Mr. Croyle served on the Audit Committee until May 31, 2013, his effective date of retirement, after which Mr. Sandvold was appointed to the Audit Committee effective as of July 30, 2013.

Compensation Committee:

The members of the Compensation Committee are:

Thomas R. Hix, Chair

Sir Graham Hearne

H.E. Lentz

John J. Quicke

Suzanne P. Nimocks

The Compensation Committee is responsible for, among other things:

•	reviewing and approving corporate metrics and evaluation criteria relevant to CEO compensation;

•	evaluating the CEO’s performance in light of corporate goals and evaluation criteria in order to make a compensation recommendation to the full Board;

•	recommending to the Board the CEO’s and NEO’s compensation based on the Committee’s evaluation; and

•	making recommendations to the full Board regarding executive officer compensation, including incentive compensation plans and equity-based plans.

In addition, the Compensation Committee advises on director compensation, including retainers for the Chairman, Lead Director and chairmen of the committees of the Board, administers our equity-based and employee benefit plans, and performs the duties outlined under those plans, including making grants and awards. The Compensation Committee also reviews the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, reviews at least annually the relationship between risk management policies and practices and compensation, and evaluated compensation policies and practices that could mitigate any such risk.

Pursuant to its charter, the Compensation Committee has sole authority to retain and terminate any compensation consultant, outside counsel or any other advisors engaged to assist in the evaluation of compensation of directors or executive officers, including sole authority to approve the consultant’s fees and its terms. The Compensation Committee will consider appropriate standards in selecting its compensation consultants consistent with NYSE rules, SEC rules and requirements under the Dodd-Frank Act.

Additional information on the roles and responsibilities of the Committee is provided in the Committee’s charter available on our website www.rowancompanies.com under “Investor Relations–Governance” and under the heading “Compensation Discussion and Analysis” below.

The Committee met six times during 2013. The Board has determined that all of the members of the Committee are independent within the meaning of the NYSE rules.

Health, Safety & Environment Committee:

The members of the Health, Safety & Environment Committee are:

Lord Moynihan, Chair

Suzanne P. Nimocks

P. Dexter Peacock

Tore I. Sandvold

The Health, Safety & Environment Committee reviews our performance and policies with respect to health, safety and environmental matters and makes recommendations to the Board regarding such matters.

The Health, Safety & Environment Committee met four times during 2013. Lord Moynihan, Ms. Nimocks and Mr. Peacock served on the Health, Safety & Environment Committee during all of 2013. Mr. Croyle served on the Health, Safety & Environment Committee until May 31, 2013, his effective date of retirement, after which Mr. Sandvold was appointed to the Health, Safety & Environment Committee effective as of July 30, 2013.

Nominating & Corporate Governance Committee:

The members of the Nominating & Corporate Governance Committee are:

Sir Graham Hearne, Chair

William T. Fox III

H.E. Lentz

Lord Moynihan

P. Dexter Peacock

The Nominating & Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of our Guidelines. In addition, the Nominating & Corporate Governance Committee assists the Board in developing criteria for open Board positions, reviews background information on potential candidates and makes recommendations to the Board regarding such candidates. The Nominating & Corporate Governance Committee also supervises the Board’s annual review of director independence and the Board’s annual self-evaluation, makes recommendations to the Board with respect to committee assignments and oversees the Board’s director education practices.

The Nominating & Corporate Governance Committee met four times during 2013. The Board has determined that all of the members of the Nominating & Corporate Governance Committee are independent within the meaning of the NYSE rules.

Sir Hearne, Mr. Fox, Mr. Lentz and Lord Moynihan served on the Nominating & Corporate Governance Committee during all of 2013. As a result of his non-affiliated status, Mr. Peacock was appointed to the Nominating & Corporate Governance Committee effective as of July 30, 2013.

Executive Committee:

The members of the Executive Committee are:

W. Matt Ralls, Chair

William T. Fox III

Sir Graham Hearne

H.E. Lentz

Thomas R. Hix

The Executive Committee serves primarily as a means for taking action on matters requiring Board approval between regularly scheduled meetings of the Board. The Executive Committee is authorized to act for the full Board on matters other than those specifically reserved under the U.K. Companies Act 2006 to the Board. In practice, the Executive Committee’s actions are generally limited to matters such as the authorization of transactions including corporate credit facilities and borrowings.

The Executive Committee did not meet in 2013. Each of the members of the Executive Committee served during all of 2013.

DIRECTOR COMPENSATION AND ATTENDANCE

Director Compensation

In July 2012, the Compensation Committee recommended, and the Board approved, the following annual cash compensation for our non-executive directors, plus reimbursement for reasonable expenses. Directors do not receive meeting fees. There was no increase in annual retainers during 2013.

2013 Cash Annual Retainer ($)
Board of Directors	80,000
Non-executive Chairman (additional retainer)	150,000
HSE and NCG Committee Chairs	10,000
Audit and Compensation Committee Chairs	15,000

As previously discussed, Mr. Lentz will be retiring as our non-executive Chairman as of the Meeting date and Mr. Ralls will be appointed by the Board to the role of Executive Chairman, subject to his re-election by shareholders. The additional retainer for the non-executive Chairman will be discontinued upon Mr. Lentz’ retirement. In lieu thereof, in 2014 the Board approved an additional retainer of $20,000 for the Lead Director and a new compensation package for Mr. Ralls effective upon his re-election to the Board and transition to Executive Chairman. For information regarding Mr. Ralls’ proposed compensation arrangements for 2014 as the new Executive Chairman, please see “New Compensation Arrangements for Executive Chairman and CEO.”

In addition to cash retainer fees, non-employee directors also receive an annual equity grant, typically in the form of RSUs. Directors are required to hold their RSUs until their departure from the Board. RSUs vest in full on the earlier of the date of the annual meeting subsequent to the grant date or the first anniversary date of the grant and are subsequently settled in cash or shares (at the discretion of the Compensation Committee) upon termination of service from the Board. The Board has determined to no longer make initial sign-on equity grants to new non-employee directors upon joining the Board. New non-employee directors will receive a pro-rated annual equity grant.

In addition, as result of the Company’s redomestication to the U.K., non-U.K. resident directors are required to file tax returns in the U.K. Like all employees who work outside of their home country, the Company provides U.K. tax return preparation services to the non-U.K. resident directors. Fees paid by the Company for these services are approximately $1,175 per director plus any U.K. tax borne on such fees.

In 2013, our non-executive directors received the compensation shown in the table below, plus reimbursement of reasonable travel expenses.

Mr. Ralls is an employee of the Company and does not receive any additional compensation for serving as a director.

Director Compensation for Fiscal Year 2013

Name	Fees Earned in Cash ($) (c)	Share Awards ($) (d) (e) (f)	All Other Compensation (g)	Total ($)
William T. Fox III	95,000	199,987	294	295,281
Sir Graham Hearne	90,000	199,987	1,238	291,225
Thomas R. Hix	95,000	199,987	294	295,281
H. E. Lentz	230,000	199,987	294	430,281
Lord Moynihan	90,000	199,987	1,794	291,781
Suzanne P. Nimocks	80,000	199,987	294	280,281
P. Dexter Peacock	80,000	199,987	294	280,281
John J. Quicke	80,000	199,987	294	280,281
Tore I. Sandvold (a)	46,775	208,288	N/A	255,063
Robert G. Croyle (b)	38,267	N/A	294	38,561

(a)	Mr. Sandvold was appointed to the Board effective May 31, 2013 and received an initial sign-on grant of RSUs with a value of approximately $25,000 and a pro-rated portion of the annual RSUs director grant. The value reported reflects the aggregate grant date fair value related to Mr. Sandvold’s award based upon the number of RSUs granted and the fair market value of $33.53 per share on the grant date calculated in accordance with ASC 718.

(b)	Mr. Croyle retired from the Board effective May 31, 2013 and did not receive an annual RSU grant in 2013. Vested RSUs previously earned for service were settled as of his retirement date. At the discretion of the Compensation Committee, Mr. Croyle’s RSUs were settled in 20,000 shares and the remainder in cash, for an aggregate dollar value of approximately $802,306 based on the volume weighted average price of $33.53 on the settlement date.

(c)	Reflects retainers earned with respect to Board service in 2013.

(d)	On the date of our last general meeting of shareholders in 2013, each non-employee director received an annual grant of RSUs under the Company’s 2013 incentive plan equal in value to approximately $200,000. The value reported reflects the aggregate grant date fair value related to the 2013 awards based upon the number of RSUs granted and the fair market value of $31.84 per share on the grant date calculated in accordance with ASC 718, rounded down to the nearest whole share. We account for RSUs awarded as a “liability” award under ASC 718. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 8 of the Notes to Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2013.

(e)	As of December 31, 2013, the aggregate number of RSUs held by each non-employee director was as follows: Fox — 37,251 RSUs; Hearne — 34,084 RSUs; Hix — 24,082 RSUs; Lentz — 37,251 RSUs; Moynihan — 37,251 RSUs; Nimocks — 16,351 RSUs; Peacock — 34,084 RSUs; Quicke — 24,082 RSUs; and Sandvold — 6,212 RSUs.

(f)	No amounts were expensed in 2013 in connection with share option awards. We have not issued share options to non-executive directors since 2004 and all outstanding options are fully vested. As of December 31, 2013, the aggregate number of options held by each non-employee director who holds options were as follows: Hearne — 10,000 options; and Peacock — 5,000 options.

(g)	Under U.K. law, our directors are subject to U.K. taxation for certain Board related expenses which the Company pays for, such as services related to U.K. tax returns for non-U.K. resident directors and certain other expenses associated with our Board meetings for U.K. resident directors. We provide directors gross-ups on a limited basis for these taxable amounts.

Meetings and attendance

All of our incumbent directors attended 75% or more of the meetings of the Board and committees upon which they served during 2013. The Board held six meetings in 2013 (four in-person meetings and two telephonic meetings) as well as a strategic Board meeting with management. Absent exceptional circumstances, directors are expected to attend annual general meetings of shareholders, and all of our directors, other than Mr. Croyle who had announced his retirement, attended our general meeting of shareholders in 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of outstanding shares as of March 4, 2014 for the following persons:

•	each director or nominee;

•	our NEOs; and

•	all of our directors, director nominees and NEOs as a group.

As of March 4, 2014, none of the shares shown below were pledged. Unless otherwise indicated, each individual has sole voting and dispositive power with respect to the shares shown below. None of the officers or directors owns one percent or more of our shares.

	Restricted Shares (a)	RSUs (b)	Shares	Options/ SARs (c)	Aggregate Beneficial Ownership	Percent of Class (d)
Directors (including nominees):
Thomas P. Burke (NEO)	9,912	7,642	22,891	—	40,445	*
William T. Fox III	—	37,521	11,650	—	49,171	*
Sir Graham Hearne	—	24,084	1,000	10,000(f)	35,084	*
Thomas R. Hix	—	34,082	5,000	—	39,082	*
H. E. Lentz	—	37,251	45,000	—	82,251	*
Lord Moynihan (e)	—	37,251	15,000	—	52,251	*
Suzanne P. Nimocks	—	16,351	(f)	—	16,351	*
P. Dexter Peacock	—	34,084	10,505	—	44,589	*
John J. Quicke	—	24,082	2,000	—	26,082	*
W. Matt Ralls (NEO)	29,294	58,080	161,647	188,521	437,542	*
Tore I. Sandvold	—	6,212	—	—	6,212	*
Other NEOs:						*
Mark A. Keller	7,922	16,653	155,598	104,373	284,546	*
J. Kevin Bartol	5,492	5,081	35,174	10,922	57,209	*
John L. Buvens	5,815	4,003	83,420	98,023	191,261	*
All Directors and Executive Officers, including NEOs, as a group (16 persons)	65,745	347,068	597,120	422,690	1,432,623	1.15%

*	Ownership of less than 1 percent of the shares issued and outstanding.

(a)	Includes all restricted shares held by the individual. Reflects all restricted shares since the officer currently has voting power, but not dispositive power.

(b)	Includes RSUs which are (i) already vested (in the case of non-employee directors and RSUs which are no longer at risk of forfeiture due to the Company’s retirement policy) or (ii) will vest prior to May 3, 2014. As to non-executive directors, reflects RSUs granted annually which are settled upon termination of service from the Board. For executive officers, reflects RSUs granted annually that generally vest in one-third increments annually.

(c)	Includes shares that could be acquired through May 3, 2014 by the exercise of share options or share appreciation rights (“SARs”). The number of shares issuable under SARs is based on the volume weighted average price on March 4, 2014 of $32.75, but excludes SARS for which the exercise price is below $32.75. All outstanding options are fully vested.

(d)	Based upon 124,218,218 issued and outstanding shares on March 3, 2014, which excludes for these purposes 560,189 shares held by an affiliated employee benefit trust.

(e)	Shares held by Lord Moynihan include 3,000 shares held indirectly through a pension trust.

(f)	After the date of this table, Ms. Nimocks purchased 1,200 shares and Sir Graham Hearne exercised his option in full.

As of March 4, 2014, the Company did not know of any person who beneficially owned in excess of 5% of our outstanding shares, except as set forth in the table below:

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
BlackRock, Inc. (a) 40 East 52nd Street New York, NY 10022	12,760,841	10.27%

The Vanguard Group, Inc. (b) 100 Vanguard Boulevard Malvern, PA 19355	8,536,369	6.87%

State Street Corporation (c) State Street Financial Center One Lincoln Street Boston, MA 02111	6,448,589	5.19%

(a)	As reported on Schedule 13G/A (filed with the SEC on February 7, 2014) by BlackRock, Inc. (“BlackRock”). BlackRock is the beneficial owner of these shares through various of its subsidiaries: BlackRock Advisors, LLC, BlackRock Capital Management, BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Fund Managers Ltd, BlackRock Life Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Fund Management Ireland Limited, BlackRock International Limited, BlackRock Institutional Trust Company, N.A., BlackRock Japan Co Ltd, and BlackRock Investment Management (UK) Limited. BlackRock has sole voting power over 11,479,046 shares and sole dispositive power of 12,760,841 shares.

(b)	As reported on Schedule 13G/A (filed with the SEC on February 12, 2014) by The Vanguard Group, Inc. and certain of its subsidiaries (“Vanguard”). Vanguard reports sole voting power over 198,453 shares, sole dispositive power over 8,345,116 shares and shared dispositive power over 191,253 shares. Of the 8,536,369 shares beneficially owned by Vanguard, Vanguard Fiduciary Trust Company, a wholly owned subsidiary of Vanguard, is the beneficial owner of 156,953 shares as a result of its serving as investment manager of collective trust accounts and Vanguard Investment Australia, Ltd., a wholly owned subsidiary of Vanguard, is the beneficial owner of 75,800 shares as a result of its serving as investment manager of Australian investment offerings.

(c)	As reported on Schedule 13G (filed with the SEC on February 4, 2014) by State Street Corporation, a parent holding company. State Street Corporation is the beneficial owner of these shares through various direct or indirect subsidiaries: State Street Global Advisors France S.A., State Street Bank and Trust Company, SSGA Funds Management, Inc, State Street Global Advisors Limited, State Street Global Advisors Ltd, State Street Global Advisors, Australia Limited, State Street Global Advisors Japan Co., Ltd., and State Street Global Advisors, Asia Limited. State Street Corporation has shared voting and dispositive power of the shares reported above.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis,” as provided below, with management. Based on its review and discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement.

The Compensation Committee of the Board of Directors

Thomas R. Hix, Chairman Sir Graham Hearne H. E. Lentz Suzanne P. Nimocks John J. Quicke March 4, 2014

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the year ended December 31, 2013, the Compensation Committee was comprised of Messrs. Hix, Hearne, Lentz, Nimocks and Quicke, all of whom were independent non-executive directors. None of the Compensation Committee members has served as an officer or employee of the Company, and none of our executive officers has served as a member of a compensation committee or board of directors of any other entity which has an executive officer serving as a member of our Board.

COMPENSATION DISCUSSION AND ANALYSIS

AND

ROWAN COMPANIES PLC U.K. STATUTORY DIRECTORS’ REMUNERATION REPORT – PART I

Rowan Companies plc is subject to disclosure regimes in the U.S. and U.K. While some of the disclosure requirements in these jurisdictions overlap or are otherwise similar, some differ and require distinct disclosures. As a result, you will find our U.K. statutory Directors’ Remuneration Report (the “Report”) required by English law in two parts: (i) the information included in this Part I (also known as “Compensation Discussion and Analysis”), which includes disclosure required by the SEC as well as English law and (ii) the information included in Part II (beginning on page A-1, and labeled Annex A), which includes additional disclosure required under English law. Part II shown in Annex A should be read in conjunction with Part I. Pursuant to English law, the Report also forms part of the statutory Annual Accounts and Reports of Rowan Companies plc for the year ended December 31, 2013.

Introduction

Execution of Strategic Plan and Entry into the Ultra-Deepwater Drilling Market

With a focus on enhancing long-term shareholder value, our senior leadership team met in early 2009 to redefine our corporate strategy and embark on a strategic repositioning – to grow and balance our offshore drilling fleet and divest non-core assets. Through strong planning, solid execution and fortunate market timing, we have accomplished all of the major milestones identified in that strategy in a few short years.

Our major accomplishments include:

•	Completing our jack-up newbuild program, including finishing construction of the three Skeie rigs we acquired in 2010, adding a total of 11 high-spec jack-ups over a five year period;

•	Selling our manufacturing and land drilling businesses in all cash transactions at very attractive prices;

•	Contracting with Hyundai Heavy Industries to build four state-of-the-art, ultra-deepwater drillships;

•	Attracting a talented and knowledgeable deepwater management team;

•	Obtaining term contracts at market leading day rates for our first three drillships well ahead of their delivery dates;

•	Expanding our international footprint, with operations now in the Gulf of Mexico, Trinidad, Middle East, U.K., Norway, Malaysia, Indonesia and Egypt;

•	Changing the Company’s domicile to the U.K. to enhance shareholder value by becoming more competitive in our industry for the long-term, increasing our flexibility in terms of markets in which we operate and furthering our global business efforts; and

•	Raising an aggregate $1.1 billion and $790 million in cash in 2012 and 2014, respectively, with long term debt at attractive fixed interest rates to fund capital expenditures and the completion of our expansion into deepwater while maintaining investment grade ratings.

The accomplishments listed above now form the foundation for Rowan’s future. We have a world class high specification jack-up fleet and a strong entry into the ultra-deepwater market with four drillships designed with expanded capabilities and built-in redundancies to meet the demands of our customers. These strategic changes position Rowan as one of a small number of global publicly traded peers, among which the competition for specialized leadership is extraordinarily high.

2013 Business Highlights and Achievements

In 2013, the Company accomplished the following key achievements:

•	Operating with the lowest safety incident rate in the Company’s history;

•	Growing revenue by 13%, income from operations by 30%, and net income from continuing operations by 24%;

•	Reducing operational downtime significantly over prior years;

•	Maintaining on time and on budget schedule for the first ultra-deepwater drillship supplier despite equipment delivery delays;

•	Executing a staffing plan for the drillships including manning the Rowan Renaissance;

•	Negotiating and signing contracts for the first three drillships and adding jack-up commitments that raised backlog from approximately $3.6 billion in 2012 to $5.0 billion as of December 31, 2013;

•	Implementing a company-wide management system; and

•	Executing numerous process improvement initiatives to drive better maintenance performance, vendor management, human resources/payroll transactions, and inventory management.

These accomplishments are steps in our strategic path and efforts will continue in 2014 to focus on continuing to improve our operational execution, moderating off-rig costs and ensuring capital allocation that enhances value to our shareholders.

Executive Summary of Compensation Philosophy and Goals

We operate in a highly competitive global offshore drilling market with relatively few publicly traded peers. The offshore drilling environment is strongly influenced by the factors shown below that significantly affect strategic decision making and company performance over time. Recruiting, hiring and retaining executives who understand and can evaluate this environment is also key to our success. These factors include:

•	complex technical expertise;

•	overarching effect of world oil markets;

•	large concentrated capital investments with long payback horizons;

•	significant hiring needs in a tight labor market for employees with highly specialized skills sets;

•	cyclical nature of oil and gas demand and pricing;

•	stringent and evolving customer demands; and

•	impact of laws, regulations, customs, safety and environmental considerations around the world.

These factors also influence how we design and administer our executive pay programs to ensure they are competitive and drive superior company performance. The design of our executive compensation programs and the definition of our peer group are key to our success and the return for our shareholders over time. Most notably, these influences are seen in the following:

•	our annual incentive plan design which includes strategic financial and operational measures;

•	our mix of long-term incentive compensation vehicles, including restricted shares and RSUs, SARs and PUs linked to performance-based and/or time-based vesting conditions;

•	our process for benchmarking executive compensation against a small group of primary offshore drilling peer companies of varying sizes. This is necessary because:

¡	our business requires executives with highly specialized industry experience;

¡	there are a limited number of truly comparable companies from which to recruit this specialized executive talent; and

¡	compensation levels and practices in the offshore drilling industry are not driven by company size but rather by highly specialized offshore drilling industry expertise.

We believe we ensure our executive compensation programs are closely aligned with our shareholders as follows:

What We Do	What We Don’t Do

•    Maintain minimum share ownership guidelines

•    Maintain a “clawback” provision that allows us to recoup awards made under our incentive plans

•    Use an independent compensation consultant

•    Award incentive compensation that is intended to qualify for deductibility under Section 162(m) of the U.S. Internal Revenue Code (the “Code”)

•    Review executive compensation tally sheets

•    Perform an annual risk assessment of our executive compensation programs

•    Provide excise tax gross-ups to future executives; we have committed to phase out all excise tax gross-ups by April 2016

•    Allow pledging or hedging of Company securities without approval of the General Counsel

•    Allow “single-trigger” cash payments upon a change-in-control

•    Allow repricing of underwater stock options without shareholder approval

•    Provide employment agreement to our NEOs

Changes to Compensation Practices for 2014

In early 2014, the Compensation Committee made the following changes to the Company’s compensation programs:

•	Approved a new compensation package for Dr. Burke, effective upon his transition to CEO, that is 26% lower than the current CEO’s total target compensation;

•	Approved a new compensation package for Mr. Ralls, effective upon his re-election to the Board and transition to Executive Chairman, that is 37% lower than his 2013 total target compensation;

•	Increased the weighting of PUs from 30% of the total LTI mix to 50% of the total LTI mix (further tying the compensation of our executives to the performance of the Company versus our offshore drilling industry peers);

•	Agreed to eliminate excise tax gross ups from all change in control agreements by April 2016 (currently only 3 of the 5 NEOs have excise tax gross ups); and

•	Provided Mr. Ralls with a new change in control agreement that eliminates his excise tax gross-up and provides him with a reduced severance benefit.

Named Executive Officers

Our NEOs and their titles in 2013 were:

•	W. Matt Ralls – CEO*

•	Thomas P. Burke – President and COO*

•	Mark A. Keller – Executive Vice President, Business Development

•	J. Kevin Bartol – Executive Vice President and CFO

•	John L. Buvens – Executive Vice President, Legal

*	Effective as of March 6, 2013, the Board appointed Dr. Burke as President in addition to his role as COO. Following Dr. Burke’s appointment as President, Mr. Ralls continued in his role as CEO and a director. Mr. Ralls will be retiring as CEO effective as of the Meeting date and is expected to be appointed by the Board to the role of Executive Chairman, subject to his re-election by shareholders. Following Mr. Ralls’ retirement as CEO, it has been announced that Dr. Burke will assume the additional role of CEO of the Company, and subject to his election at the Meeting, as director.

Executive Compensation Program Objectives

Our compensation philosophy is to offer pay programs that motivate executive management to make decisions leading to the long-term creation of shareholder value. In order to do this, the programs must reflect the complexities and nuances of the offshore drilling industry against which we compete for executive talent. We take a long range view of the market, and reward tactical, strategic, and financial performance. We also attempt to balance the incentive leverage of our programs so they motivate management to take appropriate risks, while responding to year over year changes in company performance. Our philosophy also deemphasizes indirect elements of compensation such as perquisites.

To reward both short- and long-term performance and to further our compensation objectives, the Committee has structured our executive compensation program by focusing on the following key objectives:

Objectives	How We Meet Our Objectives
Attract and retain knowledgeable, experienced and high performing talent

•    Provide a competitive total pay package taking into account base salary, incentives and benefits in order to attract, retain and motivate our employees.

•    Regularly evaluate our pay programs against the competitive market of our offshore drilling peer group, comparing both fixed and variable, at-risk compensation that is tied to short and long-term performance. We use the results of this analysis as context in making pay adjustments.

•    Compete effectively for the highest quality people who will determine our long-term success.

Pay for performance and reward the creation of long-term shareholder value

•    Provide a significant portion of each NEO’s potential total direct compensation in the form of variable compensation.

•    Align our executive compensation with short-term and long-term performance of the Company.

•    Administer plans to include three-year performance cycles on long-term incentive plan awards, three-year vesting schedules on equity incentives, and competitive total benefit programs.

•    Tie payment on our performance units to total shareholder return against our offshore drilling peer group.

•    Reward employees for implementing strategic objectives that further long-term shareholder value.

Drive and reward performance that supports our core values

•    Annual incentive program includes specific targets related to health, safety and the environment.

•    Uphold the highest level of integrity by decreasing executive perquisites and maintaining a clawback policy for awards made under our incentive plans.

•    Create a culture of continuous improvement by using incentives to increase earnings and improve cost effectiveness.

•    Emphasize financial and operational performance measures that contribute to value creation over the longer term.

•    Allow limited discretion in application of incentive awards to ensure solid individual performance is rewarded and to reduce awards if objectives are not met.

Address the complexities in managing a highly complex and cyclical global business that is subject to world demand for oil and gas

•    Annual incentive program includes five distinct metrics that drive company performance and reward managers for achievements.

•    Long term incentive plan utilizes a combination of share growth and full-value awards, balancing retention and appreciation through the business cycles.

•    The cash-based performance unit component of the long-term incentive plan measures relative total shareholder return to ensure close alignment with our shareholders.

Provide a significant percentage of total compensation that is variable and at risk	• Annual and long-term incentive compensation comprises, on average, more than 80% of total direct compensation for NEOs.

Motivate management to take prudent but not excessive risks

•    Pay programs emphasize long-term incentive compensation with time-based vesting schedules and three year cliff vesting on performance units.

•    Share ownership guidelines motivate alignment between long-term shareholder value and management decisions.

•    Utilize multiple performance measures for short-term and long-term incentives, as well as peer comparisons.

Align executive and shareholder interests	• Share ownership guidelines for executive officers and directors. • Tie significant value of our annual equity grants to share price performance.

Pay for Performance

Overall, the Compensation Committee believes that our programs benefit our shareholders through stringent pay-for-performance requirements, while also competing effectively in the offshore drilling industry for highly sought executive talent. The chart below compares the CEO’s three-year target total direct compensation to both the three-year realized total direct compensation and the median and 75th percentile realized total direct compensation of the peer group. For purposes of this chart, target total direct compensation is comprised of the following compensation elements for the past three years:

•	base salary paid;

•	target bonus; and

•	grant date value of restricted shares, RSUs and SARs, and target value of performance units.

Realized total direct compensation is comprised of the following compensation elements for the past three years:

•	base salary paid;

•	actual bonus paid;

•	value of restricted shares and RSUs granted over the past three years using the December 31, 2013 closing share price;

•	Black Scholes value of SARs using the December 31, 2013 closing share price and the current estimated life of the SARs, but holding the original exercise price constant; and

•	actual PU cash payouts for the performance period ending in 2013. For this analysis, no value for the 2012 and 2013 PU awards because no payout will occur until 2015 and 2016, respectively.

Over the past three years, the CEO realized approximately $6 million less total direct compensation than was originally targeted due in part to the following:

•	an average bonus payout of 91% of target as a result of an annual incentive plan design that historically included stretch goals; and

•	options having a lower current valuation compared to the original grant date value as a result of the Company’s share price remaining relatively flat over the past three years.

In addition, Mr. Ralls elected not to participate in the increased transaction bonuses that were awarded to certain NEOs in 2011.

Executive Compensation Highlights for 2013

Key performance-related compensation outcomes for 2013 included the following:

•	Annual cash bonus paid out above target at 124.6% based on overall achievement exceeding 2013 target objectives, with particularly strong outcomes on our safety and non-productive time metrics, and

•	The Company being second in its peer group on absolute stock price performance and fifth on a relative TSR basis. The relative TSR performance equated to 83% of target for the 2013 measurement period on our performance units.

The Company’s Peer Group and Comparative Information Utilized by the Committee

We operate in a highly competitive and technically complex global offshore drilling market with relatively few publicly traded peers, including several which are significantly larger than we are. We compete with this small group of peer companies on a daily basis in everything we do, including competing for investors, employees and customers.

Recruiting, hiring and retaining executives and employees with specialized industry experience necessary to manage and operate our offshore drilling business is key to our success. As a result, we compete for talent within a small peer group of companies with varying sizes. Compensation levels and practices in the offshore drilling industry are significantly influenced by highly specialized offshore drilling industry experience rather than by company size. The Committee strongly believes that we must compare our executive pay with pay of the most similar offshore drilling peer companies.

In the past several years, Rowan and our peer companies have been engaged in an aggressive construction effort for both jack up and deepwater rigs. These new assets coming to market have created and continue to put pressure on a very competitive environment for hiring and retaining key talent. The Committee uses the peer data to design and administer our executive pay programs to ensure that our programs remain competitive, so that we are able to hire and retain the necessary talent to drive the Company’s success.

Process for Developing the Peer Group

Each year, the Committee, with its independent compensation consultant, Frederic W. Cook & Co., Inc. (“Cook & Co.”), reviews the appropriateness of the Company’s peer group using the following process:

•	Reviews the current peer group to determine if the number of companies is appropriate and provides statistical validity;

•	Revisits qualifications of all current peers, including size and operations;

•	Evaluates companies in the offshore drilling industry that are not currently in the peer group; and

•	Proposes changes, if any, to the current peer group.

It is both the Committee’s and Cook & Co.’s objective view that the Company’s selected peer group listed below is the most appropriate group of companies against which both pay and performance should be compared based on the factors listed below.

2013 Peer Group

In 2013, the Committee used the following peer group for its executive compensation analysis:

Offshore Drilling Peer Group

•	Atwood Oceanics, Inc.

•	Diamond Offshore Drilling, Inc.

•	Ensco plc

•	Hercules Offshore, Inc.

•	Noble Corporation plc

•	Seadrill Limited (a)

•	Transocean Ltd.

(a)	Seadrill was not used in the Committee’s analysis of executive compensation since compensation data was not available but is considered part of our offshore drilling peer group for performance comparisons.

Although some of these offshore drilling companies are larger than us in terms of revenue or market capitalization, due to the highly complex nature and demands of our offshore drilling operations, we compete directly with these companies for investors, employees and customers. Based on an independent and objective analysis, the Committee and our independent compensation consultant believe that this offshore drilling group is the most appropriate peer group comparison in setting executive compensation levels given:

•	our world-class, global operations, including our high-spec, harsh environment and ultra-deepwater operations, which compete directly with our larger peers;

•	the technical complexity of our business and need to recruit highly skilled and experienced employees;

•	the specialized nature of our fleet;

•	the global nature of our operations and the necessity of a deep understanding of each market in which we operate;

•	the large-scale capital decisions involved in our offshore drilling operations;

•	the long-lead times associated with market cycles and asset deployment decisions in our business and industry; and

•	our diverse international customer base, including integrated and national oil companies, with stringent operational demands and requirements.

The sale of our manufacturing and land drilling divisions in 2011 led to a reduction in our revenues while we reinvested the proceeds of those sales into the completion of our jack-up newbuild program and construction of our new ultra-deepwater drillships. Once our drillships are complete and operating, we expect to significantly increase our revenues and free cash flow in 2015 and beyond.

In the offshore drilling industry, the quality, experience and competency of employees is a key strategic factor in the performance among peer companies. We must therefore offer competitive compensation compared to our peers, including our larger peers, in order to successfully attract, hire and retain top offshore drilling talent in this highly competitive marketplace. Based on our offshore drilling peer group, we believe our NEOs’ total compensation is in line with market practices as shown in the charts below.

The Committee takes into account the varying sizes of companies in the offshore drilling peer group when making pay decisions. Targets for annual and long-term incentive compensation are based on market comparisons with a view to having a significant percentage of variable compensation dependent on individual and company performance.

The Committee reviews comparative information for each component of compensation (including base salary, annual incentive and total cash compensation, and long-term incentive compensation and other benefits) compiled by Cook & Co. The Committee has deliberately not set a percentile target for compensation but rather subjectively considers each NEO’s situation, including experience, tenure in current position and individual performance. FIT Remuneration Consultants LLP (“FIT”), our U.K. compensation consultant, also advises the Company on U.K. compensation issues.

The following charts show that target total direct compensation for our CEO and our other four NEOs was at or near the median of the Company’s peer group in 2013 as set forth below:

For the charts above, target total direct compensation for the peer companies was calculated using a combination of proxy statement, Form 8-K and Form 4 data compiled by Cook & Co. Diamond Offshore Drilling, Inc. does not disclose a target bonus so the most recent bonus payment was used.

Elements of Executive Compensation

Our NEO compensation consists of:

•	Base salary paid in cash;

•	Annual incentive paid in cash;

•	Annual awards under our long-term incentive plan;

•	Limited perquisites; and

•	Health, welfare and retirement benefits.

The balance among these components is established annually by the Committee and is designed to recognize past performance, retain key employees and encourage future performance. When conducting its annual deliberations, the Committee reviews each component against both historical and recent comparative statistics as well as anticipated trends in compensation with comparisons to the peer group. The Committee also considers pay and employment conditions of other employees within the Company in determining executive compensation. The Committee believes that the design of our compensation program is appropriate and competitive.

Pay Mix

Variable compensation, which includes annual cash bonus and long-term incentives, represents 86% of total compensation for Mr. Ralls, and 80% for our other NEOs.

In deriving this figure, we consider our NEOs’ total compensation pay to include salary, bonus, annual incentive, long-term equity and other (including perquisites), as set forth in our “Summary Compensation Table.” We do not include in this calculation the increase in actuarial value of a historic pension plan shown in that table, because that figure is based on pension plan accounting and is not indicative of any change in compensation that the NEOs have or may ultimately realize.

Note: Other compensation represents less than 0.5% of the CEO’s total compensation.

Base Salary

The base salaries for our NEOs are reviewed annually by the Committee. For each NEO, the Committee reviews pay information for such position among our offshore drilling peer companies to ensure that NEO salaries remain competitive. The Committee does not target a specific percentile of the market data, but instead takes into consideration the competitive conditions and the circumstances of the individual, such as tenure in the position, level of expertise and responsibilities of the position, as well as subjective judgment of the individual’s performance. There is no specific weighting given to each factor.

For our NEOs other than the CEO, the Committee also annually receives a recommendation from the CEO as to suggested salary adjustments, if any. The Committee reviews the performance of all of the NEOs and considers the recommendations of the CEO. In determining base salaries, the Committee also considers the comparative data related to our peer group provided by Cook & Co. and our continuing achievement of our short- and long-term goals.

In March 2013, the Committee reviewed the compensation of our NEOs and approved base salaries as detailed in the chart below. The new 2013 salaries became effective as of April 1, 2013.

Executive	2012 Base Salary ($)	% Increase	2013 Base Salary ($)
Ralls (a)	950,000	0%	950,000
Burke (b)	525,000	14%	598,500
Keller	440,000	4%	457,600
Bartol	400,000	6%	424,000
Buvens	375,000	3%	386,250

(a)	The base salary for the CEO was not increased because the Committee believed that it was fully competitive with the market.
(b)	The base salary for Mr. Burke was increased upon his promotion to President of the Company.

Annual Incentive Compensation

Each year, the NEOs participate in an annual cash incentive plan (“AIP”). The 2013 AIP had approximately 550 participants. Each participant in the 2013 AIP has an incentive target that is denominated as a percentage of base salary. For 2013, the NEOs were eligible to receive incentive target payments at the following percentages:

Executive	% Increase from 2012	2013 Target (as a % of base salary) (a)
Ralls	10%	110%
Burke	10%	85%
Keller	5%	70%
Bartol	10%	70%
Buvens	5%	65%

(a)	The 2013 AIP percentage targets were effective March 6, 2013. Actual 2013 AIP amounts are pro-rated based on the target percentage in effect January 1, 2013 through March 5, 2013 and the increased target percentage in effect from March 6, 2013 through December 31, 2013.

The target bonus levels for each executive were originally set based on a review of target bonus levels of our offshore drilling peers and the executive’s relative position, responsibilities and title within the Company.

The Committee also approved the “plan within the plan” approach in order to meet the Company’s 162(m) deductibility objectives. Accordingly, the 2013 AIP required the Company to have either more than $100 million of 2013 EBITDA or net income of $1 million, in order for any awards to be paid. If this threshold performance hurdle was met, then a bonus pool under the 2013 AIP for all 2013 bonus awards would be funded at the maximum bonus opportunity. This threshold performance hurdle is designed to ensure all bonus payouts within the 2013 AIP are deductible under Section 162(m) and does not reflect the operational or financial metrics contained in the 2013 AIP.

Once the bonus pool is funded, the Committee determines the actual bonus payout by assessing our performance against the financial and operational metrics shown below and other factors considered by the Committee.

2013 AIP: Financial, Operational and Strategic Performance

For the Company’s 2013 AIP, the Company met its initial funding hurdle and the bonus pool was funded. The Committee then reviewed the Company’s performance against the operational and financial metrics of the plan to determine the percentage payout for 75% of the target bonus value (which can range from 0% to 150% depending on performance). The Committee then assessed other accomplishments and challenges in 2013 to determine funding of the remaining discretionary 25% of the target bonus value (which can range from 0% to 50%).

For 2013, achievement of the financial and operational metrics was as follows:

Metric	Weighting	Target Performance	Actual Performance	Percent of Threshold Achieved in 2013	Payout Percentage
EBITDA	50%	$588.3MM	$587.0	99%	49.5%
HSE (a)	20%	1.1 TRIR	0.94 TRIR	180%	36.0%
Contracted Non-Productive Time (b)	15%	3.40%	2.20%	200%	30.0%
Newbuild Capital Projects (c)	10%	0%	0.19%	91%	9.1%
Upgrade Capital Projects (d)	5%	0%	16.28%	0%	0%

TOTAL:	100%				124.6%

(a)	Safety performance is derived from our internal incident reporting by comparing the trailing total recordable incident rate (“TRIR”) with Company goals.
(b)	Contracted Non-Productive Time (“NPT”) refers to any period when one of our rigs is on location and under contract but not operational due to equipment failure or other unplanned stoppage.
(c)	Our Newbuild Capital Projects metric is based on our rig construction projects remaining on time and on budget.
(d)	Our Upgrade Capital Projects metric is based on our upgrade capital projects remaining on time and on budget.

For the discretionary component, the Committee considered the items set forth in “2013 Business Highlights and Achievements” shown above on pages 28 and 29 as well as certain operational challenges in 2013 and determined to pay out the 25% discretionary portion of the bonus plan at 124.6% resulting in a total payout under the 2013 AIP of 124.6%.

The CEO then allocated the 2013 AIP pool among our operating and corporate groups (other than himself), and the resulting payout to participants was equal to or less than 100% for our NEOs depending on business unit/function and individual performance.

Long-Term Incentive Compensation

Our long-term incentive program allows our NEOs to earn compensation over a number of years as a result of share price performance and/or sustained financial performance over multiple years. Consistent with our at-risk pay philosophy, long-term incentives comprise a significant portion of our NEOs’ compensation package.

For 2013, the long-term compensation program was composed of RSUs, SARs and PUs described below. A primary objective of the long-term incentive plan is to align the interests of NEOs with those of our shareholders and further our strategic goals.

Incentive Award	Company Goals	Future Value Dependent On
RSUs	Retain executives; drive share performance	Share price appreciation

SARs	Retain executives; drive share performance	Share price appreciation

PUs	Motivate differential financial performance	Total shareholder return relative to peers

Restricted Shares and RSUs

Restricted shares and RSUs provide our NEOs the opportunity for capital accumulation and a more predictable long-term incentive value than is provided by SARs or PUs. These are performance based awards since as share price increases, the NEOs reward increases as does the shareholders reward. Additionally, restricted shares and RSUs are intended to aid in the retention of NEOs through the use of a vesting schedule (generally one-third increments annually after the original grant date).

SARs

An important objective of the long-term incentives is to strengthen the relationship between the long-term value of our share price and the potential financial gain for employees. SARs provide NEOs with the opportunity to purchase our shares at a price that is fixed on the grant date regardless of future market price. If our share price does not increase, then these SARs will have little to no economic value. SARs generally vest and become exercisable in one-third increments annually after the original grant date.

Our practice is that the exercise price for each SAR is the volume weighted average price of a share of on the NYSE on the grant date.

Performance Units

PUs represent a significant portion of our long-term incentive compensation program. Our PUs have a target value of $100, cliff vest on the third anniversary of the award and pay out based on the Company’s relative TSR over the three year period. The PUs are designed to align our executives with our shareholders by focusing a large portion of the executives’ long term incentive award on relative TSR over the long term.

The peer group selected by the Committee for relative TSR with respect to the PUs granted in 2012, 2013 and 2014 is:

•	Atwood Oceanics, Inc.

•	Diamond Offshore Drilling, Inc.

•	Ensco plc

•	Noble Corporation plc

•	Seadrill Limited

•	Transocean Ltd.

Hercules Offshore is included in our peer group for executive compensation comparisons, but is not in our peer group used to measure relative TSR with respect to the PUs because the share price of Hercules Offshore is generally driven by different factors than ours. Unlike the Company, Hercules Offshore’s operations are substantially located in the U.S. Gulf of Mexico and are generally lower specification assets.

The payout with respect to the PUs is determined by comparing relative TSR performance among the peers and interpolating our results with the companies just above and just below us as follows. If the Company is at the bottom of the peer group for any performance period, there will be no cash value attributable to that period.

Performance Rank	7th	6th	5th	4th	3rd	2nd	1st
Unit Value	$0	$33	$67	$100	$133	$167	$200

The use of relative TSR as a performance measure helps to mitigate the volatility in goal setting for incentive plans in the energy industry. To further address incentive plan volatility, the Committee adopted a three-year performance plan, with one-year measurement intervals. At each measurement interval, the Company’s TSR performance is measured against the TSR of the peers to determine 25% of the award value.

At the end of the three-year period the Company’s three-year TSR performance is measured against the three-year TSR performance of the peers to determine the final 25% of unit values.

•	This approach preserves management’s incentive to perform over a three-year period.

•	Payout volatility is reduced by spreading the measurements over three consecutive one-year periods and incorporating a fourth measurement covering the entire three-year performance period as follows:

This method of multiple measurement points combined with overlapping grants of PUs provides our NEOs with a meaningful incentive to provide superior sustainable returns to shareholders over the long-term.

Except as noted below, there is no payout with respect to the PUs until the end of the three-year cliff vesting period, but the Company calculates the annual measurement amounts and informs holders of anticipated achievement annually. This design feature was included to provide a better line of sight for participants during the three year period compared to some plan designs. Depending on relative TSR performance, the payout of vested PUs will range from 0% to 200% of the initial unit value of $100. An employee who terminates employment with the Company prior to the end of the three-year cliff vesting period (including in the event of retirement) will not receive any payout of PUs unless the payout is approved by the Committee or such termination of employment results in accelerated vesting of the PUs, as described herein. Vested PUs will be settled in cash at the end of the three-year vesting period or, if earlier, upon a change in control of the Company.

2013 Long Term Incentive Targets Multiples

The Committee determined the total value of all RSUs and SARs granted to NEOs (based on grant date fair value) and cash-based PUs awarded to NEOs (based on target value) as a multiple of base salary based on comparative marked data provided by the Committee’s compensation consultant. The LTI multiples for each NEO in 2013 were as follows:

Executive	% Increase from 2012	2013 Target Multiple (% of Base Salary)
Ralls	0%	525%
Burke	0%	375%
Keller	0%	325%
Bartol (a)	18.18%	325%
Buvens	0%	275%

(a)	Mr. Bartol received an increase in his LTI multiple in connection with his promotion to Executive Vice President and CFO.

Our NEOs receive all three equity vehicles in the following percentages, based on their target multiples:

	2013	2014
NEOs	40% RSUs	50% RSUs
	30% SARs	No SARS
	30% PUs	50% PUs

For 2014, we have increased the weighting of PUs from 30% of the total LTI mix to 50% of the total LTI mix. We believe that this change is appropriate because it increases the percentage of LTI that is tied to performance measures and at-risk for each executive.

We do not set fixed percentages for each element of compensation over the long run, so the mix may change in the future as the competitive market moves, governance standards evolve or market conditions change.

2013 Long-Term Incentive Awards

In March 2013, the Committee made long-term equity incentive awards to our NEOs with the following grant-date fair values for the RSUs, SARs, and PUs computed in accordance with ASC 718:

Executive	RSUs ($)	SARS ($)	PUs ($)
Ralls	1,995,048	1,645,428	1,502,794
Burke	787,508	649,493	593,224
Keller	572,031	471,763	430,833
Bartol (a)	519,948	426,777	391,666
Buvens	412,509	340,219	310,622

(a)	Awards to Mr. Bartol include awards based on his previous LTI target multiple of 275%, as well as an additional grant, effective April 5, 2013, to reflect the increase in Mr. Bartol’s 2013 LTI target multiple to 325%.

Annual long-term incentive awards are generally made in the first quarter of each year. Any equity awards to newly hired or newly promoted executive officers below the NEO level (other than Section 16 officers) are made by the CEO and reviewed by the Committee at the next regularly scheduled Committee meeting on or following the award date.

We have not used stock option grants as part of our long-term incentive compensation since 2006, other than a sign-on grant of 100,000 stock options made in 2008 to Mr. Ralls when he became our CEO.

Performance Unit Grants

Each of our NEOs was granted PUs during 2012 and 2013.

2013 – 2015 PU Grants. For the first performance period of the 2013-2105 PUs that were awarded in March 2013, the Company’s relative TSR was fifth of the seven peers, resulting in a value of approximately 83% of target or $20.74 per PU which will be payable if and when the PUs vest at the end of the three-year cliff vesting period.

Under the Company’s retirement policy, since Mr. Ralls is age 60 with five years of service, his PUs granted in March 2013 will be paid at the end of the three year cliff, even if he is no longer employed by the Company.

The potential value of the 2013-2015 PUs is shown below:

2013 Performance Period Actual Amount Earned per PU	2014 Performance Period Potential Amount Earned per PU	2015 Performance Period Potential Amount Earned per PU	2013 to 2015 Performance Period Potential Amount Earned per PU
$20.74	$0 - 50	$0 - 50	$0 - 50

2012 – 2014 PU Grants. For the first two performance periods of the 2012-2014 PUs that were awarded in March 2012, the Company’s relative TSR was seventh in the first year (resulting in zero value) and fifth of seventh in the second year (resulting in a value of approximately 83% of target, or $20.74 per PU) which will be payable if and when the PUs vest at the end of the three-year cliff vesting period.

The potential value of the 2012-2014 PUs is shown below:

2012 Performance Period Actual Amount Earned per PU	2013 Performance Period Actual Amount Earned per PU	2014 Performance Period Potential Amount Earned per PU	2012 to 2014 Performance Period Potential Amount Earned per PU
$0	$20.74	$0 - 50	$0 - 50

Benefits

We offer a variety of health, welfare and retirement programs to all eligible employees, including our NEOs. The NEOs generally are eligible for the same benefit programs on the same basis as the rest of the broad-based employees who work in the United States. Programs which provide a different level of benefits for NEOs are detailed below but generally include an annual physical program, long-term disability and a benefit restoration plan.

Programs and policies include:

•	Medical, dental and vision

•	Flexible spending accounts

•	Short and long term disability

•	Life insurance, accidental death and dismemberment

•	Savings plan (401(k) plan)

•	Pension plan

•	Benefit restoration plan (Rowan SERP below) (Each of the NEOs receives incremental retirement benefits to restore benefits lost due to IRS limits.)

•	Executive physical program

•	Retiree medical and life insurance (if hired before January 1, 2008)

NEOs may receive an annual physical exam up to $2,600.

The Company’s long term disability program provides continuation of a percentage of the NEO’s base pay until Social Security Normal Retirement Age if disability lasts longer than 90 days. The long-term disability benefit pays 66.67% of income replacement for certain executives, including the NEOs, up to $15,000 per month until Social Security Normal Retirement Age or recovery. The benefit is provided to executives tax-free since imputed income is included in the executive’s gross earnings.

The Company’s generally available defined contribution plan (the “Savings Plan” or 401(k) plan) provides a company match (cash) of up to 100% of the first 6% of eligible salary contributed by the employee, including executives. The Company also provides a defined benefit plan (the “Pension Plan”) generally available to employees, including executives.

The Restoration Plan of Rowan Companies, Inc. (the “Rowan SERP”) provides additional retirement benefit accrual opportunity for NEOs to mitigate the effects of legal limitations on retirement benefits under the Savings Plan and the Pension Plan.

In addition, as a result of the Company’s redomestication to the U.K., executive officers of the Company, including the NEOs, are required to file tax returns in the U.K. Like all employees who work outside of their home country, the Company provides U.K. tax return preparation services to such executives, including the NEOs. Fees paid by the Company for these services are approximately $1,175 per NEO. The Company also bears the tax on any U.K. tax arising on this benefit.

While travel expenses related to an executive’s duties are not viewed as benefits in the U.S., certain business expenses incurred by executive officers serving on the Board, such as hotel accommodations while attending Board meetings in the U.K., are taxable under U.K. law.

Limited Perquisites

The Company generally provides only limited perquisites and other personal benefits to NEOs which the Company and the Committee believe are reasonable and consistent with its overall compensation program. Executives are provided with the following perquisites:

•	Use of club membership for one NEO. The Company pays the monthly membership fees for a country club for our Executive Vice President, Business Development to use for appropriate entertainment of customers for business purposes. No other NEO receives such a benefit.

New Compensation Arrangements for Executive Chairman and CEO

As previously announced, Mr. Ralls plans to retire as CEO effective as of the date of the Meeting and, subject to his re-election at the Meeting, will assume the role of Executive Chairman of the Board as of such date. Following Mr. Ralls’ retirement as CEO and effective as of the date of the Meeting, Dr. Burke will assume the role of CEO and, subject to his election at the Meeting, Dr. Burke will also become a director. In connection with Mr. Ralls’ appointment as Executive Chairman, the Board will appoint Sir Graham Hearne to be the independent Lead Director as of the Meeting date.

In connection with Dr. Burke’s appointment as CEO and Mr. Ralls’ role as Executive Chairman of the Board, the Compensation Committee and the Board approved the following compensation arrangements for these position changes, effective as of the Meeting date:

	2014 Base Salary	% Change in Base Salary	2014 AIP Target Multiple (% of Base Salary)	% Change in AIP Target Multiple	2014 LTI Target Multiple (% of Base Salary)	% Change in LTI Target Multiple
Burke, CEO & President	$800,000	34%	100%	18%	450%	20%
Ralls, Executive Director	$700,000	-26%	100%	-9%	Annual grant of RSUs with grant date value of $3,000,000	-18%

Assuming his reelection to the Board, Mr. Ralls will receive RSUs with a value of $3,000,000 as of the Meeting date. Such RSUs will cliff vest in 2016 on the second anniversary of the grant date. Assuming his re-election to the Board in 2015, Mr. Ralls will receive an additional $3,000,000 of RSUs that will also vest in 2016 on the first anniversary of the grant date.

Clawback Provision

Awards issued pursuant to our 2009 Incentive Plan and the 2013 Incentive Plan are subject to a clawback provision that provides that, if within five years of the grant or payment of an award or bonus under the plan, (1) our reported financial or operating results are materially and negatively restated or (2) a participant engages in conduct which is fraudulent, negligent or not in good faith, and which disrupts, damages, impairs or interferes with the business, reputation or employees of the Company or its affiliates (as determined in the sole discretion of the Committee), then in each case the Committee may, in its discretion, seek to recoup all or a portion of such grant or payment. In addition, new grants will be subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (ii) similar rules under the laws of any other jurisdiction and (iii) policies adopted by the Company to implement any clawback provisions, all to the extent determined by the Company in its discretion to be applicable to the participant.

Share Ownership Guidelines

The Board believes that each director and key executive officer should have a substantial personal investment in the Company. The policy is designed to satisfy an individual executive’s need for portfolio diversification, while maintaining management share ownership at levels high enough to assure our shareholders of management’s commitment to value creation. NEOs and directors are expected to adhere to the following share ownership guidelines:

Position	Value to be Retained
CEO and Executive Chair	Five times base salary

Other NEOs	Three times base salary

Non-executive Directors	Five times annual retainer

To facilitate implementation of these guidelines, an officer, including an executive chairman, is required to retain 35% of “available shares” received pursuant to equity grants until his or her ownership guideline is met, at which time the retention level is reduced to 15% until he or she has exceeded the applicable ownership guideline by 200%. Thereafter, there is no retention requirement unless and until his or her ownership drops (a) below the guideline, at which time the 35% retention requirement would apply again or (b) between the guideline and 200% of the guideline, at which time the 15% retention would apply again, until such ownership guidelines are achieved. The retention requirement does not apply once an officer, including an executive chairman, has reached age 60.

“Available shares” are shares remaining after:

(i)	the payment of any exercise price and the payment of any applicable taxes,

(ii)	the vesting of restricted shares or RSUs and the payment of any applicable taxes, fees or commissions, and

(iii)	the earnout of any performance awards, if settled in shares, and the payment of any applicable taxes, fees or commissions.

Shares owned outright (i.e., vested) and shares held in a pension or other deferred compensation plan are included for determining value, but unvested shares and unexercised SARs and options do not qualify.

For our non-executive directors, the individual has five years to meet the guideline and ownership of restricted shares and RSUs counts toward such retention.

As of December 31, 2013, the NEOs and directors were either in compliance with the share ownership guidelines or within the applicable grace periods.

Employment Contracts and Severance Arrangements

We do not have any employment agreements or severance arrangements with our NEOs, other than certain agreements related to a change in control, as described below. For pension and benefit restoration plan benefits payable to our NEOs as of December 31, 2013 upon a voluntary termination, involuntary termination or a change of control, please see the “Potential Post-Employment Payment Table.”

Each of our executive officers and certain other officers have change in control agreements (“CIC agreements”). Our redomestication transaction that was completed in May 2012 did not trigger any change in control payments or accelerate vesting of awards under the CIC agreements. The CIC agreements provide that, in the event the employment of the executive officer is terminated or modified under certain circumstances during the remaining term of the applicable CIC agreements (which generally provide for two-year terms) and following a “change in control” of the Company (so-called “double trigger” agreements), the executive officer would be paid:

•	A multiple of the sum of the executive officer’s base salary and calculated bonus;

•	A calculated payment under the then current short-term incentive bonus opportunity;

•	An amount equal to any forfeited account balance or accrued benefit under tax qualified plans that we maintain;

•	Any accrued but unused vacation pay; and

•	Medical coverage for a transition period and outplacement services.

The 2013 multiple of base salary and calculated bonus used for the change in control payment calculation is as follows:

NEO	% times (base salary and higher of target bonus or 3 year average bonus)
Ralls (a)	2.99
Burke (b)	2.5
Keller	2.0
Bartol	2.0
Buvens	2.0

(a)	In connection with his appointment as Executive Chairman, Mr. Ralls will receive a new change in control arrangement, effective as of the date of his appointment and terminating on the date of the 2016 annual general meeting of shareholders (the “2016 annual meeting”). Mr. Ralls’ new CIC agreement will provide for the payment of a lump sum equal to the remaining compensation that would be owed to Mr. Ralls from the date of the second trigger to the date of the 2016 annual meeting. Such lump sum would include (i) any portion of Mr. Ralls’ annual base salary of $700,000 remaining through the 2016 annual meeting and (ii) the greater of (x) the average bonus paid in the three prior years and (y) the target bonus for the year of termination (currently 100% of base salary). In addition, all of Mr. Ralls’ unvested equity would vest and become immediately exercisable. The definition of change in control will remain the same as the Company’s existing change in control agreements and no payment will be made unless there is a change in control and Mr. Ralls ceases to serve as Executive Chairman. Consistent with the Company’s commitment not to enter into new tax gross ups, Mr. Ralls’ new change in control arrangement will not include any tax gross up.
(b)	In connection with the appointment of Dr. Burke to CEO, Dr. Burke’s change in control arrangement will remain substantially the same, except that the multiple of base salary and calculated bonus will be increased to 2.99 and his medical coverage will be extended from 24 months to 36 months. Consistent with Dr. Burke’s prior agreement, there will be no tax gross-up provision. Dr. Burke’s new CIC agreement will restart the change in control trigger provisions such that no triggers will have been pulled as of the date of the new agreement.

Phase out of gross-ups. In January 2014, the Board committed to phase out excise tax gross-ups in existing CIC agreements by April 2016. In connection with that decision, pursuant to the terms of those agreements, the Company has notified employees that such CIC agreements will be terminated as of

April 2016 and replaced with new agreements without tax gross-up provisions. As noted above, as part of his transition to Executive Chairman, Mr. Ralls voluntarily elected to give up his excise tax gross-up effective as of date of the Meeting.

The current CIC agreements for Messrs. Buvens, Keller and Ralls provide for a parachute tax gross-up. As noted above, the current CIC agreements with Messrs. Buvens and Keller will be replaced with new CIC agreements without tax gross-ups by April 2016. Consistent with our prior commitment not to enter into new CIC agreements that include excise tax gross-ups, the CIC Agreements for Dr. Burke (including his new CIC agreement upon becoming CEO) and Mr. Bartol do not contain such a provision. However, the CIC agreements for Dr. Burke (including his new CIC agreement) and Mr. Bartol include “best pay” provisions under Section 280G of the Code under which the amount of any payments that would otherwise constitute parachute payments will be reduced to the extent necessary to avoid the imposition of any excise tax, unless providing the executive with the full amount of such payments (after taking into account any excise and other taxes) will result in a greater payment amount to the executive (in which case the executive will receive the full amount of such payments). All of the CIC agreements also provide that equity awards held by the officer will become fully vested and exercisable upon a change in control. Share options and SARs will be exercisable until the earlier of the second anniversary of the change in control or the expiration of the original exercise period, and PUs will be paid out at the higher of the anticipated payout or the target value of the award.

As a result of the sale of our manufacturing division in 2011, Dr. Burke’s first “trigger” under his existing CIC agreement was pulled due to the change in control of the subsidiary. Should Dr. Burke be terminated by the Company without cause (as defined in the CIC agreement) or by Dr. Burke with good reason (as defined in the CIC agreement) prior to the effective date of a new CIC agreement, he would be eligible to receive his change in control compensation detailed in the following table. As noted above, Dr. Burke’s new CIC agreement will restart the change in control trigger provisions, such that no triggers will have been pulled as of the date of the new agreement.

Set forth below are the payments that would be made to each listed executive under the existing CIC agreements and the terms of outstanding incentive award agreements in the event his employment was terminated or modified following a change in control of the Company. The payments listed below assume a termination date of December 31, 2013.

Payments	Ralls ($)	Burke ($)	Bartol ($)	Keller ($)	Buvens ($)
Cash Severance	5,894,038	2,679,797	1,433,200	1,538,680	1,261,594
Pro Rata Bonus	1,021,250	473,419	292,600	311,740	244,547
SARs (a)	119,388	47,126	38,770	34,230	24,685
Restricted Shares and RSUs (a)	4,680,780	1,511,640	1,067,023	1,333,390	983,857
PUs	2,743,300	1,059,500	623,800	766,200	556,800
Benefit Continuation	27,526	18,350	18,350	18,350	21,198
Outplacement Services	25,000	25,000	25,000	25,000	25,000
Total CIC Payments before Gross Up or Reduction	14,511,281	5,814,832	3,498,744	4,027,591	3,117,681
Reduction to Avoid Excise Tax (b)	NA	—	(557,381)	NA	NA
Excise Tax Gross-Up	4,014,710	NA	NA	—	—

Aggregate Payments	18,525,991	5,814,832	2,941,363	4,027,591	3,117,681

(a)	Represents the gross value of unvested awards upon a change in control. Includes $119,388 and $34,230 related to SARs and $2,053,709 and $588,850 related to RSUs for Messrs. Ralls and Keller, respectively, that would have vested as a result of the Company’s retirement policy regarding equity awards assuming such person retired as of December 31, 2013 and based on the closing price of the Company’s shares on December 31, 2013 of $35.36 per share. See “Policy for Vesting of Awards upon Retirement” below.

(b)	This reduction is applied to Mr. Bartol because he would be in a better tax position by having his change in control payments reduced versus receiving payments in full and paying the excise tax. This reduction would be applied to his cash severance resulting in a cash severance payment of $875,819.

Policy for Vesting of Awards upon Retirement

The Board approved a policy, effective March 6, 2013 for awards made on or after that date, whereby upon retirement from the Company, certain long-term incentive awards granted more than six months prior to the retirement date and held by an employee, including an NEO, who has reached age 60 with five years of consecutive service will be accelerated to the retirement date. The vesting acceleration may be subject to any conditions or limitations as the Committee may determine with respect to specific awards, such as post-termination covenants relating to non-competition or non-solicitation of employees or customers. The Committee may determine in its sole discretion whether the policy will apply to any award. The Committee may terminate, amend or modify the policy at any time.

Program Process and Administration

Our Compensation Committee

In 2013, the Committee was composed of five independent Board members: Messrs. Hix (Chairman), Hearne, Lentz and Quicke, and Ms. Nimocks. The Chairman, with input from the other Committee members, directs the agenda for each meeting of the Committee and seeks input from management and the Committee’s independent compensation consultants.

Typically, the Company gathers information requested by the Committee and management makes recommendations with respect to certain compensation matters and ensures that the Committee members receive materials in advance of a meeting. The Chairman usually invites our CEO, COO, the CFO and Chief Administrative Officer to attend the Committee meetings. During each Committee meeting, members of management are excused to permit the Committee to meet alone with its advisors and in executive session.

Our listed NEOs are all corporate officers of Rowan.

Role of the Independent Compensation Consultants

The Committee retains independent compensation consultants to assist in the continual development and evaluation of compensation policies, the review of competitive compensation information and the Committee’s determinations of compensation levels and awards. A representative from our compensation consultants attends Committee meetings, meets with the Committee without management present and provides third-party data, advice and expertise on proposed executive and director compensation and plan designs. At the direction of the Committee, the compensation consultants review management recommendations and advise the Committee on the matters included in the materials, including the consistency of proposals with the Committee’s compensation philosophy and comparisons to programs at other companies. At the request of the Committee, the compensation consultants also prepare their own analysis of compensation matters, including positioning of programs in the competitive market and the design of plans consistent with the Committee’s compensation philosophy.

Since 2010, the Committee has engaged Cogent Compensation Partners, Inc. as its independent compensation consultant for advice on all executive and director compensation matters. Cogent Compensation Partners, Inc. was acquired by Cook & Co. in 2012. Cook & Co. is headquartered in New York, New York and provides independent compensation advice to companies in the Fortune 500. Cook & Co. does not provide other services on behalf of executive management or otherwise to the Company.

Since 2012, in connection with our redomestication to the U.K., the Committee has also engaged FIT as its independent U.K. compensation consultant for advice on all U.K. related compensation matters. FIT is headquartered in London, England and provides independent compensation advice to FTSE100 companies. FIT does not provide other services on behalf of executive management or otherwise to the Company.

After review and consultation with Cook & Co. and FIT, the Committee has determined each of Cook & Co. and FIT are independent as required under NYSE rules and there is no conflict of interest resulting from retaining either Cook & Co. or FIT currently or during the year ended December 31, 2013.

Role of CEO in Compensation Decisions

In 2013, our CEO performed the following functions in our compensation decision process:

•	Recommended, based on market data, certain changes to base salaries and short-term and long-term incentive targets for the NEOs, other than himself;

•	With the management team, developed short-term and long-term goals to be considered by the Committee for the short-term and long-term incentive plans; and

•	Approved other elements of compensation or personnel matters including:

¡	Changes in pay or title to employees below the NEOs;

¡	Levels of equity awards for executives below the NEO level and for key non-officer employees under our long-term incentive plan; and

¡	Agreements or arrangements relating to the terms of employment, continued employment or termination of employment with respect to certain employees below the NEO level.

After review of the CEO’s recommendations and a review of all relevant compensation data presented to the Committee, the Committee made its own assessment and recommendations to the Board regarding the compensation package for each NEO.

The Role of Shareholder Say-on-Pay Votes and Shareholder Engagement

The Company provides its shareholders with the opportunity to cast an annual advisory vote on NEO compensation (a “U.S. say-on-pay proposal”). At our annual general meeting of shareholders held in April 2013, a substantial majority of the votes cast on the U.S. say-on-pay proposal (approximately 96%) were voted in favor of the proposal. The Committee believes that this is an overall endorsement by the shareholders of our approach to NEO compensation, and did not change its approach materially in 2013. The Committee will continue to take into account the outcome of our say-on-pay votes when making future compensation decisions, including the outcome of the shareholders’ advisory vote on the U.K. Implementation Report.

Indemnification Agreements

In connection with the previously described redomestication transaction, the Company entered into a deed of indemnity with each of the NEOs and non-executive directors (as well as certain other officers of the Company). In addition, the prior indemnification agreements with Rowan Delaware remain in place. The form of such agreements has been filed with the SEC. These agreements provide for the Company to, among other things, indemnify the individual against certain liabilities that may arise by reason of his or her status or service as a director or officer, to advance expenses incurred as a result of certain proceedings and to cover him or her under our directors’ and officers’ liability insurance policy. These agreements are intended to provide indemnification rights to the fullest extent permitted under U.K. and Delaware law and under our governing documents and those of Rowan Delaware.

Accounting for Share-Based Compensation

We account for share-based compensation, including long-term incentive awards, in accordance with ASC 718.

Tax Implications

Section 162(m) of the Code generally limits the deductibility of executive compensation paid to the CEO and the three other highest paid executive officers (excluding the CFO) of Rowan Delaware to $1 million per year for federal income tax purposes, unless the compensation is performance-based compensation as described in Section 162(m) and related regulations. Although the Committee has generally attempted to structure executive compensation so as to preserve deductibility, it also believes that there are circumstances where our interests are best served by maintaining flexibility in the way compensation is provided, even if it might result in the non-deductibility of certain compensation under the Code. The Company believes that its compensation practices and plans as well as timing of decisions and awards will comply with the requirements of Section 162(m) for 2013. See also the “Annual Incentive Compensation.”

Director Compensation

In 2013, the Committee reviewed non-executive director compensation as well as compensation of our peer group and other U.K. companies provided by Cook & Co. Based on market data and the recommendation by Cook & Co., the Committee did not recommend any increase in 2013 to the annual retainer or $200,000 annual equity value granted to non-employee directors. The Committee also directed Cook & Co. and FIT to assist in the continual development and evaluation of compensation policies, the review of competitive compensation information and the Committee’s determinations of compensation levels and awards.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes executive compensation received by our NEOs for 2011, 2012 and 2013.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Share Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)	Total ($)
W. Matt Ralls, CEO (8)	2013	950,000	320,191	3,497,842	1,645,428	960,572	207,803	16,083	7,597,919
	2012	950,000	342,000	4,154,222	1,278,361	646,000	144,656	15,000	7,530,239
	2011	950,000	418,000	1,988,977	1,752,815	—	185,793	14,700	5,310,285

Thomas P. Burke, President & COO (8)	2013	598,500	152,021	1,380,732	649,493	456,064	90,854	15,300	3,342,964
	2012	525,000	141,750	1,444,635	480,573	267,750	77,623	13,750	2,951,081
	2011	500,000	205,733	629,984	556,768	—	12,372	1,770,037	3,674,894

Mark A. Keller, EVP, Business Development	2013	457,600	97,855	1,002,864	471,763	293,566	(1,992)	26,750	2,348,406
	2012	440,000	102,960	1,123,429	354,719	194,480	172,249	25,955	2,413,792
	2011	415,000	178,035	659,996	579,941	—	320,587	25,617	2,179,176

J. Kevin Bartol, EVP & CFO	2013	424,000	92,453	911,614	426,777	277,360	60,831	15,300	2,208,335
	2012	400,000	86,400	778,855	239,644	163,200	81,001	15,000	1,764,100
	2011	340,000	150,000	500,062	439,469	—	NA	14,700	1,444,231

John L. Buvens, EVP, Legal	2013	386,250	69,070	723,131	340,219	207,211	(23,095)	15,300	1,718,086
	2012	375,000	81,000	824,620	253,735	153,000	282,021	13,848	1,983,224
	2011	360,000	95,040	529,947	467,825	—	457,944	18,450	1,929,206

(1)	Amounts reflect annual salaries effective April 1 of the year indicated.
(2)	2013 amounts reflect the portion of annual cash awards paid to our NEOs pursuant to the discretionary portion of the 2013 AIP. Such payments reflect amounts earned for performance in that year which are generally paid in March of the following year.
(3)	Amounts reflect aggregate grant-date fair values for restricted shares, RSUs and PUs computed in accordance with ASC 718. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 8 of the Notes to Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2013.

For 2013, RSUs were valued at $34.35 per share: Ralls — 58,080 shares; Burke — 22,926 shares; Keller — 16,653 shares; Bartol — 12,810 shares; and Buvens — 12,009 shares. In addition, the following RSU was valued at $32.85 per share: Bartol — 2,433 shares.

For 2013, each of the following awards of PUs were valued on the date of grant at $100.43 per unit: Ralls — 14,964 PUs; Burke — 5,907 PUs; Keller — 4,290 PUs; Bartol — 3,900 PUs; and Buvens — 3,093 PUs. The single measure that determines the cash payout to be earned for the PUs granted during 2013 is our TSR relative to the TSR of companies in our peer group, all computed over the performance period applicable to each award, which is a market condition as defined under ASC 718. Since these awards do not have performance conditions as defined under ASC 718, such awards have no maximum grant date fair values that differ from the fair values presented in the table above.

(4)	Amounts reflect grant-date fair values for such awards computed in accordance with ASC 718. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 8 of the Notes to Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2013.

All awards are SARs as the Company no longer grants options. For 2013, each of the following SAR awards was valued at $13.92 per share: Ralls — 118,206 shares; Burke — 46,659 shares; Keller —

33,891 shares; Bartol — 26,070 shares; and Buvens — 24,441 shares. In addition, the following SAR award was valued at $12.89 per share: Bartol — 4,956 shares.

(5)	2013 and 2012 amounts reflect each NEO’s payout under the 2013 AIP (non-discretionary) based upon the level of achievement of our pre-established financial and operational metrics. For a description of the 2013 AIP, please see “Annual Incentive Compensation” above. In 2011, such amounts were included under the bonus column.

(6)	Amounts reflect the aggregate increase in the actuarial present value of accumulated retirement plan benefits. The Company does not have a non-qualified deferred compensation plan. See the “Pension Benefits Table” and “Potential Post-Employment Payment Table” and related disclosure for further information regarding NEO retirement benefits.

(7)	All other compensation for 2013 included the following amounts:

Name	Company Contributions to Savings Plan (a)	Club Membership (b)	Other (c)	Total
Ralls	15,300	—	783	16,083
Burke	15,300	—	—	15,300
Keller	15,300	11,450	—	26,750
Bartol	15,300	—	—	15,300
Buvens	15,300	—	—	15,300

(a)	Amounts reflect matching contributions made by the Company on behalf of each NEO in 2013 to the Savings Plan.

(b)	Amounts reflect payments made on behalf of or reimbursements made during 2013 for membership to a country club used primarily for business. The entire amount has been included, although we believe that only a portion of this cost represents a perquisite.

(c)	Under U.K. law, our directors are subject to U.K. taxation for certain Board related expenses which the Company pays for, such as services related to U.K. tax returns for non-U.K. resident directors. We provide our executive director a gross-up on a limited basis for these taxable amounts.

(8)	Mr. Ralls served as President and CEO in 2012 and part of 2013. Effective as of March 6, 2013, the Board appointed Dr. Burke as President, in addition to his serving as COO. In connection with this promotion, the Board approved an increase in Dr. Burke’s annual base salary to $598,500 and an increase in his AIP target percentage to 85%. No other changes were made to Dr. Burke’s compensation arrangements as a result of such promotion.

2013 Grants of Plan-Based Awards

The following table shows, with respect to our NEOs:

•	the estimated range of cash payouts that were possible for the 2013 AIP,

•	the potential estimated range of cash payouts with respect to the PUs awarded in 2013 and their grant date fair values, and

•	the actual number of RSUs and SARs granted during 2013 and their respective grant date fair values.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Share Awards (number of shares) (c)	All Other Option/ Awards (number of securities underlying options) (d)	Grant-Date Fair Value of Share/ Units and Option Awards ($ per share or unit) (e)
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Ralls	PUs	3/6/13	—	—	—	493,812	1,496,400	2,992,800	—	—	100.43
	AIP Payment	3/6/13	0	1,025,208	2,050,417	—	—	—	—	—	—
	RSUs	3/6/13	—	—	—	—	—	—	58,080	—	34.35
	SARs	3/6/13	—	—	—	—	—	—	—	118,206	13.92

Burke	PUs	3/6/13	—	—	—	194,931	590,700	1,181,400	—	—	100.43
	AIP Payment	3/6/13	0	788,368	1,576,736	—	—	—	—	—	—
	RSUs	3/6/13	—	—	—	—	—	—	22,926	—	34.35
	SARs	3/6/13	—	—	—	—	—	—	—	46,659	13.92

Keller	PUs	3/6/13	—	—	—	141,570	429,000	858,000	—	—	100.43
	AIP Payment	3/6/13	0	654,708	1,309,417	—	—	—	—	—	—
	RSUs	3/6/13	—	—	—	—	—	—	16,653	—	34.35
	SARs	3/6/13	—	—	—	—	—	—	—	33,891	13.92

Bartol	PUs	3/6/13 4/5/13	—	—	—	128,700	390,000	780,000	—	—	100.43
	AIP Payment	3/6/13	0	646,264	1,292,528	—	—	—	—	—	—
	RSUs	3/6/13	—	—	—	—	—	—	12,810	—	34.35
	SARs	3/6/13	—	—	—	—	—	—	—	26,070	13.92
	RSUs	4/5/13	—	—	—	—	—	—	2,433	—	32.85
	SARs	4/513	—	—	—	—	—	—	—	4,958	12.89

Buvens	PUs	3/6/13	—	—	—	102,069	309,300	618,600	—	—	100.43
	AIP Payment	3/6/13	0	607,340	1,214,681	—	—	—	—	—	—
	RSUs	3/6/13	—	—	—	—	—	—	12,009	—	34.35
	SARs	3/6/13	—	—	—	—	—	—	—	24,441	13.92

(a)	AIP payment reflects the range of cash bonus that potentially could have been earned by the NEOs for 2013 based upon the achievement of performance goals under our 2013 AIP. Estimated 2013 AIP payments are pro-rated based on the target percentage in effect January 1, 2013 through March 5, 2013 and the target percentage in effect from March 6, 2013 through December 31, 2013. The amounts actually earned by our NEOs under the 2013 AIP were paid in March 2014 and are reflected in the “Summary Compensation Table.”

(b)	Reflects the range of cash payouts that potentially could be earned with respect to the PUs granted in 2013 depending on our TSR performance relative to our peer group over the applicable performance periods. Each PU has a target value of $100, and amounts payable in respect of each vested PU range from $0 to $200 depending on our relative TSR performance.

Please see “Compensation Discussion and Analysis” for information regarding the PUs and the related performance measures and Note 3 to the “Summary Compensation Table” for PUs awarded to each NEO in 2013. With respect to the PUs awarded in 2013, the Company’s relative TSR was fifth of seven peers, resulting in a value of approximately 83% of target, or $20.74 per PU with respect to the PUs awarded in 2013. Such amount will be payable at the end of the three-year cliff vesting period to the extent such PUs vest.

(c)	Reflects the number of RSUs granted during 2013 to our NEOs under our incentive plan. The awards to our NEOs vest pro rata over three years.

(d)	Reflects the number of SARs awarded during 2013 to our NEOs under our incentive plan. The SARs for our NEOs are exercisable at $34.35 per share and vest pro rata over three years. The additional grant to Mr. Bartol on April 5, 2013 is exercisable at $32.85 per share and vests pro rata over three years.

(e)	The dollar values reflect the grant date per-share fair values computed in accordance with ASC 718. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 8 of the Notes to Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2013.

Outstanding Equity Awards at December 31, 2013

The following table shows the number of shares underlying unexercised share options and SARs, the number of shares and value of unvested restricted shares and RSUs, as applicable, and the number of PUs and value of unvested PUs outstanding on December 31, 2013 for our NEOs.

	Option/SAR Awards (a)				Share/Units/Awards
Name	Number of Securities Underlying Exercisable Options (#)	Number of Securities Underlying Unexercisable Options (#)	Option Exercise Prices ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)	Market Value of Shares that Have Not Vested ($) (b)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#) (c)	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Units That Have Not Vested ($) (d)
Ralls	100,000	—	15.31	12/2/2018	132,375	4,680,780	4,114	411,477
	156,249	—	17.39	5/5/2019			4,938	493,812
	100,827	—	27.80	3/5/2020
	56,126	28,063	42.21	2/25/2021
	27,851	55,702	35.47	3/7/2022
	—	118,206	34.35	3/6/2023

Burke	26,742	—	42.21	2/25/2021	42,750	1,511,640	1,547	154,704
	10,470	20,940	35.47	3/7/2022			1,949	194,931
	—	46,659	34.35	3/6/2023

Keller	55,000	—	25.27	7/21/2014	37,709	1,333,390	1,112	111,276
	14,600	—	24.98	5/17/2015			1,415	141,570
	6,372	—	43.85	4/28/2016
	50,130	—	17.39	5/5/2019
	32,349	—	27.80	3/5/2020
	18,570	9,285	42.21	2/25/2021
	7,532	15,064	35.47	3/7/2022
	—	33,891	34.35	3/6/2023

Bartol	19,278	—	17.39	5/5/2019	30,176	1,067,023	771	77,154
	12,441	—	27.80	3/5/2020			1,287	128,700
	14,072	7,036	42.21	2/25/2021
	5,221	10,442	35.47	3/7/2022
	—	26,070	34.35	3/6/2023
	—	4,956	32.85	4/5/23

Buvens	55,000	—	25.27	7/21/2014	27,824	983,857	816	81,675
	14,600	—	24.98	5/17/2015			1,020	102,069
	6,372	—	43.85	4/28/2016
	38,922	—	17.39	5/5/2019
	25,116	—	27.80	3/5/2020
	14,980	7,490	42.21	2/25/2021
	5,528	11,056	35.47	3/7/2022
	—	24,441	34.35	3/6/2023

(a)	Amounts reflect outstanding options and SARs granted between July 21, 2004 and April 5, 2013 under our incentive plans. Options and SARs granted to our NEOs generally become exercisable pro rata over a three- year service period, except Mr. Ralls’ 2008 option grant, which had three-year cliff vesting. Options and SARs are generally subject to accelerated vesting upon certain terminations of employment pursuant to the terms of the applicable award agreement. All options and SARs not exercised expire 10 years after the date of grant unless terminated sooner pursuant to the terms of the applicable award agreement.

(b)	The amounts set forth in this column equal the number of shares indicated multiplied by the closing price of our shares of $35.36 on December 31, 2013, the last business day of 2013.

(c)	Reflects the target number of PUs granted to our NEOs during 2012 and 2013, respectively. Each PU is valued at $100, which is the target amount payable with respect to each PU. Actual amounts payable in respect of a vested PU range from $0 to $200 depending on our relative TSR compared to our peer group during the applicable performance measurement period.

(d)	The amounts shown reflect the target amounts in respect of the 2012 and 2013 PUs. For the performance period ending December 31, 2013, the Company’s relative TSR was fifth of seventh peers, resulting in a value of approximately 83% of target, or $20.74 per PU with respect to the PUs awarded in each of 2012 and 2013. Accordingly, the NEOs earned the following in 2013 (i) Ralls — $258,607, Burke — $97,229, Bartol — $48,490, Keller — $69,935 and Buvens — $51,332, with respect to their 2012 PUs, and (ii) Ralls — $310,353, Burke — $122,511, Bartol — $80,886, Keller — $88,975 and Buvens — $64,149, respectively, with respect to their 2013 PUs. Such earned amounts will be payable at the end of the applicable three-year cliff vesting period to the extent that such PUs become vested. With respect to Mr. Ralls, who was eligible to retire during 2013 under the Company’s retirement policy and received accelerated vesting of his 2013 PUs, the foregoing amounts with respect to the PUs granted in 2013 had been earned as of the Compensation Committee determination date and will be paid out to Mr. Ralls following the end of the applicable three-year performance period without regard to the original time-vesting schedule.

2013 Option Exercises and Shares Vested

The following table shows the number and value of share options exercised and shares vested during 2013 for our NEOs.

	Option Awards		Share Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (a)
Ralls	—	—	68,732	2,354,935
Burke	—	—	9,912	341,171
Keller	10,050 (b)	198,638	19,379	663,272
Bartol	—	—	12,564	429,448
Buvens	—	—	14,996	513,147

(a)	The amounts set forth in this column equal the number of restricted shares or RSUs that vested during 2013 multiplied by the closing price of our shares on the date of vesting.

(b)	Mr. Keller exercised these options on March 15, 2013 prior to their expiration on April 25, 2013.

Equity Compensation Plans Not Approved by Security Holders

There are no equity compensation plans that have not been approved by our shareholders.

Pension Benefits

Pension Plan

Rowan maintains the Rowan Pension Plan, a qualified defined benefit plan under the Code for its U.S. employees, including our NEOs. The Rowan Pension Plan is a non-contributory plan that is funded through a trust. The Rowan Pension Plan consists of three parts, each one corresponding to a different pension formula and having numerous other differences in terms and conditions. Employees are eligible for current participation in only one part, generally based on time of hire, although an employee may also have a grandfathered frozen benefit under one or more parts. Employees become vested in the traditional and cash balance formula benefits after three years of service. Messrs. Bartol, Keller and Buvens (having all been hired prior to January 1, 2008) are eligible for, and vested in, benefits under the traditional formula and the cash balance formula, and Messrs. Ralls and Burke (having both been hired after January 1, 2008) are eligible for, and vested in, the cash balance formula.

Traditional formula. The traditional formula was frozen on June 30, 2009 and provides a final average earnings type of pension benefit that is payable at normal or early retirement from the Company. Normal retirement occurs upon termination on or after age 60; early retirement can occur as early as age 40 as long as the employee has three years of service. Early retirement benefits are reduced by five percent per year for each year between ages 50 and 60 and reduced actuarially for each year between ages 40 and 50. Mr. Keller was eligible for normal retirement and Messrs. Bartol and Buvens were eligible for early retirement at the end of 2013. The traditional formula allows the employee to elect the form of benefit payment from several annuity types that are actuarially equivalent.

Retirement benefits are calculated as the product of 1.75 percent times years of credited service through June 30, 2009 multiplied by the final annual eligible average compensation. Final annual eligible average compensation is calculated using the five highest consecutive years in the last 10 calendar years prior to June 30, 2009. Eligible pension compensation for the traditional formula generally included an employee’s salary.

Cash balance formula. The cash balance formula applies to eligible employees hired on or after January 1, 2008 and employees whose benefits under the traditional formula were frozen on June 30, 2009. Normal retirement occurs upon termination on or after age 60. Benefits are not reduced if an employee terminates employment prior to age 60. The cash balance formula allows the employee to elect the form of benefit payment from a few annuity options or a single sum payment option that are all actuarially equivalent.

Benefits under the cash balance formula are based on annual pay credits and quarterly interest credits (based on the 10-year Treasury rate) to a cash balance account created on the participant’s hire date. Annual pay credits of 5% of an employee’s W-2 wages, excluding equity compensation, are provided to all eligible employees. Eligible employees, including the NEOs, who had their traditional formula frozen on June 30, 2009, receive annual transition pay credits ranging from 3% to 12% based on combined years of age and service as of June 30, 2009. The following table contains the total annual pay credit for which each NEO is eligible:

NEO	Total annual pay credit
Ralls	5%
Burke	5%
Keller	14%
Bartol	8%
Buvens	17%

Eligible pension compensation under the traditional and cash balance formula benefits is limited in accordance with the Internal Revenue Code. In 2013, that limit was $255,000. The Internal Revenue Code also limits the annual benefit (expressed as an annuity) available under the traditional and cash balance formula benefits. In 2013, that limit was $205,000 (reduced actuarially for ages below 62).

SERP

The Company also maintains a nonqualified pension plan, the Rowan SERP, that is designed to replace benefits that would otherwise not be received due to limitations contained in the Internal Revenue Code that apply to qualified plans.

NEOs hired prior to January 1, 2008 have a frozen traditional formula benefit under the Rowan SERP that was determined by calculating the traditional formula benefit under the Rowan Pension Plan without regard to the qualified plan limits and then reducing it by the amount of the traditional formula benefit under the Rowan Pension Plan. These benefits commence six months after termination and are paid in the form that the NEO selected in 2008.

All NEOs have a cash balance formula benefit under the Rowan SERP that is determined by calculating the cash balance formula benefit under the Rowan Pension Plan without regard to the qualified plan limits and then reducing it by the amount of the cash balance formula benefit under the Rowan Pension Plan. In addition, the cash balance benefit under the Rowan SERP includes a 6% pay credit on compensation over the qualified plan limit to make up for limitations under our Savings Plan. These benefits commence six months after termination and are paid in a single sum payment.

Pension Benefits Table

The table below shows the present value of accumulated benefits for each NEO at December 31, 2013. We have provided the present value of accumulated benefits at December 31, 2013 using a discount rate of 4.97% for the Rowan Pension Plan and 4.64% for the Rowan SERP.

	Plan	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit($) (a)	Payments During Last Fiscal Year($)
Ralls	Rowan Pension	5	68,194	0
	Rowan SERP	5	737,317	0

Burke	Rowan Pension	3	37,997	0
	Rowan SERP	3	142,852	0

Keller	Rowan Pension	21	1,145,409	0
	Rowan SERP	21	668,167	0

Bartol	Rowan Pension	7	206,832	0
	Rowan SERP	7	185,152	0

Buvens	Rowan Pension	33	1,802,719	0
	Rowan SERP	33	684,425	0

(a)	Our pension and other postretirement benefit liabilities and costs are based upon actuarial computations that reflect our assumptions about future events, including long-term asset returns, interest rates, annual compensation increases, mortality rates and other factors. A discussion of assumptions is set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies and Management Estimates – Pension and other postretirement benefits” in our Form 10-K for the year ended December 31, 2013.

Potential Post-Employment Payment Table

The following table reflects benefits payable in the event of voluntary termination, involuntary termination or a change in control as if the termination date were December 31, 2013 under the Rowan Pension Plan and the Rowan SERP:

	Plan name	Age at 12/31/2013	Frozen Plan benefit monthly annuity – starting age 60 ($)	Frozen Plan benefit monthly annuity – starting January 1, 2014 ($)	Cash balance lump sum – starting age 60 ($)	Cash balance lump sum – starting January 1, 2014 ($)
Ralls	Rowan Pension	64.49	N/A	N/A	68,194	68,194
	Rowan SERP	64.49	N/A	N/A	737,317	737,317

Burke	Rowan Pension	46.27	N/A	N/A	73,948	37,342
	Rowan SERP	46.27	N/A	N/A	266,249	134,450

Keller	Rowan Pension	61.61	5,459	5,459	162,338	162,338
	Rowan SERP	61.61	1,542	1,542	365,489	365,489

Bartol	Rowan Pension	54.71	712	522	120,414	92,765
	Rowan SERP	54.71	23	17	230,248	177,378

Buvens	Rowan Pension	57.97	9,088	8,141	217,721	197,125
	Rowan SERP	57.97	1,883	1,687	350,433	317,281

PROPOSAL NO. 8

AN ORDINARY RESOLUTION TO RATIFY THE AUDIT COMMITTEE’S APPOINTMENT OF DELOITTE

& TOUCHE LLP AS OUR U.S. INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014

The firm of Deloitte & Touche LLP has been appointed as U.S. independent registered public accounting firm and principal auditors for the Company for the year ending December 31, 2014. We are asking you to ratify that appointment.

The Audit Committee approved the appointment of Deloitte & Touche LLP to conduct the audit of our consolidated financial statements for 2014.

We do not expect representatives of Deloitte & Touche LLP to attend the Meeting.

Recommendation of the Board

The Board and Audit Committee recommend you vote FOR the ordinary resolution in Proposal 8 to ratify the Audit Committee’s appointment of Deloitte & Touche LLP as our U.S. independent registered public accounting firm for 2014.

PROPOSAL NO. 9

AN ORDINARY RESOLUTION TO RE-APPOINT DELOITTE LLP AS OUR U.K. STATUTORY AUDITOR UNDER THE UK COMPANIES ACT 2006 (TO HOLD OFFICE UNTIL THE CONCLUSION OF THE NEXT ANNUAL GENERAL MEETING AT WHICH ACCOUNTS ARE LAID BEFORE THE COMPANY)

Deloitte LLP, the U.K. affiliate of Deloitte & Touche LLP, has served as the U.K. statutory auditors under the U.K. Companies Act 2006 for Rowan Companies plc since its registration as a public limited company on May 1, 2012. We are asking you to approve their re-appointment. We do not expect representatives of Deloitte LLP to attend the Meeting.

Recommendation of the Board

The Board and Audit Committee recommend you vote FOR the ordinary resolution in Proposal 9 to re-appoint Deloitte LLP as our U.K. statutory auditor under the U.K. Companies Act 2006 (to hold office until the conclusion of the next annual general meeting at which accounts are laid before the Company).

PROPOSAL NO. 10

AN ORDINARY RESOLUTION TO AUTHORIZE THE AUDIT COMMITTEE TO DETERMINE OUR U.K. STATUTORY AUDITORS’ REMUNERATION

Recommendation of the Board

The Board and Audit Committee recommend you vote FOR the ordinary resolution in Proposal 10 to authorize the Audit Committee to determine our U.K. statutory auditors’ remuneration.

AUDIT COMMITTEE REPORT

Membership and Role of the Audit Committee

Our Audit Committee members are all non-executive members of the Board: William T. Fox III (Chairman), Thomas R. Hix, John J. Quicke and Tore I. Sandvold. The Audit Committee operates under a written charter adopted by the Board, which is available on our website at www.rowancompanies.com under “Investor Relations – Governance – Audit Committee Charter” and is available in print upon request. Each of the members of the Audit Committee meets the independence requirements of the NYSE rules currently in effect and is financially literate as such qualifications are interpreted by the Board in its business judgment. However, the Audit Committee is not professionally engaged in the practice of accounting, auditing and evaluating auditor independence. The Audit Committee held five meetings during 2013.

Review of Rowan’s Audited Financial Statements for the Year ended December 31, 2013

The Audit Committee has reviewed and discussed with our management the audited consolidated financial statements of the Company for the year ended December 31, 2013. The Audit Committee has also discussed with Deloitte & Touche LLP, our U.S. independent registered public accounting firm, the matters required to be discussed by statement on Auditing Standards No. 61, as amended, regarding communication with audit committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Deloitte & Touche LLP its independence from management and the Company.

Based on the Audit Committee’s review and discussions with management and the independent auditors, and subject to the limitations of the Audit Committee’s role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

The Audit Committee of the Board of Directors

William T. Fox III, Chairman

Thomas R. Hix

John J. Quicke

Tore I. Sandvold

February 26, 2014

The U.K. statutory auditor is responsible for conducting the statutory audit of our U.K. statutory accounts in accordance with the requirements of the U.K. Companies Act 2006.

The foregoing report of the Audit Committee will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed filed under such acts.

The Audit Committee approves Deloitte & Touche LLP’s and its affiliates (“Deloitte”) audit and non-audit services in advance as required under Sarbanes-Oxley and SEC rules. Before the commencement of each fiscal year, the Audit Committee appoints the independent auditor to perform audit services that the Company expects to be performed for the fiscal year and appoints the auditor to perform audit-related, tax and other permitted non-audit services. In addition, the Audit Committee approves the terms of the engagement letter to be entered into by the Company with the independent auditor. The Audit Committee has also delegated to its Chairman the authority, from time to time, to pre-approve audit-related and non-audit services not prohibited by law to be performed by our independent auditors and associated fees, provided that the Chairman will report any decisions to pre-approve such audit-related and non-audit services and fees to the full Audit Committee at its next regular meeting.

The table below sets forth the fees paid to Deloitte over the past two years. All such audit, audit-related and tax services were pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Fees billed by Deloitte in 2012 and 2013 were as follows:

	2013 ($)	2012 ($)
Audit fees (a)	2,325,618	1,643,506
Audit-related fees (b)	7,036	141,477
Tax fees (c)	5,358,532	4,020,268
All other fees	—	—

Total	7,691,186	5,805,251

(a)	Fees billed for audit services in 2012 and 2013 consisted of:

•	Audit of our annual financial statements;

•	Reviews of our quarterly financial statements;

•	Statutory audits;

•	Services related to SEC matters; and

•	Attestation of management’s internal controls, as required by Section 404 of the Sarbanes-Oxley Act.

(b)	Fees billed for audit-related services in 2012 consisted of research related to the Company’s expected conversion to new international financial reporting standards (IFRS). Fees for audit-related services billed in 2013 consisted of a periodical subscription and other course fees.

(c)	Fees billed for tax services in 2012 and 2013 consisted of tax compliance and tax planning advice. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings. The following table shows a breakdown of such fees billed in 2012 and 2013, which are primarily related to significant unique events:

Transaction or Event	Fees Billed in 2013 ($)	Fees Billed in 2012 ($)
International restructuring	3,161,466	3,208,139
Assistance with IRS audits	774,078	294,205
Other (1)	1,422,988	517,924

(1)	Other fees for tax services in 2012 and 2013 include advice related to new country entry research, change in tax method, advance pricing agreement, bareboat charters, Norway and Middle East matters, ETI exclusion and various other matters.

PROPOSAL NO. 11

AN ORDINARY RESOLUTION OF A BINDING VOTE TO APPROVE ROWAN COMPANIES PLC’S

DIRECTORS’ REMUNERATION POLICY (IN ACCORDANCE WITH REQUIREMENTS APPLICABLE

TO U.K. COMPANIES)

In accordance with the U.K. Companies Act 2006, shareholders are voting to approve Rowan Companies plc’s Directors’ Remuneration Policy included in the U.K. statutory Directors’ Remuneration Report.

The Directors’ Remuneration Policy sets out our policy on directors’ remuneration effective from April 25, 2014 and is set out in two parts (Part 1 and section 2 of Part II) of the Directors’ Remuneration Report. Part I also constitutes the “Compensation Discussion and Analysis” as required by regulations promulgated by the SEC. Part II is set forth as Annex A to this proxy statement. Further to section 439A of the U.K. Companies Act 2006, the shareholder vote on the Directors’ Remuneration Policy is binding in that once it is approved by shareholders and if it remains unchanged, it will be valid for up to three financial years without new shareholder approval being required. On approval of the Directors’ Remuneration Policy (and once it commences), all payments by the Company to the Directors and former directors (in their capacity as directors) will be made in accordance with the Directors’ Remuneration Policy, unless a payment has separately been approved by a shareholder resolutions.

If the Directors’ Remuneration Policy is not approved at the Meeting it will result in the Company incurring expenses as, to comply with U.K. law, the Company will be required to hold additional shareholder meetings during 2014 until the policy is approved. In addition, if the Directors’ Remuneration Policy is not approved, the Company may not be able to pay expected compensation to its directors, including its CEO and Executive Chairman, which could materially harm the Company’s ability to retain its top executives and manage its business. In accordance with English law, the U.K. Directors’ Remuneration Policy has been approved by and signed on behalf of the Board and will be delivered to the Registrar of Companies in the U.K. following the Meeting.

Recommendation of the Board

The Board recommends you vote FOR the ordinary resolution of a binding vote in proposal 11 to approve Rowan Companies plc’s Directors’ Remuneration Policy (in accordance with requirements applicable to U.K. companies).

PROPOSAL NO. 12

AN ORDINARY RESOLUTION OF A NON-BINDING ADVISORY VOTE TO APPROVE ROWAN

COMPANIES PLC’S U.K. STATUTORY IMPLEMENTATION REPORT

(IN ACCORDANCE WITH REQUIREMENTS APPLICABLE TO U.K. COMPANIES)

In accordance with the U.K. Companies Act 2006, shareholders are voting to approve Rowan Companies plc’s U.K. Implementation Report (or annual report on remuneration as described in the regulations) included in the U.K. Directors’ Remuneration Report.

The U.K. Implementation Report sets out the remuneration that has been paid to the directors in the financial year ended December 31, 2013, and is set out in two parts (Part I and sections 3 and 4 of Part II of the Directors’ Remuneration Report). Part I also constitutes the “Compensation Discussion and Analysis” as required by regulations promulgated by the SEC. Part II is set forth as Annex A to this proxy statement. In accordance with English law, the U.K. Implementation Report has been approved by and signed on behalf of the Board and will be delivered to the Registrar of Companies in the U.K. following the Meeting.

Under English law the shareholder vote on the U.K. Implementation Report is advisory and non-binding on the Board. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our director compensation program.

Recommendation of the Board

The Board recommends you vote FOR the ordinary resolution of a non-binding advisory vote in proposal 12 to approve Rowan Companies plc’s U.K. Implementation Report for the year ended December 31, 2013 (in accordance with legal requirements applicable to U.K. companies).

PROPOSAL NO. 13

AN ORDINARY RESOLUTION OF A NON-BINDING ADVISORY VOTE TO APPROVE ROWAN

COMPANIES PLC’S NAMED EXECUTIVE OFFICER COMPENSATION AS REPORTED IN THIS

PROXY STATEMENT (IN ACCORDANCE WITH REQUIREMENTS APPLICABLE TO COMPANIES

SUBJECT TO SEC REPORTING REQUIREMENTS UNDER THE EXCHANGE ACT)

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, we are asking shareholders to approve an advisory vote on our NEO compensation which is described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement.

SHAREHOLDERS ARE URGED TO READ THE “COMPENSATION DISCUSSION AND ANALYSIS” SECTION OF THIS PROXY STATEMENT, WHICH MORE THOROUGHLY DISCUSSES HOW OUR COMPENSATION POLICIES AND PROCEDURES SUPPORT OUR COMPENSATION PHILOSOPHY. WE BELIEVE THAT THESE POLICIES AND PROCEDURES ARE EFFECTIVE IN SUPPORTING OUR COMPENSATION PHILOSOPHY AND IN ACHIEVING ITS GOALS.

We currently intend to hold this vote annually. In accordance with this determination and Section 14A of the Exchange Act and as a matter of good corporate governance, we are asking shareholders to approve the following advisory vote at the Meeting:

RESOLVED, that the shareholders of the Company approve, on an advisory basis, the 2013 compensation of the NEOs disclosed in the “Compensation Discussion and Analysis,” the “Summary Compensation Table” and the related compensation tables, notes and narrative in the proxy statement for our 2014 annual general meeting of shareholders.

Because this vote is advisory, it will not be binding upon our Board. However, we value constructive dialogue with our shareholders on executive compensation and other important governance topics and encourage all shareholders to vote their shares on this matter. We will take into account the outcome of this vote when considering future executive compensation arrangements.

Recommendation of the Board

The Board recommends you vote FOR the ordinary resolution of a non-binding advisory vote in proposal 13 to approve Rowan Companies plc’s named executive officer compensation as reported in this proxy statement (in accordance with requirements applicable to companies subject to SEC reporting requirements under the Exchange Act).

ADDITIONAL INFORMATION

U.K. Statutory Accounts and Reports of the Directors and Auditors of Rowan Companies plc for the year ended December 31, 2013

Our directors are required by the U.K. Companies Act 2006 to lay before the Company our U.K. statutory accounts, the U.K. statutory Directors’ Report and the statutory Auditors’ Report relating to those accounts at each annual general meeting. Accordingly, our Board lays before the Meeting the Rowan Companies plc U.K. statutory accounts and the U.K. statutory Directors’ Report, each of which has been approved by and signed on behalf of our Board, and the statutory Auditors’ Report for the year ended December 31, 2013, all of which will be delivered to the Registrar of Companies in the U.K. following the Meeting. Copies of our (i) U.K. statutory accounts, (ii) U.K. statutory Directors’ Report, and (iii) statutory Auditors’ Report for the year ended December 31, 2013 have been included in the Annual Report on Form 10-K and the U.K. Annual Report and Financial Statements accompanying this proxy statement. Shareholders will be provided an opportunity to raise questions in relation to the accounts and reports at the Meeting. The full accounts and reports of Rowan Companies plc will be available for inspection prior to and during the Meeting.

General and Other Matters

Article 45.2 of our Articles of Association limits the business transacted at the Meeting to the purposes stated in the notice of the Meeting. As such, proposals 1—13 are the only matters that will be brought before the Meeting. However, as noted above, during the Meeting our Board will lay before the Company our U.K. statutory accounts, the U.K. statutory Directors’ Report, and the statutory Auditors’ Report for the year ended December 31, 2013 and provide an opportunity for shareholders to raise questions in relation to the accounts and reports.

Shareholders’ Rights to Call a General Meeting

Our shareholders have the right to call a meeting of our shareholders. Specifically, the U.K. Companies Act 2006 generally requires the directors to call a general meeting once the Company has received requests to do so from holders of at least 5% of our shares. The U.K. Companies Act 2006 generally prohibits shareholders of a U.K. public limited company to pass written resolutions. However, significant shareholders would, in any case, still have the power to call a general meeting and propose resolutions. These provisions are mandatory under the U.K. Companies Act 2006 and cannot be waived by our shareholders.

Authority to Allot Shares

Our Board may issue shares if it is authorized to do so by shareholders. Under the U.K. Companies Act, shareholders also have a statutory right of pre-emption in relation to share issuances which right can be waived by shareholders. In connection with the implementation of our redomestication, the Company procured the right to so allot shares and pre-emption rights for shareholders were waived for a five-year period (the maximum period allowed under the U.K. Companies Act 2006). These rights are similar to (but in fact more restrictive than) the rights we had as Delaware company. For instance, since this allotment authority and the waiver of statutory pre-emption rights expire after five years, we will need to seek renewal by way of shareholder approval prior to each expiration period.

Section 16(a) Beneficial Ownership Reporting Compliance

All of Rowan’s directors, executive officers and any greater than 10% shareholders are required by Section 16(a) of the Exchange Act to file with the SEC initial reports of ownership and reports of changes in ownership of shares and to furnish the Company with copies of such reports. Based on a review of those reports and written representations that no other reports were required, we believe that all applicable Section 16(a) filing requirements were complied with during the year ended December 31, 2013.

Annual Report

The Company will furnish without charge to any person whose proxy is being solicited, upon written request of such person, a copy of our annual report for the year ended December 31, 2013, as filed with the SEC, including the financial statements and any financial statement schedules thereto. The Company will furnish to any such person any exhibit described in the list accompanying the annual report upon the payment, in advance, of reasonable fees related to our furnishing such exhibit(s). All requests for copies of such report and/or exhibit(s) should be directed to Ms. Melanie M. Trent, Company Secretary, at the office address shown below.

Questions?

If you have any questions or need more information about the Meeting please write to us at our offices in Houston, Texas:

Melanie M. Trent

Senior Vice President, Chief Administrative Officer & Company Secretary

Rowan Companies plc

2800 Post Oak Boulevard, Suite 5450

Houston, Texas 77056

ANNEX A

ROWAN COMPANIES PLC U.K. STATUTORY DIRECTORS’ REMUNERATION REPORT—PART II

Rowan Companies plc (the “Company”) is subject to disclosure regimes in the U.S. and U.K. While some of the disclosure requirements in these jurisdictions overlap or are otherwise similar, some differ and require distinct disclosures. As a result, you will find our Directors’ Remuneration Report (the “Report”) required by English law in two parts: (i) the information included in Part I (also known as “Compensation Discussion and Analysis”)) which begins on page 28 of the proxy statement (referred to at times in this Annex A as “CD&A”), together with, where expressly referred to, the Directors Compensation & Attendance part of the proxy statement and includes disclosure required by the SEC as well as English law, and (ii) the information included in this Part II (labeled Annex A), which includes additional disclosure required under English law. Part I should be read in conjunction with this Part II. Pursuant to English law, the Report also forms part of the statutory Annual Accounts and Reports of Rowan Companies plc for the year ended December 31, 2013. The Report was approved by the Compensation Committee on behalf of the Board of Directors on March 7, 2014.

1. Statement by Thomas R. Hix, Chair of the Compensation Committee

The major decisions of the Compensation Committee of the Board (the “Committee”) on directors’ compensation (or “remuneration” as such term is used in the U.K. regulations and interchangeably with “compensation” throughout this Part II) and the changes to directors’ remuneration during the year (and the context for these decisions and changes) are summarized in CD&A.

2. Directors’ Remuneration Policy

The following section contains the material required to be set out as the directors’ remuneration policy for the purposes of Part 4 of The Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2013, which amended The Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008. This policy will take effect, subject to the approval of the shareholders, from April 25, 2014, the date of the 2014 annual general meeting of shareholders (the “Meeting”).

2.1 Future Policy Table

Context of Policy:

We operate in a highly competitive global offshore drilling market with relatively few publicly traded peers. The offshore drilling environment is strongly influenced by the factors shown below that significantly affect strategic decision making and company performance over time. Recruiting, hiring and retaining executives who understand and can evaluate this environment is key to our success. These factors include:

•    complex technical expertise;

•    overarching effect of world oil markets;

•    large concentrated capital investments with long payback horizons;

•    cyclical nature of oil and gas demand and pricing;

•    significant hiring needs in a tight labor market for employees with highly specialized skill sets;

•    stringent and evolving customer demands; and

•    impact of laws, regulations, customs, safety and environmental considerations around the world.

As a solely U.S. listed company, changing the domicile of the Company to the U.K. did not change the Committee’s approach to compensation arrangements which continue to be set having regard to a U.S. context. For more information regarding the context of our compensation philosophy and objectives, please see CD&A.

The future policy tables set forth below apply in respect of:

•	executive officers appointed to the Board of Directors (“Executive Directors”); and

•	non-executive directors (“Non-Executive Directors”).

Currently, Mr. Ralls is the only executive officer appointed to the Board. However, in connection with Dr. Burke’s appointment as CEO in April 2014, the Board has nominated him for election to the Board at the Meeting.

In accordance with U.K. law, the policy has mandatory force pursuant to which, after the effective date of the poli§cy, payments may not be made which are outside the scope of the policy without prior shareholder consent. If the policy is not approved at the Meeting, it will result in the Company incurring expense as, to comply with U.K. law, the Company will be required to hold additional shareholder meetings during 2014 until the policy is approved. In addition, if the directors’ remuneration policy is not approved, the Company may not be able to pay expected compensation to its directors, including its CEO and Executive Chairman, which could materially harm the Company’s ability to retain its top executives and manage its business.

In accordance with guidance endorsed by the U.K. government, we aim to provide sufficient flexibility in the policy for unanticipated changes in compensation practices and business conditions to ensure the Committee has appropriate discretion to react as it deems prudent. As the U.K. legislation is new, the Committee will continue to review market practice and shareholder input to determine the appropriate level of flexibility in the policy and frequency of the mandatory vote in future years. Nothing in the following policy is intended to broaden or change the powers currently available to the Committee or to impact the manner in which the Committee assesses decisions. Maximum caps are provided to comply with the required legislation and should not been taken to indicate an intent to make payments at that level. The Committee will continue to consider whether, in its view, compensation arrangements are in the overall interests of shareholders.

Slightly different formats have been used in respect of the tables for the Executive Directors and the Non-Executive Directors. All dollar amounts are shown in U.S. dollars, unless indicated otherwise.

Executive Directors

Element	Purpose and link to strategy	Operation	Maximum	Performance Conditions
Base Salary	Helps attract and retain Executive Directors as part of a competitive total pay package.	Executive Director base salaries are reviewed annually by the Committee. The Committee reviews pay information among the Company’s offshore drilling peer companies (and/or such other peers as it considers appropriate) to ensure that salaries remain competitive. The Committee does not target a specific percentile of the market data, but instead takes into consideration the competitive conditions and the circumstances of the individual, such as tenure in the position, level of expertise and responsibilities of the position, as well as a

The U.K. legislation requires the policy to set a maximum level. The policy maximum for any individual is $1.3 million in annual base salary.

The Committee will consider the factors set out under “Operation” when determining the appropriate level of base salary within the formal maximum.

None.

Element	Purpose and link to strategy	Operation	Maximum	Performance Conditions

subjective judgment of the individual’s performance. There is no specific weighting given to each factor.

The Committee considers the appropriateness of the constituents of the peer group and makes changes as it considers appropriate prior to each annual review.

Implementation of Policy in 2013 and 2014 (this section is here for informational purposes only but does form part of the Directors’ Implementation Report)

2013 Base Salary:

Mr. Ralls is currently the Company’s Chief Executive Officer (“CEO”). Mr. Ralls’ annual base salary was $950,000 in 2013. As of the Meeting, Mr. Ralls will retire as CEO and become the Executive Chairman of the Board. Dr. Thomas Burke will be appointed CEO.

2014 Base Salary:

The Committee has approved compensation packages for Mr. Ralls and Dr. Burke in anticipation of the transition of Mr. Ralls to Executive Chairman and Dr. Burke to CEO and Executive Director in 2014. Mr. Ralls’ base salary will be reduced to $700,000 effective as of his appointment as Executive Director on April 25, 2014 while Dr. Burke’s base salary as CEO will be $800,000, effective as of the same date. Both these rates have been set lower than Mr. Ralls’ previous salary as CEO and demonstrate the Committee’s approach to setting pay at such level as it considers appropriate.

The current peer group for the purposes of salary comparison is set forth on page 35 of CD&A.

Annual Bonus (Annual Incentive Plan (“AIP”))	Motivates Executive Directors and rewards the achievement of strategic financial and operational measures, as well as individual performance.

At or following the commencement of each fiscal year, the Committee determines the individual AIP incentive target (denominated as a percentage of base salary) for Executive Directors and the annual performance metrics and discretionary component(s) of the AIP plan.

In order to meet the Company’s 162(m) deductibility objectives pursuant to the U.S. tax code, the Committee also approves the “plan within the plan” approach. If required EBITDA or net income thresholds are met, then a bonus pool under the AIP for all AIP awards is funded at the maximum

The U.K. legislation requires a formal maximum to be set. The maximum AIP target is set at 150% of base salary for Executive Directors.

The Committee believes this reserves sufficient flexibility for changes in circumstances. For 2013, Mr. Ralls’ AIP target was 110% of base salary. The Committee will increase the AIP target bonus percentage for Executive Directors when it considers it appropriate to do so having regard to performance, market

The Committee may set such conditions to the AIP plan as it considers appropriate. Those conditions may be financial, non-financial, corporate, divisional, team or individual measures and in such proportions as the Committee considers appropriate. The AIP metrics address the challenges of managing a highly complex and cyclical global business and drive and reward performance that

Element	Purpose and link to strategy	Operation	Maximum	Performance Conditions

opportunity. This threshold performance hurdle is designed to ensure all AIP payouts within the plan are deductible under Section 162(m) and does not reflect the operational or financial metrics contained in the applicable AIP plan.

Once the bonus pool is funded, the Committee determines the actual bonus payout by using its discretion and assessing the Company’s performance against the financial and operational metrics set forth in the AIP plan.

The Committee believes the AIP performance metrics are an appropriate mix of operational and financial measures. An additional portion of the AIP payout may be awarded at the discretion of the Committee having regard to achievement of strategic measures and/or personal performance that are, in the view of the Committee, relevant to the creation of long-term shareholder value.

AIP payout levels are determined by the Committee after the fiscal year-end. AIP payouts are made in cash following the determination of the amount earned. Such payouts are normally paid in the first quarter following the year-end.

While not currently intended, the Committee reserves the right to add additional features such as the compulsory deferral of part of a payout into shares.

factors and/or competitive practice and retention needs of the Company.

Depending upon performance, a payout of 0 – 200% of the target level may be earned (with 0% currently earned if the threshold levels of performance are just met although the Committee may change the threshold level for future performance periods). The Committee may reduce the maximum range below 200% for future awards should it consider that to be appropriate.

Consistent with U.S. practice, the Committee reserves the right to make other bonus payments on an exceptional basis which it considers to be a fair reflection of the particular contribution of an executive and, in the view of the Committee, appropriate and in the interests of shareholders. While there is no current intent to utilize this flexibility, the Committee has reserved discretion to make such further bonus payments up to an extra amount equal to the AIP cap.

supports the Company’s core values.

Element	Purpose and link to strategy	Operation	Maximum	Performance Conditions

Notwithstanding the formal AIP metrics, the Committee reserves the right to make any adjustment to any payout as it considers appropriate, subject to the overall stated maximum.

All AIP awards are subject to potential clawback provisions as described on page 45 of CD&A.

Implementation of Policy in 2013 and 2014 (this section is here for informational purposes only but does form part of the Directors’ Implementation Report)

2013 AIP:

Details of the performance measures and targets for the 2013 AIP are set out in CD&A on pages 38 and 39 except to the extent that the information is considered commercially sensitive. Such information will remain so and will not be disclosed subsequently.

Mr. Ralls received a 2013 AIP payout of $1,280,763, which was 134.8% of his base salary and 124.6% of his AIP target.

2014 AIP – Performance measures and targets:

The Committee’s approach within this policy for 2014 is to set 75% of the AIP payout pool by reference to financial and operational targets and 25% by reference to strategic and/or individual performance factors (the latter being subjective in nature). For 2014, the financial and operational metrics and weighting of such metrics for the 2014 AIP are set out below. Specific targets are not disclosed in that they are considered commercially sensitive. The Company expects to report targets and resulting 2014 performance in the U.S. proxy statement for the 2015 annual meeting of shareholders.

	Metric		Weighting
	EBITDA		50%
	HSE (a)		20%
	Contracted Non-Productive Time (b)		10%
	Newbuild Capital Projects (c)		10%
	Upgrade Capital Projects (d)		10%

(a)    Safety performance is derived from our internal incident reporting by comparing the trailing total recordable incident rate (“TRIR”) with Company goals.

(b)    Contracted Non-Productive Time (“NPT”) refers to any period when one of our rigs is on location and under contract but not operational due to equipment failure or other unplanned stoppage.

(c)    Our Newbuild Capital Projects metric is based on our rig construction projects remaining on time and on budget.

(d)    Our Upgrade Capital Projects metric is based on our upgrade capital projects remaining on time and on budget.

For 2014, Mr. Ralls’ AIP target as Executive Chairman will be 100% of his base salary and Dr. Burke’s AIP target as CEO will be 100% of his base salary, in each case, prorated from the effective date of their appointment to their new roles.

Element	Purpose and link to strategy	Operation	Maximum	Performance Conditions
Long-Term Incentive Compensation (“LTI”)	Aligns Executive Director behavior with long-term strategic imperatives for the Company. Rewards the creation of long-term shareholder value. Aligns Executive Director and shareholder interests.

The Company operates a long-term incentive plan that was approved by the shareholders at the 2013 annual general meeting of shareholders and this policy reserves the ability to use all aspects of that plan. In particular, the following awards may be made:

•   Restricted Share Units (“RSUs”): the right to receive one share or its equivalent in cash.

•   Share Appreciation Rights (“SARs”): a right to receive a payment, in cash or shares, equal to the excess of the fair market value of a specified number of shares on the date the award is exercised over a specified grant price.

•   Performance Units (“PUs”): an award of cash and/ or shares, subject to performance measures; PUs may be expressed as a fixed number of units with a cash equivalent per unit or may be made in respect of a notional number of shares and settled in cash. Currently, the Company anticipates that all PUs will be settled in cash.

•   Dividend Equivalent Rights (“DERs”): the right to receive in shares or cash the value of dividends paid on shares subject to awards (not applicable to Options or SARs).

The Company’s shareholder approved current incentive plan, provides that no participant may be granted Options, SARs, RSUs, RS, bonus shares, performance awards (which include the PUs) or dividend equivalents in any one year period covering more than 1,500,000 shares or $5,000,000 (based on grant date value) if cash settled.

The Committee expressly reserves discretion to make such awards as it considers appropriate within these limits having regard to such factors it considers appropriate including performance, market factors and/or competitive practice and retention needs of the Company.

The Committee may also increase or decrease the multiple of awards made in any year (subject to the plan maximum) and the mix of performance based awards in any year in light of performance and/or competitive practice.

Other than vesting periods, RSUs, RS, SARs and Option awards are not presently subject to additional pre-vest performance conditions. This is consistent with U.S. practice for simplicity in the reward structure and to align a portion of our Executive Directors’ compensation with shareholder outcomes.

PUs (and other awards as determined by the Committee) may be awarded subject to such performance conditions as the Committee considers appropriate (whether financial or non-financial, relative or absolute and whether corporate, divisional, team or individual).

Currently outstanding PUs are subject to a total shareholder return (“TSR”) performance measure relative to an offshore drilling peer group.

The Committee reviews and selects the peer group annually based on the Company’s competitors within the drilling industry and Company’s

Element	Purpose and link to strategy	Operation	Maximum	Performance Conditions

In addition, the following awards may be made under the Company’s incentive plan although these types of awards are not currently part of our 2013 or 2014 annual LTI program:

•    Restricted Shares (“RS”): restricted grants of shares that remain subject to a substantial risk of forfeiture until vesting.

•    Options: market value exercise price share options.

•    Bonus Shares: awarded based on performance and not subject to restrictions.

•    Other Performance Awards: granted subject to performance criteria specified by the Committee and applying such business criteria and other measures of performance as it may deem appropriate to determine the amounts or proportions of awards that will vest.

The terms of each form of award, including vesting periods and the application of any performance conditions, will be determined by the Committee prior to each grant.

All LTI awards are subject to potential clawback provisions as described on page 45 of CD&A.

Currently, RSUs, RS, SARs and Option awards are settled in shares, or with regard to SARs and Options, in cash at the discretion of the Committee. PUs deliver cash based on business strategy and underlying operations. Pursuant to the Company’s incentive plan and grant agreements, such peer group may be modified as deemed necessary by the Committee.

The Committee applies TSR to PUs as it links an element of reward to relative performance against the Company’s peers.

However, pursuant to the terms of the Company’s incentive plan, the Committee may, from time to time, use other business criteria and other measures of performance as it may deem appropriate. Any such goals may be determined on an absolute or relative basis or as compared to the performance of a published or special index or internal benchmark deemed applicable by the Committee.

Performance measurement periods for PUs awarded in 2013 and 2014 are described in note (2) below.

Element	Purpose and link to strategy	Operation	Maximum	Performance Conditions
the attainment of the performance conditions described herein. The Company’s policy is to honor the vesting of all awards granted under previous policies.

Implementation of Policy in 2013 and 2014 (this section is here for informational purposes only but does form part of the Directors’ Implementation Report)

LTI Compensation in 2013:

Details of LTI awards made in 2013 are set out at Section 4.3 of this Part II.

Details of LTI awards vesting in 2013 are set out beginning on page 42 of the Executive Compensation in CD&A.

LTI Compensation in 2014:

The Committee’s current approach within this policy is to make awards with a maximum target multiple of base salary for Executive Directors, other than Mr. Ralls as Executive Chairman, across all types of LTI awards, valuing awards on a grant-date value basis.

For 2014, Mr. Ralls will receive an annual LTI grant of RSUs with a grant date value of $3,000,000 which will vest on the second anniversary of the grant date (with a further grant in 2015 of the same value which will vest on the first anniversary of its grant). As explained at page 44 of CD&A, Dr. Burke’s LTI multiple as CEO will be 450% of base salary. The proposed weighting of the types of LTI awards to be made in 2014 within the policy for Dr. Burke is 50% RSUs and 50% PUs, with the percentage of each type of award to be determined at the discretion of the Committee on a year-to-year basis. Dr. Burke was awarded an annual LTI grant as President and COO in the normal course in March 2014 and will receive an additional grant to be made in April 2014 following his appointment as CEO in April 2014 to achieve the policy level anticipated.

The performance measures for PUs granted in 2014 will be measured based on TSR relative to a selected peer group of offshore drillers comprised of the following companies:

•   Atwood Oceanics, Inc.

•   Diamond Offshore Drilling, Inc.

•   Ensco plc

•   Noble Corporation plc

•   Seadrill Limited

•   Transocean Ltd.

For PU awards made in 2014, the peer group above was selected as it represents the Company’s primary competitors in the markets in which it operates, for customers, investors and employees. The Committee determined to omit Hercules Offshore from the relative TSR peer group because the share price of Hercules is generally driven by different factors than the Company’s. The performance targets will operate in the same manner as for the 2013 awards.

Benefits (3)	Helps recruit and retain Executive Directors, although the	Executive Directors are eligible to receive all benefits available to senior staff from time to time as determined by the	Unlike other elements of compensation, the cost of providing benefits may change	N/A

Element	Purpose and link to strategy	Operation	Maximum	Performance Conditions
general approach is to de-emphasize indirect elements of compensation.

Committee and the Committee periodically considers both the range of such benefits and whether such benefits may be appropriate for a particular Executive Director or more generally.

Benefits typically include medical, dental, vision, life and accidental death and dismemberment (“AD&D”) insurance and short term and long-term disability benefits on the same terms as other employees. As for all senior executives, the Company pays for Executive Directors to periodically have a complete professional personal physical exam.

In addition, the Company pays for expenses related to business travel and accommodations and for preparation of a U.K. tax return.

without any action by the Committee. This is particularly the case for the Company because it has chosen to self-insure medical benefits because this is less expensive compared to having third party insurance. The Company determines the value of such benefits based on the projected average claim costs for an employee and their covered dependents (and will use such calculation in determining the cap on benefits). However, the actual cost to the Company of an Executive Director’s medical costs could be more than the average projected cost in any given year based on the actual claims the Executive Director and his or her covered family members incur. The Company monitors the overall costs to ensure that the provision of benefits remains an appropriate use of the Company’s funds.

The maximum value of all health and welfare benefits (calculated as explained above) together with any other benefits will not exceed a maximum of $150,000 per year.

The Committee may

Element	Purpose and link to strategy	Operation	Maximum	Performance Conditions

agree that the Company pay for certain relocation expenses the Committee considers to be appropriate, up to a maximum of $150,000 for a domestic relocation and $500,000 for an international relocation.

Pensions	To attract and retain our Executive Directors.

The Company operates pension arrangements in which Executive Directors may participate as follows:

Under our cash balance pension plan (the “Pension Plan”), such percentage as determined by the Company of an employee’s eligible compensation (which, consistent with U.S. practice, includes cash bonuses) are credited to a notional account, subject to U.S. Internal Revenue Service (“IRS”) caps on the value of eligible compensation (in 2014, $260,000). The Company has defined the percentage of pay credit that is provided to each employee in the governing plan document. Most participants receive the same percentage of pay credit; however, some longer service employees receive an additional transition pay credit.

Under the restoration plan (the “Restoration Plan”), the Company credits the percentage, as determined by the Committee, of an employee’s eligible compensation over the IRS cap mentioned above to the employee’s Restoration Plan account.

Assessing the maximum cost of pension arrangements involves some element of judgment using a wide range of methodologies. Using the single figure basis within the U.K. legislation (which looks at the value of any annual contribution), and because the U.K. legislation requires a maximum figure for each element to be set, the Committee has set a maximum annual cost of pension arrangements of $430,000 per individual.

The Committee anticipates the actual annual cost of pension benefits to be less than this figure and will monitor the overall costs to ensure it is satisfied that the provision of pension benefits remains an appropriate use of the Company’s funds.

N/A

Element	Purpose and link to strategy	Operation	Maximum	Performance Conditions

Under the Savings Plan (the “Savings Plan”), the Company matches contributions up to 6% as made by the employee.

As with the Pension Plan, amounts in excess of the IRS cap for Savings Plan contributions are credited to the Executive Director’s Restoration Plan account.

The Company reserves the right to change the precise terms of such arrangements within the overall permitted cost maximum.

The Company periodically reviews pension provisions and reserves the right to amend the level of benefits provided to Executive Directors.

The Company will honor the pensions obligations entered into under all previous policies in accordance with the terms of such obligations.

Implementation of Policy in 2013 and 2014 (this section is here for informational purposes only but does form part of the Directors’ Implementation Report)

Details of the pension arrangements that Mr. Ralls participated in 2013 are set out beginning on page 57 of the proxy statement.

No changes are anticipated for fiscal year 2014. Accordingly, for both Mr. Ralls and Dr. Burke:

•    Contributions equivalent to 5% of eligible compensation will be credited under the Pension Plan;

•    Savings Plan contributions are made at the level of 6% of an employee’s eligible compensation up to a U.S. IRS cap (in 2014, a maximum Company contribution of $15,600 per year, but subject to annual adjustment under U.S. tax laws); and

•    Additional contributions in excess of the IRS caps are credited under the Restoration Plan at an 11% level to make up for limits under the Pension Plan and Savings Plan.

Stock Ownership Guidelines	For the Executive Directors to build and maintain a	The Company has adopted share ownership guidelines which apply to executives serving on the Board of Directors. To facilitate the	The value of the available shares held must equal or exceed five times base salary for each	N/A

Element	Purpose and link to strategy	Operation	Maximum	Performance Conditions
long-term ownership position.

implementation of these guidelines, any Executive Director is required to retain a percentage of “available shares” as determined from time to time (presently 35%) until the guideline level is achieved, at which time the retention level reduces. The retention requirement ceases to apply once the Executive Director reaches 200% of the applicable ownership guideline or upon reaching age 60.

Available shares includes shares remaining from award vestings after payment of taxes, fees, commissions and any exercise price payments.

The guidelines are not contractual and no penalty arises for non-compliance.

of the CEO and Executive Chairman.

It is intended that any other Executive Directors would be subject to the same requirement (although the Committee reserves the right to set a lower level).

The Committee reserves the right to make these guidelines more (but not less) onerous.

Miscellaneous	To honor an Executive Director’s contributions to the Board and Company.	Upon retirement from the Board, the Company may make a charitable contribution on behalf of a retiring Executive Director to a charity of his or her choice and/or present a retirement gift.	As the U.K. legislation requires a maximum figure for each element to be set, the Committee set an annual maximum of $25,000 per individual.	N/A

Notes:

(1)	Where the Company’s pay policy for directors differs from its pay policies for groups of employees, this reflects the appropriate market rate position for the relevant roles.

(2)	Performance for PUs awarded in 2012, 2013 and 2014 is measured in each year of the three-year measurement period with 25% of the final value determined in each year, and the final 25% based on performance over the entire 3-year performance period. There is no vesting or payout until the third anniversary of grant. PUs pay out on a range of 0% to 200% of initial unit values of $100 per unit, dependent upon the Company’s relative TSR performance with a 0% pay out for finishing last, a 200% payout for finishing first and with interpolated payouts between these points as explained on pages 40 and 41 of CD&A.

(3)	While the Committee does not consider it to form part of benefits in the normal U.S. usage of that term, the Committee has been advised that corporate hospitality (including the hosting of a dinner on retirement) and attendance at other events (including travel) for a director and/ or members of his or her family (whether paid for by the Company or another) may technically come within the U.K. definition of benefits so the Committee expressly reserves the right for the Company to authorize attendance at such activities within its agreed policies and not to count such items towards the limit if so certified.

Non-Executive Directors

The future policy table set forth below applies in respect of Non-Executive Directors: (1)

Element	Purpose and link to strategy	Operation	Maximum	Performance Conditions
Directors’ Fees	To appropriately recruit, retain and compensate Non- Executive Directors of the highest caliber.

Fee levels are periodically reviewed by the Committee having regard to external comparators such as the Company’s peer group and other market factors.

The Committee does not target a specific percentile of the market data, but instead the Committee exercises judgment as to what it considers to be reasonable in all the circumstances regarding both quantum and the mix of pay having regard to competitive position and such other factors as it considers relevant.

Within the stated maximum, the Committee reserves the right to consider how to structure the Non-Executive Directors’ fees and whether to utilise a general retainer, committee membership, chairmanship, attendance fees, or board attendance or time based or travel allowances.

Non-Executive Directors typically receive an annual cash retainer fee plus additional fees for serving as non-executive Chair, Lead Director and Chair of board committees.

Under the new U.K. legislation, non-employee directors are equally subject to policy caps as their executive colleagues. Accordingly, the Committee will operate within an annual cash cap per individual of $350,000.

However, should the Committee reduce or cease to make equity awards as detailed below, the cap for directors’ fees stated above may be increased by the unused element of the maximum value of the cap relating to equity awards.

N/A

Equity Awards	To appropriately recruit, retain and compensate Non-Executive Directors of the highest caliber. To align Non-Executive	The Board determined to no longer make initial equity grants to new Non-Executive Directors upon joining the Board. New Non-Executive Directors will receive a pro-rated annual equity grant instead.	Pursuant to the Company’s current shareholder approved incentive plan, no Non-Executive Director may be granted awards in any one year period worth more than $600,000 (based on	No performance conditions apply to Non-Executive Director equity grants in order to ensure Non-Executive

Directors’ interests with shareholders.

Annual equity awards are typically granted to Non-Executive Directors around the time of the Company’s annual general meeting but may be awarded in connection with a special shareholders’ meeting if the annual general meeting would otherwise be delayed beyond the usual meeting date. Such equity awards may be in the form of RSUs, RS, SARs, options or any other equity awards permitted under the Company’s incentive plan. All such awards shall be subject to vesting periods as set by the Committee.

The value of equity awards granted to Non-Executive Directors is periodically reviewed alongside the level of cash fees and the Company does not adopt a quantitative approach to pay positioning. The Committee exercises judgment as to what it considers to be reasonable in all the circumstances regarding both quantum and the mix of compensation.

The outstanding non-vested RSU awards granted to Non-Executive Directors in 2013 vest in full on the earlier of (i) the date of the annual meeting subsequent to the grant date and (ii) the first anniversary date of the grant. RSUs awarded to Non-Executive Directors are settled in shares or in cash, at the discretion of the Committee, upon termination of service from the Board.

The Company’s policy is to honor the vesting of all awards granted under previous policies.

grant date value) which is the formal cap for the purposes of the U.K. legislation.

Any increases or changes in the type and value of equity awards will reflect the Committee’s assessment of competitive conditions and the caliber of the directors.

Directors maintain their independence.

Pursuant to the Company’s share ownership guidelines, Non-Executive Directors must retain shares, which include equity grants, with a value at least equal to five times the annual retainer. Non-Executive Directors have five years from initial appointment to the Board to meet the ownership threshold.

The Committee reserves the right to make these guidelines more (but not less) onerous.

The guidelines are not contractual and no penalty arises for non-compliance.

Benefits (2) / Pensions	N/A	Non-Executive Directors are not eligible for Company benefits or pension. The Company pays for, or Non-Executive Directors receive reimbursement of, expenses such as travel and accommodations.

Reimbursement or payment by the Company for expenses, such as travel and accommodations, are not considered to be benefits in the normal U.S. sense. Given the mandatory nature of the new U.K. legislation, a formal annual cap of $200,000 per individual Non-Executive Director has been set for such expenses.

N/A

Miscellaneous	To honor a director’s contributions to the Board and Company.	Upon retirement from the Board, the Company may make a charitable contribution on behalf of the retiring Non-Executive Director to a charity of his or her choice and/or a retirement gift.	As the U.K. legislation requires a maximum figure for each element to be set, the Committee has set an annual maximum of $25,000 per individual.	N/A

Implementation of Policy in 2013 and 2014 (this section does not technically form part of the policy and is here for information only but does form part of the Directors’ Implementation Report)

Directors’ Fees:

2013 Directors’ fees:

•    Board annual fee: $80,000

•    Non-executive Chair annual fee (in addition to annual Board fee): $150,000

•    Committee Chair annual retainer (in addition to annual Board fee):

¡      Health, Safety & Environment/Nominating & Corporate Governance: $10,000

¡      Audit/Compensation: $15,000

The 2014 annual fee for Lead Director (in addition to annual Board fee) will be $20,000. Increases in 2014 fees, if any, will be determined later in 2014.

Equity Awards:

Non-Executive Directors typically receive grants of RSUs. In 2013, Non-Executive Directors received the following:

•    Initial Equity Award for new directors: $25,000 based on the grant date market price

•    Annual Equity Award: $200,000 based on the grant date market price (and prorated for new directors)

The 2014 annual grant is expected to be determined and awarded on or around the 2014 annual general meeting. For 2014, the Board has determined to no longer make initial sign-on equity grants to new Non-Executive Directors. Instead, new Non-Executive Directors will only receive a pro-rated annual equity grant.

Notes:

(1)	The table above for Non-Executive Director compensation policy does not include a section for the AIP or annual bonuses as Non-Executive Directors are not eligible to participate in such arrangements. Any other differences in the table reflect terminology for the different roles.

(2)	While the Committee does not consider it to form part of benefits in the normal usage of that terms, the Committee has been advised that corporate hospitality (including the hosting of a dinner on retirement) and attendance at other events (including travel) for a director and/ or members of his or her family (whether paid for by the Company or another) may technically come within the U.K. definition so the Committee expressly reserves the right for the Company to authorize attendance at such activities within its agreed policies and not to count such items towards the limit if so certified.

2.2 Recruitment Remuneration Policy

As previously announced, it is expected that upon retirement as CEO, Mr. Ralls will be appointed Executive Chairman in 2014 and Dr. Burke will succeed him as CEO and also be appointed to the Board. In anticipation of the transition of Mr. Ralls and Dr. Burke to their new roles at the Company, the Committee has approved compensation packages for each new role. As set forth in the table above, the initial base salary for Mr. Ralls as Executive Chairman has been set at $700,000 (i.e., a reduction of some 25%) while Dr. Burke’s initial base salary as CEO will be $800,000 (both of which are lower than Mr. Ralls’ current base salary as CEO).

•    In terms of the principles for setting a package for a new Executive Director, the starting point for the Committee will be to look to the general policy for Executive Directors as set out above and structure a package in accordance with that policy. Consistent with the U.K. legislation, the caps contained within the general policy for fixed pay do not apply to a recruit either on joining or for any subsequent annual review within the life of this policy as approved by shareholders although the Committee does not envisage exceeding those levels in practice.

•    Ignoring any special buy-out arrangements which may prove to be necessary, the annual bonus and long-term incentive compensation arrangements will operate (including the maximum award levels) as detailed in the general policies in relation to any newly appointed director.

•    For an internal appointment, any variable pay element awarded in respect of the prior role may either continue on its original terms or be adjusted to reflect the new appointment, as appropriate. In the year of promotion for an internal appointment, additional equity-related incentive awards may be made to the individual.

•    The Company may make a contribution towards legal fees in connection with agreeing employment terms. The Company may also agree to pay certain taxes should an Executive Director be asked to relocate to a different country, such that the Executive Director pays no more than would have been required in the home location.

•    Where it is necessary to make a recruitment related pay award to an external candidate, the Company will not pay more than the Committee considers necessary and will in all cases seek, in the first instance, to deliver any such awards under the terms of the existing pay structure. Details of any recruitment-related awards will be appropriately disclosed.

•    All such awards for external appointments (whether to buy-out forfeited awards or negotiated as a sign-on grant), whether under the AIP or LTI program, will take account of the nature, time-horizons and performance requirements for any remuneration relinquished by the individual when leaving a previous position, and will be appropriately discounted to ensure that the Company does not, in the view of the Committee, over-pay.

•    For the avoidance of doubt, where recruitment related awards are intended to replace existing awards held by a candidate in an existing employer, the maximum amounts for incentive pay as stated in the general policies will not apply to such awards. The Committee has not placed a maximum limit on any such awards which it may be necessary to make as it is not considered to be in shareholders’ interests to set any expectations for prospective candidates regarding such awards. Any recruitment-related awards which do not replace awards with a previous employer will be subject to the limits as detailed in the general policy.

2.3 Policy on Payments for loss of office

The U.K. legislation does not require the inclusion of a cap or limit in relation to payments for loss of office. The Committee will take all relevant factors into account in deciding whether any discretion should be exercised in an individual’s favor in these circumstances, and the Committee will aim to ensure that any payments are appropriate in a U.S. context and are fair and reasonable.

In addition to any such payment, the Committee reserves discretion to:

•	Authorize retention of perquisites by directors which they currently receive for a period;

•	Pay an annual bonus for the year of departure;

•	Retain or accelerate vesting of any outstanding equity awards;

•	Pay any unvested PUs at the greater of target or actual performance; and

•	Provide outplacement services in an amount not to exceed $25,000.

Any amounts already accrued under non-qualified deferred compensation arrangements, any pension related arrangements or the Savings Plan have already accrued to the executive and will be retained and will not be a termination payment.

As described more fully beginning at page 46 of CD&A:

•	The Company does not have an employment agreement with executives (and therefore there are no such agreements with a notice period). It is the Company’s policy to have change in control agreements with its Executive Directors from time to time which govern payments made where a termination arises following a change of control of the Company. The principles regarding the potential amounts payable under the change in control agreements (including in respect of LTI awards) are set out beginning on page 46 of CD&A.

•	Upon a departure, the Committee’s policy will be to determine whether any payments are prudent or due to the departing executive dependent upon the actual circumstances.

•	Pursuant to the Company’s retirement policy for acceleration of certain equity awards, for awards made on or after March 6, 2013, upon an employee attaining age 60 with five years of consecutive service (“retirement eligibility”), outstanding RSUs, SARs and PUs held for at least six months will no longer be subject to risk of forfeiture upon reaching retirement eligibility. The accelerated vesting may be made contingent on such conditions (including post-termination covenants relating to non-competition or non-solicitation of employees and customers) as the Committee may determine.

As explained at page 46 of CD&A under the heading “Employment Contracts and Severance Arrangements”, it is proposed to amend certain change in control agreements with certain executive officers to remove, from April 2016 the tax gross-ups included with these agreements. It is also proposed to enter into a new change in control arrangement with Mr. Ralls as Executive Chairman and to increase the multiple due to Dr. Burke to 2.99 to align it with Mr. Ralls’ current change in control agreement as CEO and with U.S. practice. See page 46 of CD&A for further details.

Non-Executive Directors do not have any notice periods prior to termination of service and are not entitled to any compensation on termination. However, all vested equity awards will be settled in cash or shares, at the discretion of the Committee, upon termination of service. The Committee also reserves the right to accelerate vesting of any unvested equity awards.

2.4 Performance Scenarios

The U.K. legislation requires the inclusion of scenario charts showing the levels of compensation that an Executive Director could earn in respect of his or her service over the coming year under the policy in certain circumstances. The legislation was drafted with U.K.-oriented compensation practices in mind and does not make clear how to treat certain U.S.-oriented compensation such as RSUs. The Committee considers these awards to be performance related and aligning the interests of executives to those of our shareholders.

For the purposes of the scenarios below, based on advice regarding the interpretation of the U.K. legislation, we have shown RSUs as fixed pay even though the Committee considers RSUs as a key element of variable compensation. To assist the reader, the tables distinguish between such awards and the other elements of fixed pay.

Percentages in the above tables have been rounded to the nearest whole percent. The assumptions used in the tables above are as follows:

Minimum	• Total Fixed Pay consists of three components: ¡ Base Salary ¡ Benefits ¡ Pension
	Name	2014 Salary (a)	2013 Benefits (b)	2013 Pension (c)	Total Fixed Pay
	W. Matt Ralls	$776,528	$27,956	$213,180	$1,017,664
	Thomas P. Burke	$800,000	$17,354	$109,441	$926,795

(a)    Base salary is the salary to be paid in respect of 2014.

•    For Mr. Ralls, base salary has been pro-rated for the period before and after he becomes Executive Chairman.

•    For Dr. Burke, base salary has been annualized from the date of his anticipated appointment to the Board.

(b)    Includes the Company’s portion of projected average medical costs plus actual premiums for other health and welfare benefits and other U.K. taxable benefits. For Mr. Ralls, $17,648 constitutes health and welfare benefit costs borne by the Company and $9,525 constitute other items taxable as benefits in the U.K. For Dr.

Burke, $16,179 constitute health and welfare benefit costs borne by the Company and $1,175 constitute other items taxable as benefits in the U.K. Figures for 2013 benefits are used as a fair estimate of actual figures because 2014 amounts are not yet known.

(c)    Pension is measured as the Company’s contributions to the Savings Plan plus the additional amounts credited in the Pension Plan and the Restoration Plan. Figures for 2013 benefits are used as a fair estimate as actual figures for 2014 are not yet known.

• For Mr. Ralls the value of RSUs is $3,000,000, and for Dr. Burke is $1,800,000 (being 50% of the total target long-term incentive value of 450% of salary.

On-target

Based on what the Executive Director would receive if performance was on-target:

•    Short term incentives consist of the AIP payout at target set by the Committee for the 2014 fiscal year

¡     Ralls: 100% of base salary

¡     Burke: 100% of base salary

•    LTI consists of the 2014 values for Dr. Burke’s PUs with a target value of 50% of the 450% of salary target valued at $100 per unit.

Maximum

Based on the maximum remuneration receivable (excluding share price appreciation and dividends):

•    Short term incentives consist of the maximum AIP payout for the 2014 fiscal year:

¡     Payout at 200% of target

•    LTI assumes maximum performance achieved for the 2014 fiscal year for Dr. Burke’s PUs at $200 per unit.

2.5 Consideration of employment conditions elsewhere in the group

In accordance with prevailing commercial practice, the Committee evaluates the compensation and conditions of employees of the Company group in determining the compensation policy and the compensation payable to the Executive Directors. Each year the Committee approves the overall AIP percentage payout and material changes to employee benefit plans. Consistent with practice in the industry in which the Company operates, it is not the Company’s policy to consult with staff on the pay of its directors.

2.6 Consideration of shareholders’ views

As described further at page 49 of CD&A, each year the Committee takes into account the results of the shareholder vote on compensation related matters when making future compensation decisions.

3. Implementation Section – Not Audited

The following section explains how the Company implemented its remuneration policy in 2013.

3.1 Compensation Committee

In 2013, the Committee was composed of five independent Board members: Messrs. Hix (Chair), Hearne, Lentz and Quicke, and Ms.Nimocks. The Committee Chair, with input from the other Committee members, directs the agenda for each Committee meeting and seeks input from management and the Committee’s independent compensation consultants.

Further details regarding the Committee can be found beginning at page 20 and 21 of the proxy statement.

Details of the Committee’s process for making compensation determinations, including the advice provided by management and external compensation consultants is set out beginning at pages 48 and 49 of CD&A. As stated in CD&A, the external compensation consultants to the Committee were appointed by the Committee. Frederic W. Cook & Co, Inc. (formerly Cogent Partners) was selected based on the recommendation of the Company’s Chief Administrative Officer and after being interviewed by the Committee. FIT Remuneration Consultants LLP was selected by the Committee based on the recommendation of Frederic W. Cook & Co, Inc. and after being interviewed by management and Committee members. The Committee has determined that both consulting firms are independent. The compensation consultants provide no other services to the Company and accordingly are considered independent by the Committee and to provide independent and objective advice.

Fees paid to the Committee’s external compensation consultants in fiscal year 2013 were approximately $182,200 to Frederic W. Cook & Co, Inc. and approximately $79,500 to its U.K. associated firm FIT Remuneration Consultants LLP, such fees being charged on the firms’ standard terms of business for advice provided.

3.2 Shareholder Voting on Remuneration Matters

The last annual general meeting of shareholders of the Company was held on April 26, 2013.

The voting results were as follows:

•	The Company’s U.K. statutory directors’ remuneration report for fiscal year 2012 was approved by a non-binding vote of a substantial majority of the votes cast:

	For	Against	Abstain
Total Shares Voted	82,213,332	1,819,375	92,993
% of Voted	97.83%	2.17%

•	The Company’s executive compensation for 2012 was approved by a non-binding vote of a substantial majority of the votes cast:

	For	Against	Abstain
Total Shares Voted	80,698,586	1,923,367	1,503,747
% of Voted	97.67%	2.33%

•	The Company’s 2013 incentive plan was approved by a substantial majority of the votes cast:

	For	Against	Abstain
Total Shares Voted	81,550,439	2,512,043	63,218
% of Voted	97.01%	2.99%

3.3 Performance Graph and Table

The graph below presents the relative investment performance of the Company’s shares to the S&P 500 Index for the period from the incorporation of the Company as a U.K. company on May 4, 2012. In the opinion of the Board, the S&P 500 is an appropriate broad index against which the TSR of the Company should be measured for the purposes of U.K. requirements.

The following table sets out for the CEO:

•	the total remuneration as seen in the single figure table;

•	the bonus paid as a percentage of the maximum opportunity; and

•	the value of the long-term incentives that have met their performance condition against the maximum possible level which could have been earned in that period (unlike equivalent U.S. disclosures, the U.K. legislation assesses this when the performance condition is measured rather than when it subsequently vests – a proportion of each PU is measured against the TSR annually but the awards only vest on the third anniversary of grant).

		Single figure of total remuneration ($,000)(a)	Annual bonus as a % of maximum	Performance units meeting the performance condition in the year as a % of maximum
2013	Ralls	$5,275	62%	41.5%
2012 (a)	Ralls	$4,940	52%	0%

(a)	The Company redomesticated to the U.K. on May 4, 2012. The above figures show information for all of fiscal year 2012.

3.4 Percentage Change in pay of Chairman and Chief Executive Officer Fiscal 2012 to Fiscal 2013

The U.K. legislation requires us to disclose the percentage change in the prescribed pay elements of the CEO between 2012 and 2013, which was 15.6%. In the same period, the average percentage change in the prescribed pay elements for all U.S. onshore staff at professional level and above was 6.3%. This figure is not calculated on a matched sample basis so it is impacted by recruitments (and departures) in the year. The prescribed pay elements are:

•	Base salary

•	Benefits (which have been calculated in as similar a manner to the calculations for section 4.1 as was practical)

•	Annual bonus

U.S. onshore professional staff were selected for the purposes of this comparison given the geographic and functional diversity of staff within a company with global operations in a highly competitive global offshore drilling market, where for many staff the annual pay outcomes are impacted by the global price of oil.

3.5 Relative importance of spend on pay

The U.K. legislation includes an obligation to show the annual change in spending on certain specified items. The following table includes the statutory items which show the year on year change in dividends, share repurchases and the total cost of compensation (for all employees) across the group. Over the period, no dividends were paid and there were no share repurchases. The compensation and related employee costs figures for 2013 and 2012 include actual fixed and bonus costs (using a similar basis for health costs as the other aspects of this Report) together with an estimate of long-term incentives on an expected value basis.

3.6 Statement of implementation of policy in the following financial year

The parts of the policy table in Section 2.1 above which explain the implementation of the policy for the coming financial year are incorporated into Section 3 (Implementation Section—Not Audited) by reference.

4. Implementation Section – Audited

4.1 Single figure table

	Salary		Benefits (a)		Annual Bonus (b)		RSUs (c)		SARs (d)		PUs (e)		Pension (f)		Total
$‘000	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012
Ralls	$950	$950	$28	$16	$1,281	$988	$2,074	$2,836	$161	$0	$569	$0	$213	$150	$5,276	$4,940

(a)	Benefits for Mr. Ralls include the following:

Year	Health Benefits(1)	Other Benefits (2)	Total ($)
2013	$17,648	$10,308	$27,956
2012	$14,573	$1,903	$16,476

(1)	Reflects Company’s portion of projected average medical costs plus actual premiums for other health and welfare benefits such dental, vision, life and AD&D insurance, short term and long-term disability benefits. All U.S. employees of the Company are entitled to participate in the same benefit programs.

(2)	Reflects estimated benefits taxable in the U.K. principally related to the preparation of a UK tax return (plus tax gross-up on the cost of the return) and hotel accommodations in the U.K. for trips related to board meetings

(b)	Details of the performance measures and targets applicable to the AIP bonus for 2013 are set out at section 2.1 above.

(c)	RSU figures are the value of the awards made in the corresponding fiscal year using the average closing price per share over the last 3 months of the year of grant. For 2012 and 2013, the average closing price per share for the last 3 months of each corresponding year was $32.27 and $35.71, respectively. The RSUs do not have performance measures for the reasons outlined in the “LTIP” section of the policy table for Executive Directors in section 2.1 of this Report.

(d)	SAR figures reflect the change, for awards granted in the corresponding fiscal year, between the 3 month average closing share price at the end of the fiscal year and the exercise price of the SARs, multiplied by the number of SARs held. For 2012, the exercise price of SARs was $35.47 and the 3 month average closing pricing per share to December 31, 2012 was $32.27, resulting in the $0 figure in the table. For 2013, the exercise price of SARs was $34.35 and the 3 month average closing price per share to December 31, 2013 was $35.71. The SARs do not have performance measures for the reasons outlined in the “LTIP” section of the policy table for Executive Directors in section 2.1 of this Report.

(e)	The PUs did not bank any amounts for the one-year performance period ending December 31, 2012. For the one-year performance period ended December 31, 2013, $20.74 per PU was banked for each of the 2012 and 2013 PUs. The amount represents the total amount banked on Mr. Ralls’ 2012 and 2013 PUs. Details of the performance measures and targets applicable to vesting of the PU awards is set out in section 2.1 of this Report. Further details of the calculation are set out in the section headed ‘Performance Unit Grants’ on page 42 and 43 of CD&A.

(f)	Pension amounts reflect the matching contributions made by the Company to the Savings Plan plus the additional amounts credited in the Pension Plan and the Restoration Plan as follows. Mr. Ralls is the only director who participates in the Company’s pension plans. See page 57 and 58 of the proxy statement for details of the Company’s pension plans.

Year	Savings Plan	Pension Plan	Restoration Plan	Total ($)
2013	$15,300	$12,750	$185,130	$213,180
2012	$15,000	$12,500	$122,980	$150,480

The aggregate emoluments (being salary/fees) plus benefits and bonuses of all directors during fiscal 2013 was $3.264 million.

4.2 Non-Executive Director 2013 remuneration

Non-Executive Directors receive annual fees in lieu of a base salary. As non-employees of the Company and in accordance with Non-Executive Director compensation practices in the U.S., Non-Executive Directors are not eligible to receive an annual bonus or other benefits, including participation in the Company’s pension plans.

	Fees ($) (a)		Benefits ($) (b)		RSUs ($) (c)		Total
$‘000	2013	2012	2013	2012	2013	2012	2013	2012
Croyle (d)	38.3	72.5	3.9	2.2	—	190.8	42.2	265.5

Fox	95.0	87.5	13.2	1.5	224.3	190.8	332.5	279.8

Hearne	90.0	82.5	2.8	—	224.3	190.8	317.1	273.3

Hix	95.0	87.5	9.1	1.6	224.3	190.8	328.4	279.9

Lentz	230.0	222.5	9.7	2.0	224.3	190.8	464.0	415.3

Moynihan	90.0	82.5	6.5	—	224.3	190.8	320.8	273.3

Nimocks	80.0	72.5	9.0	2.4	224.3	190.8	313.3	265.7

Peacock	80.0	76.3	12.3	1.4	224.3	190.8	316.6	268.5

Quicke	80.0	72.5	8.2	1.8	224.3	190.8	312.5	265.1

Sandvold (e)	46.8	—	5.1	—	221.8	—	273.7	—

(a)	Reflects fees earned with respect to Board service in 2013 and 2012, respectively, regardless of when paid.

(b)	Non-Executive Directors are not eligible for Company benefits or pensions. Reflects estimated U.K. taxable benefits principally related to hotel accommodations in the U.K. for trips related to board meetings, preparation of U.K tax returns (plus tax gross-up on the cost of the return) for non-U.K. resident directors and gross up amounts on certain benefits such as Board dinners and transportation for U.K. resident directors.

(c)	The value of RSUs shown for 2012 and 2013 represent the annual RSU grant made to Non-Executive Directors in 2012 and 2013 based upon the number of RSUs awarded in each year and the average closing price per share for the last 3 months of the corresponding year. The average closing price per share for the last 3 months of 2012 and 2013 was $32.27 and $35.71, respectively. No dividends were paid in 2012 or 2013. The RSUs do not have performance measures for the reasons outlined in the “Equity Awards” section of the policy table for Non-Executive Directors in section 2.1 of this Report.

(d)	Mr. Croyle retired from the Board effective May 31, 2013 and did not receive an annual RSU award in 2013. No payments were made to Mr. Croyle to compensate for his loss of office upon his retirement, other than a charitable donation of $10,000 in his honor to a non-profit entity which Mr Croyle nominated and which was reviewed and approved by the Company’s Charitable Contributions Committee.

(e)	Mr. Sandvold was appointed to the Board on May 31, 2013. His fees reflect the retainer earned for his Board service from May 31, 2013 through the end of the year and his share awards reflect an initial sign on grant of RSUs and a prorated annual grant, valued using the average closing price per share of $35.71 for the last 3 months of 2013.

4.3 Long-term incentive awards made to directors in Fiscal Year 2013

Long term incentive awards made to directors in Fiscal Year 2013

Director	Grant Date	Plan (a)	Number of shares	Face value (b) $	Threshold vesting level %	Vesting level % at maximum performance	Anticipated vesting date (c)
Ralls	3/6/2013	RSU	58,080	1,995,048	N/A	100%	3/6/2016
	3/6/2013	SAR	118,206	4,060,376	N/A	100%	3/6/2016
	3/6/2013	PU	N/A	1,496,400	33%	200%	3/6/2016
Croyle (d)	—	—	—	—	N/A	N/A	N/A
Fox	4/26/2013	RSU	6,281	199,987	N/A	100%	4/25/2014
Hearne	4/26/2013	RSU	6,281	199,987	N/A	100%	4/25/2014
Hix	4/26/2013	RSU	6,281	199,987	N/A	100%	4/25/2014
Lentz	4/26/2013	RSU	6,281	199,987	N/A	100%	4/25/2014
Moynihan	4/26/2013	RSU	6,281	199,987	N/A	100%	4/25/2014
Nimocks	4/26/2013	RSU	6,281	199,987	N/A	100%	4/25/2014
Peacock	4/26/2013	RSU	6,281	199,987	N/A	100%	4/25/2014
Quicke	4/26/2013	RSU	6,281	199,987	N/A	100%	4/25/2014
Sandvold (e)	5/31/2013	RSU	6,212	208,288	N/A	100%	4/25/2014

(a)	The terms of RSUs, SARs and PUs awarded to the CEO and the terms of RSUs awarded to Non-Executive Directors are summarized in the directors’ remuneration policy table above and in CD&A.

(b)	Face values for RSUs and SARs are calculated using the volume weighted average price per share at the relevant grant dates as follows: 3/6/2013—$34.35; 4/26/2013—$31.84 and 5/31/2013—$33.53. Consistent with the regulations, the face value of SARs is the value of the underlying shares rather than the likely gain so the notional exercise price on SARs is not deducted even though, from an economic perspective, the value of an option or SAR over a share is less than the full value of those shares. As reported in CD&A, the grant date fair value of Mr. Ralls’ SARs was approximately 40% of this figure, or $1,645,428. Mr. Ralls’ PUs granted in March 2013 are valued using the target value of $100 per unit (so the face value for the purposes of the U.K. regulations is the stated face value multiplied by the 200% maximum vesting percentage). The percentage vesting at threshold is impacted by interpolation so could range from 33% to just below 67%.The reference to 33% in the table is the lowest threshold amount before such interpolation.

(c)	Only PUs have pre-vest performance measures. These are cash based awards as described in the directors’ remuneration policy table above. The performance period is the 3 year period beginning January 1 of the year of the grant and ending December 31 prior to the third year of grant. Details of the performance measures and targets for the PUs granted in 2013 are contained in CD&A. RSUs and SARs granted to the CEO vest as to one-third on each of the first, second and third anniversaries of the grant date. For RSUs granted to Non-Executive Directors, the RSUs vest on the earlier of the first anniversary date of the grant or the date of the next annual meeting of shareholders (which is April 25, 2014). Settlement of RSUs (including dividend equivalents) granted to Non-Executive Directors occurs upon termination of the director’s service on the Board. At the election of the Committee, such settlement may be made in cash, shares or a combination.

(d)	Mr. Croyle retired from the Board on May 31, 2013 and did not receive an annual RSU grant during 2013. On his retirement, in accordance with the terms of the grant agreements, all of Mr. Croyle’s vested RSUs were settled in a combination of cash and shares (at the discretion of the Compensation Committee) for an aggregate value of $802,306 as of his retirement date.

(e)	Mr. Sandvold was appointed to the Board effective May 31, 2013 and received an initial sign-on grant of RSUs with a value of approximately $25,000 and a pro-rated portion of the 2013 annual RSU director grant.

4.4 Directors’ shareholding and share interests

Details of the Company’s stock ownership requirements for Executive Directors and Non-Executive Directors are summarized in the directors’ remuneration policy table and on page 45 of the proxy statement. As of December 31, 2013, the directors were either in compliance with the share ownership guidelines or within the applicable grace periods.

Within the proxy statement the following information is provided in respect of directors’ shareholdings and share interests as follows:

•	Total interests of directors in shares including scheme interests – see table of Security Ownership of Certain Beneficial Owners and Management on page 25 of the proxy statement. For Mr. Ralls, see also the table of Outstanding Equity Awards at December 31, 2013 and 2013 Option Exercises and Shares Vested beginning on page 56 of CD&A.

All of Mr. Ralls’ options became exercisable before the financial year 2013. 89,523 SARs held by Mr. Ralls became exercisable during 2013. The RSUs granted to Non-Executive Directors (as set out on page 24 of the proxy statement) on April 26, 2013 will vest on April 25, 2014 (including the RSUs granted to Sandvold on May 31, 2013). The RSUs granted to Non-Executive Directors on July 27, 2012 (as set out on page 17 of last year’s proxy statement) vested on April 26, 2013.

Signed on behalf of the Board of Directors by:

Thomas R. Hix

Chair of the Compensation Committee

ROWAN COMPANIES PLC MITRE HOUSE 160 ALDERSGATE STREET LONDON EC1A 4DD

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M66921-P47894-Z62460	KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ROWAN COMPANIES PLC

The Board of Directors recommends you vote FOR the binding resolutions in proposals 1 through 11 and FOR the non-binding advisory votes in proposals 12 and 13.	For	Against	Abstain

1. An ordinary resolution to elect Thomas P. Burke as a Class I Director for a term to expire at the annual general meeting of shareholders to be held in 2015.	☐	☐	☐				For	Against	Abstain
2. An ordinary resolution to elect William T. Fox III as a Class I Director for a term to expire at the annual general meeting of shareholders to be held in 2015.	☐	☐	☐	9.

An ordinary resolution to re-appoint Deloitte LLP as our U.K. statutory auditor under the U.K. Companies Act 2006 (to hold office until the conclusion of the next annual general meeting at which accounts are laid before the Company).

							☐	☐	☐
3. An ordinary resolution to elect Sir Graham Hearne as a Class I Director for a term to expire at the annual general meeting of shareholders to be held in 2015.	☐	☐	☐	10.	An ordinary resolution to authorize the Audit Committee to determine our U.K. statutory auditors’ remuneration.		☐	☐	☐
4. An ordinary resolution to elect Lord Moynihan as a Class II Director for a term to expire at the annual general meeting of shareholders to be held in 2015.	☐	☐	☐	11.	An ordinary resolution of a binding vote to approve Rowan Companies plc’s Directors’ Remuneration Policy (in accordance with requirements applicable to U.K. companies).		☐	☐	☐
5. An ordinary resolution to elect John J. Quicke as a Class II Director for a term to expire at the annual general meeting of shareholders to be held in 2015.	☐	☐	☐	12.

An ordinary resolution of a non-binding advisory vote to approve Rowan Companies plc’s U.K. statutory Implementation Report for the year ended December 31, 2013 (in accordance with requirements applicable to U.K. companies).

							☐	☐	☐
6. An ordinary resolution to elect W. Matt Ralls as a Class II Director for a term to expire at the annual general meeting of shareholders to be held in 2015.	☐	☐	☐	13.

An ordinary resolution of a non-binding advisory vote to approve Rowan Companies plc’s named executive officer compensation as reported in this proxy statement (in accordance with requirements applicable to companies subject to SEC reporting requirements under the Securities and Exchange Act of 1934, as amended).

							☐	☐	☐
7. An ordinary resolution to elect Tore I. Sandvold as a Class II Director for a term to expire at the annual general meeting of shareholders to be held in 2015.	☐	☐	☐
8. An ordinary resolution to ratify the Audit Committee’s appointment of Deloitte & Touche LLP as our U.S. independent registered public accounting firm for 2014.	☐	☐	☐

	Yes	No
Please indicate if you plan to attend this meeting in person.	☐	☐

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Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting

of Shareholders to be held on April 25, 2014:

The Notice and Proxy Statement (including the UK Directors’ Remuneration Report and form of proxy),

US Annual Report and UK Annual Accounts and Reports are available at www.proxyvote.com.

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M66922-P47894-Z62460
ROWAN COMPANIES PLC This proxy is solicited by the Board of Directors Annual General Meeting of Shareholders April 25, 2014

The shareholder(s) hereby appoint(s) W. Matt Ralls, Thomas P. Burke, J. Kevin Bartol and Melanie M. Trent, or any one of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Rowan Companies plc that the shareholder(s) is/are entitled to vote at the 2014 Annual General Meeting of Shareholders, and any adjournment or postponement thereof, and, in their discretion, on all other matters that may properly come before such meeting. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the 2014 Annual General Meeting of Shareholders or any adjournment or postponement thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREIN. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR EACH OF PROPOSALS 1 through 13. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

Your Board of Directors recommends a vote FOR the binding resolutions in proposals 1 through 11, and FOR the non-binding advisory votes in proposals 12 and 13.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side